Exhibit 10.1

Execution Version

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS

EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE

COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. THE

OMISSIONS HAVE BEEN INDICATED BY “[***].”

NOTE PURCHASE AGREEMENT AND GUARANTY

dated as of July 30, 2026

by and among

AUTOLUS THERAPEUTICS PLC,

as the Issuer

THE GUARANTORS FROM TIME TO TIME PARTY HERETO

as the Guarantors

THE NOTEHOLDERS FROM TIME TO TIME PARTY HERETO,

as the Noteholders; and

PERCEPTIVE CREDIT HOLDINGS V, LP

as the Administrative Agent

U.S. $250,000,000

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(continued)

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(continued)

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(continued)

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(continued)

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(continued)

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SCHEDULES AND EXHIBITS

Schedule A	-	Competitors
Schedule B	-	Permitted Licenses

Schedule 1	-	Commitments
Schedule 7.05(b)	-	Intellectual Property
Schedule 7.06(a)	-	Certain Litigation
Schedule 7.06(c)	-	Labor Matters
Schedule 7.08	-	Taxes
Schedule 7.12(a)	-	Subsidiaries of the Issuer
Schedule 7.12(b)	-	Other Equity Interests owned or held by the Issuer or its Subsidiaries
Schedule 7.13	-	Existing Indebtedness of the Issuer and each of its Subsidiaries
Schedule 7.14	-	Material Agreements of Obligors
Schedule 7.15	-	Restrictive Agreements
Schedule 7.16	-	Real Property Owned or Leased by the Issuer or any Subsidiary
Schedule 7.20	-	Transactions with Affiliates
Schedule 7.23	-	Deposit, Disbursement and Investment Accounts
Schedule 7.25	-	Royalty and Other Payments
Schedule 9.02	-	Closing Date Liens
Schedule 9.05	-	Closing Date Investments
Schedule 9.12(b)	-	Excluded Agreements
Schedule 9.13	-	Permitted Sales and Leasebacks

Exhibit A	-	Form of Notes Certificate
Exhibit B	-	Form of Notes Subscription Request
Exhibit C	-	Form of Guarantee Assumption Agreement
Exhibit D	-	Form of Compliance Certificate
Exhibit E	-	Form of Assignment and Assumption
Exhibit F	-	Form of Information Certificate
Exhibit G	-	Form of Intercompany Subordination Agreement
Exhibit H	-	Form of Solvency Certificate
Exhibit I	-	Form of Warrant Certificate
Exhibit J	-	Form of Liquidity Certificate

NOTE PURCHASE AGREEMENT AND GUARANTY

NOTE PURCHASE AGREEMENT AND GUARANTY, dated as of July 30, 2026 (this “Agreement”), by and among Autolus Therapeutics plc, a public limited company organized under the laws of England and Wales with registration number 11185179 (the “Issuer”), Autolus Holdings (UK) Limited, a private limited company organized under the laws of England and Wales with registration number 11365111 (“Intermediate Holdings”), Autolus Limited, a private limited company organized under the laws of England and Wales with registration number 09115837 (“Autolus Limited”), certain other Subsidiaries of the Issuer required to provide Guarantees from time to time hereunder, each noteholder from time to time party hereto (each, together with their permitted successors and assigns, a “Noteholder” and collectively, the “Noteholders”), and Perceptive Credit Holdings V, LP, as administrative agent for the Noteholders (in such capacity, together with its permitted successors and assigns, the “Administrative Agent”).

WITNESSETH:

WHEREAS, the Issuer has proposed to sell to the Noteholders, and subject to the terms and conditions herein, the Noteholders have agreed to purchase: (i) as of the Closing Date, first lien secured notes in the form of Tranche 1 Notes, in an aggregate principal amount not to exceed $75,000,000, (ii) first lien secured notes in the form of Tranche 2 Notes, in an aggregate principal amount not to exceed $25,000,000, (iii) first lien secured notes in the form of Tranche 3 Notes, in an aggregate principal amount not to exceed $75,000,000, and (iv) first lien secured notes in the form of Tranche 4 Notes, in an aggregate principal amount not to exceed $75,000,000; and

WHEREAS, the Issuer has agreed to secure all of its Obligations by granting to Administrative Agent, for the benefit of Secured Parties, a Lien on substantially all of its assets, including a pledge of all of the Equity Interests of each of its Subsidiaries; and

WHEREAS, the Guarantors have agreed to guarantee the obligations of the Issuer and each other Guarantor hereunder and to secure their respective Obligations by granting to Administrative Agent, for the benefit of Secured Parties, a Lien on all of their respective assets, including a pledge of all of the Equity Interests of each of their respective Subsidiaries.

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1

DEFINITIONS

1.01 Certain Defined Terms. As used herein (including the preamble and recitals), the following terms have the following respective meanings:

“Acquisition” means any transaction, or any series of related transactions, by which any Person directly or indirectly, by means of an amalgamation, consolidation, merger, tender offer, purchase of Equity Interests or other assets or properties, or similar transaction having the same effect as any of the foregoing, (a) acquires all or substantially all of the assets of another Person including all or substantially all of a business line, business unit or business division of any other Person (including via licensing and in-licensing), (b) acquires control of Equity Interests of another Person representing more than fifty percent (50%) of the ordinary voting power (as determined on a fully-diluted, as-if-converted or exercised basis) for the election of directors or other governing body if the business affairs of such Person are managed by a Board of directors, (c) acquires control of more than fifty percent (50%) of the Equity Interests (as determined on a fully-diluted, as-if-converted or exercised basis) of another Person engaged in any business that is not managed by a Board, or (d) a merger, amalgamation, division or consolidation or any other combination with another Person (including as a result of an exclusive license of assets or otherwise).

“Administrative Agent” has the meaning set forth in the preamble hereto.

“Adverse Regulatory Event” means the occurrence of any of the following events or circumstances:

(a) the failure of the Issuer or any of its Subsidiaries to hold, directly or through licensees or agents, in full force and effect, all Product Authorizations required by applicable Law for the Issuer or any Subsidiary to conduct its Product Commercialization and Development Activities as currently conducted and as currently anticipated to be conducted;

(b) the failure of the Issuer or any of its Subsidiaries to make or file with the FDA or any other applicable Regulatory Authority having regulatory oversight with respect to the Product Commercialization and Development Activities of the Issuer and its Subsidiaries, in compliance with such applicable Law, any required report, registration, listing, application, or similar document, instrument or notice;

(c) in connection with any clinical, preclinical, safety or other studies or tests being conducted by (or on behalf of) the Issuer or any of its Subsidiaries for purposes of obtaining any Product Authorizations for any Product or any Product Commercialization and Development Activities, (i) the failure of any clinical, pre-clinical, safety or other required trial, study or test to be conducted in material compliance with any applicable Law or Product Authorization; (ii) the failure of any related clinical trial site to be monitored by the Issuer or any of its Subsidiaries in material compliance with all applicable Laws and Product Authorizations; or (iii) the receipt by the Issuer or any of its Subsidiaries of written notice from the FDA or any other Regulatory Authority or an institutional review board having regulatory oversight of the Issuer or any of its Subsidiaries, which notice requires the termination or suspension of any such clinical, preclinical, safety or other study or test (other than where the termination or suspension of such study is voluntarily initiated by the Issuer or any of its Subsidiaries and such study is reasonably expected to resume or an amended protocol is agreed with the relevant Regulatory Authority);

(d) the Issuer or any of its Subsidiaries or, to the knowledge of the Issuer, any agent, supplier, licensor or licensee of the Issuer or any of its Subsidiaries, receives from the FDA or any other Regulatory Authority having regulatory oversight of the Issuer or any of its Subsidiaries any warning letter or other written notice (other than routine inspection findings, pharmacovigilance queries, information requests, or preliminary or informal regulatory communications) with respect to any Product or any Product Commercialization and Development Activities asserting (i) that such Person lacks a Product Authorization required by applicable Law with respect to such Product or Product

Commercialization and Development Activities, (ii) a lack of compliance by such Person with any applicable Laws or Product Authorizations (or any similar order, injunction or decree) or (iii) that the FDA or such other Regulatory Authority, as the case may be, has commenced any regulatory action, investigation or inquiry (other than routine or periodic inspections or reviews, including any scheduled annual review, renewal assessment, or periodic safety update process under the Product Authorizations) with respect to any Product or any Product Commercialization and Development Activities; or

(e) with respect to any Product or Product Commercialization and Development Activities, (i) any product recall, safety alert, correction, withdrawal, marketing suspension or removal, or any closure or suspension of any related manufacturing “facility or operation occurs, in each case whether voluntary or involuntary, is mandated, conducted, undertaken or issued, as the case may be, at the request, demand or order of the FDA or any other any Regulatory Authority having regulatory oversight of the Issuer or any of its Subsidiaries, or through the voluntary action of the Issuer or any of its Subsidiaries in response to any such request, demand or order, (ii) the FDA or any other Regulatory Authority having regulatory oversight of the Issuer or any of its Subsidiaries commences any criminal, injunctive, seizure, detention or civil penalty action or (iii) the Issuer or any of its Subsidiaries enters into any consent decree, plea agreement or other settlement with the FDA any Regulatory Authority having regulatory oversight of the Issuer or any of its Subsidiaries with respect to any of the foregoing.

“Affected Financial Institution” means (a) any EEA Financial Institution, or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that with respect to any Noteholder, an Affiliate of such Noteholder shall include, without limitation, all of such Noteholder’s Related Funds so long as such entities are Controlled by such Noteholder.

“Agreement” has the meaning set forth in the preamble hereto.

“American Depositary Shares” means the Issuer’s American depositary shares listed on NASDAQ, each representing one ordinary share, nominal value of $0.000042 per share.

“Anti-Terrorism Laws” means any laws relating to terrorism or money laundering, including, (a) the Money Laundering Control Act of 1986 (e.g., 18 U.S.C. §§ 1956 and 1957), (b) the Bank Secrecy Act of 1970 (e.g., 31 U.S.C. §§ 5311 – 5330), as amended by the Patriot Act, (c) the laws, regulations and Executive Orders administered by OFAC, (d) the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010 and implementing regulations by the United States Department of the Treasury, (e) any law prohibiting or directed against terrorist activities or the financing of terrorist activities (e.g., 18 U.S.C. §§ 2339A and 2339B), (f) the UK Terrorism Act 2000, (g) the UK Proceeds of Crime Act 2002, or (h) any similar laws enacted in the United States, the United Kingdom, the European Union, or any other jurisdictions in which the parties to this agreement operate, and all other present and future legal requirements of any Governmental Authority governing, addressing, relating to, or attempting to eliminate, terrorist acts and acts of war.

“Applicable Margin” means, in each case as such percentage may be increased pursuant to Section 3.02(b):

(a) from the Closing Date to the last day of the Interest Period during which the Issuer delivers a written notice (such notice to be delivered in the Compliance Certificate for such fiscal quarter as set forth in Section 8.01(c) or by separate notice to be delivered at least 5 Business Days prior to the expiration of any Interest Period) to the Administrative Agent certifying achievement of Consolidated Net Revenue of at least $[***] for the most recently ended trailing twelve (12) consecutive month period (the date of achievement of such milestone, the “First Interest Step Down Date”), and referencing copies of the financial statements delivered pursuant to Section 8.01(a)(i) or (b) or attaching such other evidence reasonably acceptable to the Administrative Agent, in each case supporting such calculation), seven and one-quarter percent (7.25%);

(b) from the first day of the Interest Period beginning immediately after the First Interest Step Down Date to the last day of the Interest Period during which the Issuer delivers a written notice (such notice to be delivered in the Compliance Certificate for such fiscal quarter as set forth in Section 8.01(c) or by separate notice to be delivered at least 5 Business Days prior to the expiration of any Interest Period) to the Administrative Agent certifying achievement of Consolidated Net Revenue of at least $[***] for the most recently ended trailing twelve (12) consecutive month period (the date of achievement of such milestone, the “Second Interest Step Down Date”), and referencing copies of the financial statements delivered pursuant to Section 8.01(a)(i) or (b) or attaching such other evidence reasonably acceptable to the Administrative Agent, in each case supporting such calculation), seven percent (7.00%); and

(c) from the first day of the Interest Period beginning immediately after the Second Interest Step Down Date and thereafter, six and three-quarters percent (6.75%).

“Asset Sale” has the meaning set forth in Section 9.09.

“Assignment and Assumption” means an assignment and assumption entered into by a Noteholder and an assignee of such Noteholder in substantially the form of Exhibit E.

“Auditors’ Determination” has the meaning set forth in Section 13.10.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, certificate or registration.

“Autolus Limited” has the meaning set forth in the preamble hereto.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Levy” means any Tax which is calculated on the basis of, or in relation to, a Recipient or its Affiliates’ balance sheet or capital base or any part of that person’s liabilities or minimum regulatory capital (or any combination thereof).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy.”

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which any Obligor or Subsidiary thereof incurs or otherwise has any obligation or liability, contingent or otherwise.

“BioNTech License Agreement” means that certain License and Option Agreement, dated as of February 6, 2024, by and among Autolus Limited, Intermediate Holdings, and BioNTech SE, as in effect on the date hereof and as amended, amended and restated, supplemented and otherwise modified in compliance with Section 9.12.

“Blackstone Collaboration Agreement” means that certain Collaboration and Financing Agreement, made effective as of November 6, 2021, by and between BXLS V – Autobahn L.P., a Delaware limited partnership and Autolus Limited as in effect on the date hereof and as amended, amended and restated, supplemented and otherwise modified in compliance with Section 9.12.

“Board” means, with respect to any Person, the board of directors (or equivalent management or oversight body) of such Person or any committee thereof duly authorized to act on behalf of such board or equivalent body.

“Business Day” means a day (other than a Saturday, Sunday or other day that is a legal holiday under the laws of the State of New York, or under the laws of England) on which commercial banks are not authorized or required by Law to close in New York, New York and in London, England.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof without giving effect to any change in accounting for leases pursuant to GAAP, including, without limitation, resulting from changes to (a) Accounting Standards Codification Topic 840, Leases, or the implementation of (b) Accounting Standards Codification Topic 842, Leases).

“Casualty Event” means the damage, destruction or condemnation, as the case may be, of any property of any Person.

“Certificate of Title” means a certificate of or report on title in respect of any Material Real Property or Future Acquired Material Real Property (as applicable) which is held freehold or commonhold (or, in the case of any such property located outside of England and Wales, held on the jurisdictional equivalent basis), prepared by the relevant Obligor’s solicitors and addressed to, and capable of being relied upon by, the Secured Parties and supplied to the Administrative Agent.

“Change of Control” means (a) any person or group of persons acting in concert gains direct or indirect control of the Issuer, (b) the Issuer shall cease to own, directly or indirectly, beneficially and of record, one hundred percent (100%) of the issued and outstanding Equity Interests of each of the Subsidiaries, (c) Intermediate Holdings shall cease to own, directly or indirectly, beneficially and of record, one hundred percent (100%) of the issued and outstanding Equity Interests of each of the other Subsidiaries, or (d) the sale of all or substantially all of the property of the business of the Issuer and its Subsidiaries, taken as a whole.

For the purposes of clause (a) of this definition only, “control” of the Issuer means (i) the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to (x) cast, or control the casting of, more than fifty percent (50%) of the maximum number of votes that might be cast at a general meeting of the Issuer; (y) appoint or remove all, or the majority, of the directors or other equivalent officers of the Issuer; or (z) give directions with respect to the operating and financial policies of the Issuer with which the directors or other equivalent officers of the Issuer are obliged to comply; or (ii) the holding beneficially of more than fifty percent (50%) of the issued share capital of the Issuer (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital); and “acting in concert” means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition of shares in the Issuer by any of them, either directly or indirectly, to obtain or consolidate control of the Issuer.

“Claim” means any claim, demand, complaint, grievance, action, application, suit, cause of action, order, charge, indictment, prosecution, final judgment or other similar process, assessment or reassessment, whether made, converted or assessed in connection with a debt, liability, dispute, breach, failure or otherwise.

“Closing Date” means July 30, 2026.

“Code” means the U.S. Internal Revenue Code of 1986.

“Collateral” means all assets or property of the Obligors, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document, but in any event excluding Excluded Assets (as defined in the Security Agreement).

“Commitment” means, as the context may require, any of the Tranche 1 Commitments, Tranche 2 Commitments, Tranche 3 Commitments, or the Tranche 4 Commitments, and “Commitments” means, collectively, any combination of the foregoing as the case may be.

“Commodity Account” means any commodity account, as such term is defined in Section 9-102 of the NY UCC.

“Competitor” means any Person that is (a) listed as a competitor in the Issuer’s most recent public filings made with the SEC as may be supplemented from time to time with the SEC or (b) listed on Schedule A.

“Compliance Certificate” has the meaning set forth in Section 8.01(c).

“Conforming Changes” means, with respect to either the use or administration of One-Month Term SOFR, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), with respect to the timing and frequency of determining rates and making payments of interest, the timing of subscription requests or redemptions, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.02(e) and other technical, administrative or operational matters) that the Administrative Agent reasonably decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Notes Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Net Revenue” means, for any period, without duplication, consolidated net revenue recorded in accordance with GAAP related to product sales (for the avoidance of doubt, including any royalties based on net sales, but excluding lump-sum upfront payments under license agreements and milestone payments).

“Contingent Acquisition Obligations” has the meaning set forth in clause (e) of the definition of “Indebtedness”.

“Contract” means any contract, license, lease, agreement, undertaking, document, indenture, instrument, or other commitment under which a Person has, or will have, any liability or contingent liability (in each case, whether written or oral, express or implied, and whether in respect of monetary, payment, or performance obligations).

“Contribution Notice” means a contribution notice issued by the Pensions Regulator under section 38 (inclusive of sections 38A to 38F) or section 47 of the UK Pensions Act 2004.

“Control” means (for the avoidance of doubt other than with respect to clause (a) of the definition of Change of Control), in respect of a particular Person, the possession, by one or more other Persons, directly or indirectly, of the power to direct or cause the direction of the management or policies of such particular Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” (and similar derivatives) have meanings correlative thereto.

“Controlled Account” has the meaning set forth in Section 8.16(a).

“Copyright” means all copyrights, copyright registrations and applications for copyright registrations, including all renewals and extensions thereof, all rights to recover for past, present or future infringements thereof, and all other rights whatsoever accruing thereunder or pertaining thereto.

“CPS” means the Crown Prosecution Service (or any successor or replacement body from time to time).

“Criminal Pension Powers” means the powers of the Pensions Regulator and the CPS to investigate and/ or bring criminal prosecutions and take related actions under Part 1 of the UK Pensions Act 2004.

“Data Protection Laws” means any applicable Requirements of Law relating to privacy, data security, the Processing of Personal Information, data breach notification, website and mobile application privacy policies, wiretapping, the interception of electronic communications, the tracking or monitoring of online activity to the extent involving Personal Information, data- or web-scraping of Personal Information, advertising or marketing using Personal Information.

“Data Protection Requirements” means all applicable: (i) Data Protection Laws, (ii) Privacy Policies; and (iii) terms of any agreements to which Issuer or any of its Subsidiaries is bound relating to such party’s Processing of Personal Information.

“Default” means any Event of Default and any event that, upon the giving of notice, the lapse of time or both, would constitute an Event of Default.

“Default Rate” has the meaning set forth in Section 3.02(b).

“Deposit Account” means any deposit account, as such term is defined in Section 9-102 of the NY UCC.

“Designated Jurisdiction” means any country or territory that is itself the target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic).

“Disqualified Equity Interests” means, with respect to any Person, any Equity Interest of such Person that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable upon exercise or otherwise), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests and cash in lieu of fractional shares), including pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and cash in lieu of fractional shares), in whole or in part, (c) provides for the scheduled payments of dividends or other distributions in cash or other securities that would constitute Disqualified Equity Interests, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in the case of each of clauses (a) through (d), (i) prior to the date that is ninety-one (91) days after the scheduled Maturity Date at the time of the issuance of such Equity Interests and (ii) except as a result of a change in control or asset sale so long as any right of the holders thereof upon the occurrence of a change in control or asset sale event shall be subject to the occurrence of the redemption of all of the outstanding principal amount of the Notes and payment of all other Obligations that are accrued and payable and the termination or expiration of the Commitments; provided that, if such Equity Interests are issued pursuant to any plan for the benefit of directors, officers, employees or consultants of such Person or by any such plan to such directors, officers, employees or consultants, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by such Person upon the death, disability, retirement or termination of employment or service of such director, officer, employee or consultant.

“Disqualified Institution” means (a) those Persons that are Competitors, (b) those Persons separately identified by name by the Issuer to the Administrative Agent in writing on or before the Closing Date, or (c) in the case of clauses (a) or (b), any of their respective Affiliates (other than Affiliates that are bona fide debt funds engaged in, or that advise funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, notes, bonds or similar extensions of credit or securities in the ordinary course of its business except such funds that primarily invest in distressed debt or other distressed financial assets) that are (i) clearly identifiable as Affiliates solely on the basis of their name (provided that the Administrative Agent shall not have any obligation to carry out due diligence in order to identify such Affiliates) or (ii) identified by name by the Issuer to the Administrative Agent in writing from time to time; provided that the foregoing shall not apply retroactively to disqualify any Person that previously acquired an assignment or participation interest to the extent such Person was not a Disqualified Institution at the time of the applicable assignment or participation, as the case may be.

“Dollars” and “$” means lawful money of the United States of America.

“Early Redemption Date” has the meaning set forth in Section 3.03(a)(i).

“Early Redemption Fee” means, with respect to any redemption of all or any portion of the outstanding principal amount of the Notes on any Early Redemption Date, whether pursuant to clause (a) or (b) of Section 3.03 or otherwise, occurring (i) at any time on or prior to the first anniversary of the Closing Date, an amount equal to eight percent (8.00%) of the aggregate outstanding principal amount of the Notes being redeemed; (ii) at any time after the first anniversary of the Closing Date and on or prior to the second anniversary of the Closing Date, an amount equal to six percent (6.00%) of the aggregate outstanding principal amount of the Notes being redeemed; (iii) at any time after the second anniversary of the Closing Date and on or prior to the third anniversary of the Closing Date, an amount equal to three percent (3.00%) of the aggregate outstanding principal amount of the Notes being redeemed; (iv) at any time after the third anniversary of the Closing Date and on or prior to the fourth anniversary of the Closing Date, an amount equal to two percent (2.00%) of the aggregate outstanding principal amount of the Notes being redeemed; and (v) thereafter, one percent (1.00%) of the aggregate outstanding principal amount of the Notes being redeemed.

“Early Redemption Price” has the meaning set forth in Section 3.03(a)(i).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Transferee” means and includes (a) any commercial bank, (b) any insurance company, (c) any finance company, (d) any financial institution, (e) any investment fund that primarily invests in non-distressed loans, notes or other obligations for borrowed money, (f) with respect to any Noteholder, any of its Affiliates, and (g) any other “accredited investor” (as defined in Regulation D of the Securities Act) that is principally in the business of managing investments or holding assets for investment purposes; provided that, in each case, “Eligible Transferee” shall not include any Disqualified Institution.

“Enforcement Notice” has the meaning set forth in Section 13.10.

“English Guarantors” means Intermediate Holdings and Autolus Limited.

“English Law Security Agreement” means the English law governed security agreement dated on or about the date of this Agreement and made among the English Obligors as chargors and the Administrative Agent as security trustee.

“English Legal Reservations” means, solely in respect of the English Guarantors:

(a) the principle that equitable remedies may be granted or refused at the discretion of a court, where applicable, the principles of reasonableness and fairness in relation to the exercising of rights and discretions, and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b) the time barring of claims under the UK Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(c) the principle that any provision for the payment of compensation or additional interest which is not a genuine pre-estimate of loss may be unenforceable on the grounds that it is a penalty and thus void;

(d) the principle that an English court may refuse to give effect to a provision dealing with the cost of litigation brought before any court where the litigation is unsuccessful or the court itself has made an order for costs;

(e) the principle that in certain circumstances security granted by way of fixed charge may be characterised as a floating charge or that security purported to be constituted by an assignment may be recharacterised as a charge;

(f) any consequences of granting security in relation to a lease or other agreement which prohibits the granting of security over it or requires the consent of a landlord or other third party to such security;

(g) any flaw in the legality or enforceability of any security under a Note Document which is governed by the laws of the jurisdiction of organisation of the company granting such Security insofar as such Security is granted over the shares in a company incorporated, formed or organized in a different jurisdiction under the laws of that company’s jurisdiction of incorporation;

(h) similar principles, rights and defences under the laws of any applicable jurisdiction;

(i) any other matters which are set out as qualifications or reservations as to matters of law of general application in the legal opinions referred to in Section 6.01(m); and

(j) the principles of private and procedural laws of the applicable jurisdiction which affect the recognition and enforcement of a foreign court judgment.

“English Obligor” means any Obligor incorporated in England and Wales.

“Environmental Law” means any Law or Governmental Approval relating to pollution or protection of the environment or the treatment, storage, disposal, release, threatened release or handling of hazardous materials, and all local laws and regulations, whether U.S. or non-U.S., related to environmental matters and any specific agreements entered into with any competent authorities which include commitments related to environmental matters.

“Equity Interests” means, with respect to any Person (for purposes of this defined term, an “issuer”), all shares of, interests or participations in, or other equivalents in respect of such issuer’s capital stock, including all membership interests, partnership interests or equivalent, and all debt or other securities (including warrants, options and similar rights) directly or indirectly exchangeable, exercisable or otherwise convertible into, such issuer’s capital stock, whether now outstanding or issued after the Closing Date, and in each case, however classified or designated and whether voting or non-voting.

“Equivalent Amount” means, with respect to an amount denominated in a single currency, the amount in another currency that could be purchased by the amount in the former currency determined by reference to the Exchange Rate at the time of determination.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, collectively, any Obligor, the Issuer, any Subsidiary thereof, and any Person under common control, or treated as a single employer, with any Obligor, the Issuer, or Subsidiary thereof, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) a reportable event as defined in Section 4043 of ERISA with respect to a Title IV Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event; (b) a withdrawal by any Obligor or any ERISA Affiliate thereof from a Title IV Plan or the termination of any Title IV Plan resulting in liability under Sections 4063 or 4064 of ERISA; (c) the complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) of any Obligor or any ERISA Affiliate thereof from any Multiemployer Plan, or the receipt by any Obligor or any ERISA Affiliate thereof of notice from any Multiemployer Plan that it is insolvent pursuant to Section 4245 of ERISA; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Title IV Plan or Multiemployer Plan; (e) the imposition of liability on any Obligor or any ERISA Affiliate thereof pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (f) the failure by any Obligor or any ERISA Affiliate thereof to make any required contribution to a Multiemployer Plan, or the failure to meet the minimum funding standard of Section 412 or 430 of the Code or Section 302 or 303 of ERISA with respect to any Title IV Plan (whether or not waived) or the failure to make by its due date a required installment under Section 430 of the Code or Section 303 of ERISA with respect to any Title IV Plan or the failure to make any required contribution to a Multiemployer Plan; (g) the determination that any Title IV Plan is considered an at-risk plan or a plan in endangered to critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (h) an event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan; (i) the imposition of any liability under Title I or Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or any ERISA Affiliate thereof; (j) an application for a funding waiver under Section 303 of ERISA or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Title IV Plan; (k) the occurrence of a non-exempt prohibited transaction under Sections 406 or 407 of ERISA for which any Obligor or any Subsidiary thereof may be directly or indirectly liable; (l) receipt from the IRS of notice of the failure of any Qualified Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Qualified Plan to fail to qualify for exemption from taxation under Section 501(a) of the Code; (m) the imposition of any Lien (or the fulfillment of the conditions for the imposition of any Lien) on any of the rights, properties or assets of any Obligor or any ERISA Affiliate thereof, in either case pursuant to Title I or Title IV of ERISA, including Section 302(f) or 303(k) of ERISA or to Section 401(a)(29) or 430(k) of the Code; or (n) any Foreign Benefit Event.

“ERISA Funding Rules” means the rules regarding minimum required contributions (including any installment payment thereof) to Title IV Plans, as set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EUIPO” has the meaning set forth in Section 7.03.

“Event of Default” has the meaning set forth in Section 11.01.

“Exchange” means The International Stock Exchange (TISE).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Rate” means, as of any date of determination, the rate at which any currency may be exchanged into another currency, as set forth on the relevant Reuters screen at or about 11:00 a.m. (New York City time) on such date. In the event that such rate does not appear on the Reuters screen, the “Exchange Rate” shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably agreed upon by the Issuer and the Administrative Agent (each acting in good faith) or, in the absence of such agreement within two (2) Business Days, such Exchange Rate shall instead be reasonably designated by the Administrative Agent.

“Excluded Account” means (a) deposit accounts of any Obligor used exclusively for payroll, payroll taxes and other employee wage and benefit payments; provided that the aggregate balance in all such accounts do not exceed the amount necessary to make the next two cycles of payroll, payroll tax or applicable employee wage or benefit payments, (b) accounts with an aggregate balance not to exceed $500,000 at any time, (c) trust and escrow accounts maintained exclusively for the purposes of holding funds in trust for third parties to the extent not prohibited by the Notes Documents, and (d) cash collateral accounts which are subject to Liens permitted by Section 9.02(l).

“Excluded Subsidiary” means (a) any Subsidiary that is not a wholly-owned Subsidiary that was created for reasonable business purposes and not with the purpose or intent of avoiding the obligation to become a Guarantor hereunder (but only for so long as such Subsidiary remains a non-wholly-owned Subsidiary), (b) any Immaterial Subsidiary, and (c) any Subsidiary that is prohibited from becoming a Guarantor by applicable Law; provided that no Subsidiary that is a guarantor or a party under the Blackstone Collaboration Agreement, the BioNTech License Agreement or the UCLB License Agreement may be an Excluded Subsidiary.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Noteholder, its applicable booking office located in, the jurisdiction imposing such Tax (or any political subdivisions thereof) or (ii) that are Other Connection Taxes, (b) Taxes attributable to such Recipient’s failure to comply with Section 5.03(f), (c) any United Kingdom stamp duty or stamp duty reserve tax arising in connection with (i) any assignment, transfer or other alienation of the Notes or any rights or obligations under any Note Document (save to the extent such assignment, transfer or other alienation is requested by the Issuer) or (ii) to the extent not otherwise described in the preceding clause (i), the Warrant Certificates, and (d) any withholding Taxes imposed under FATCA.

“Exclusive License” means any outbound license of Intellectual Property that is exclusive (whether as to use, field, geography or otherwise) that (a) has a term longer than twelve (12) months from the original effective date of such license and/or (b) is not subject to any automatic renewal right or obligation by the parties thereto.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FD&C Act” means the U.S. Food, Drug and Cosmetic Act of 1938 (21 U.S.C. §§ 301), as amended from time to time, and the regulations promulgated thereunder.

“FDA” means the U.S. Food and Drug Administration and any successor entity.

“Federal Funds Effective Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York sets forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate and (b) zero percent (0%).

“Fee Letter” means the Fee Letter, dated the Closing Date, between the Issuer and the Administrative Agent.

“FEMA” has the meaning set forth in Section 8.12(c).

“Financial Support Direction” means a financial support direction issued by the Pensions Regulator under section 43 of the UK Pensions Act 2004.

“First Interest Step Down Date” has the meaning set forth in the definition of “Applicable Margin”.

“Foreign Benefit Event” means, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable Law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable Law, on or before the due date for such contributions or payments, (c) the receipt of a written notice by a Governmental Authority relating to the termination of any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (d) the incurrence of any liability the Issuer or any of its Subsidiaries under applicable Law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein, or (e) the occurrence of any transaction that is prohibited under any applicable Law and that could reasonably be expected to result in the incurrence of any liability by the Issuer or any of its Subsidiaries, or the imposition on the Issuer or any of its Subsidiaries of any fine, excise tax or penalty resulting from any noncompliance with any applicable Law.

“Foreign Collateral Security Documents” means (a) the English Law Security Agreement, and (b) any other document evidencing or creating a Lien over any asset to secure any obligation of any Obligor to the Secured Parties under the Notes Documents.

“Foreign Pension Plan” means any benefit plan that under applicable Law, other than the Laws of the United States or any political subdivision thereof, is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Real Property Security Document” means any Contract evidencing or creating a first ranking Lien over any Material Real Property or Future Acquired Material Real Property entered into in accordance with Section 8.12 or Section 8.19.

“Future Acquired Material Real Property” means any Material Real Property that is acquired or leased by the Issuer or any other Obligor (or by any Person required to become an Obligor hereunder) after the Closing Date.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board and in such other statements by such other entity as may be in general use by significant segments of the accounting profession that are applicable to the circumstances as of the date of determination. Unless otherwise mutually agreed upon by the Issuer and the Administrative Agent pursuant to Section 1.02(b), all references to “GAAP” used herein shall be to GAAP applied consistently with the principles used in the preparation of the financial statements delivered pursuant to Section 6.01(f)(i).

“German Guarantor” means Autolus GmbH and any other Guarantor incorporated in the Federal Republic of Germany.

“German Insolvency Event” has the meaning set forth in Section 11.01(j).

“German Legal Reservations” means, solely in respect of the German Guarantors:

(a) the principle that equitable remedies may be granted or refused at the discretion of a court, where applicable, the principles of reasonableness and fairness in relation to the exercising of rights and discretions, and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b) the principle that any provision for the payment of compensation or additional interest which is not a genuine pre-estimate of loss may be unenforceable on the grounds that it is a penalty and thus void;

(c) the limitations arising from German law on the validity and enforceability of indemnification obligations, including without limitation the exclusion of indemnification for gross negligence or willful misconduct;

(d) any flaw in the legality or enforceability of any security under a Note Document which is governed by the laws of the jurisdiction of organisation of the company granting such Security insofar as such Security is granted over the shares in a company incorporated, formed or organized in a different jurisdiction under the laws of that company’s jurisdiction of incorporation;

(e) any other matters which are set out as qualifications or reservations as to matters of law of general application in the legal opinions referred to in Section 6.01(m);

(f) the principles of private and procedural laws of the applicable jurisdiction which affect the recognition and enforcement of a foreign court judgment;

(g) the limitation of enforcement by laws relating to insolvency, reorganization and other laws generally affecting the rights of creditors (including capital maintenance rules);

(h) the limitation arising from sections 118, 138, 242, 248, 314, 489 and 826 BGB (German Civil Code), section 328 ZPO (German Code of Civil Procedure), Article 43 para 1 EGBGB (Introductory Act to the German Civil Code), section 354a para 1 HGB (German Commercial Code) and notarial form requirements;

(i) the time barring of claims under the BGB (German Civil Code);

(j) the principle that security interests are subject to the lex rei sitae (i.e. the law of the state within the territory of which the relevant collateral is located);

(k) the defences of set-off or counterclaim;

(l) the German law principles necessary to take valid security over Collateral, including but not limited to the principles of substantiation (Bestimmtheitsgrundsatz), priority (Prioritätsgrundsatz) and accessoriness (Akzessorietät);

(m) the German law principles relating to the enforcement of security interests, including without limitation the applicable rules of procedure and enforcement; and

(n) the limitation that the validity, binding effect or enforceability of any obligation or security interest may be limited by any mandatory provisions of German law governing the creation, attachment, perfection or proprietary effect of such security interest.

“Governmental Approval” means any consent, Authorisation, approval, order, license, franchise, permit (including any Healthcare Permit), certification, accreditation, registration, clearance, exemption, filing or notice that is issued or granted by any Governmental Authority pursuant to or in connection with any Law (including any Healthcare Law).

“Governmental Authority” means any nation, government, or branch of power (whether executive, legislative, or judicial), state, province, municipality, or other political subdivision thereof, and any entity exercising executive, legislative, judicial, monetary, regulatory, or administrative functions of or pertaining to government, including regulatory authorities, governmental departments, agencies, commissions, bureaus, officials, ministers, courts, bodies, boards, tribunals, and dispute settlement panels of any state, territory, county, city, or other political subdivision of any country, whether U.S. or non-U.S., including the FDA and any other agency, branch, or governmental body with regulatory, supervisory, or administrative authority over, or charged with administering or enforcing, any Healthcare Laws or issuing or approving any Healthcare Permits.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee Assumption Agreement” means a Guarantee Assumption Agreement substantially in the form of Exhibit C, executed by any entity that, pursuant to Section 8.12 is required to become a “Guarantor”.

“Guaranteed Obligations” has the meaning set forth in Section 13.01.

“Guarantor” means, initially as of the Closing Date, each Subsidiary of the Issuer identified under the caption “GUARANTORS” on the signature pages hereto and, thereafter, each Subsidiary of the Issuer and/or such Guarantors (i.e. the Guarantors as of the Closing Date) that becomes, or is required to become, a “Subsidiary” after the Closing Date pursuant to Section 8.12.

“Hazardous Material” means any substance, element, chemical, compound, product, solid, gas, liquid, waste, by-product, pollutant, contaminant or material which is hazardous or toxic, and includes, without limitation, (a) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (b) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law.

“Headlease” means a lease under which an Obligor holds an interest as tenant in all or any part of a Material Real Property or Future Acquired Material Real Property.

“Healthcare Laws” means all applicable healthcare Laws, whether U.S. or non-U.S., the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the criminal False Claims Act (42 U.S.C. § 1320a-7b(a)), all criminal laws relating to health care fraud and abuse, including 18 U.S.C. Sections 286, 287, 1035, 1347 and 1349, the exclusion law (42 U.S.C. § 1320a-7), the civil monetary penalties law (42 U.S.C. § 1320a-7a), Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 17921 et seq.), the FD&C Act, the statutes, regulations and binding directives of applicable federal healthcare programs, including Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), the collection and reporting requirements, and the processing of any applicable rebate, chargeback or adjustment, under applicable rules and regulations relating to the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any state supplemental rebate program, Medicare average sales price reporting (42 U.S.C. § 1395w-3a), the Public Health Service Act (42 U.S.C. § 256b), the VA Federal Supply Schedule (38 U.S.C. § 8126) or under any state pharmaceutical assistance program or U.S. Department of Veterans Affairs agreement, and any successor government programs, any rules and regulations promulgated pursuant to the statutes listed herein and any and all comparable U.S. and non-U.S. Laws and other applicable healthcare laws and regulations.

“Healthcare Permit” means, with respect to any Person and with respect to its ordinary course business or commercial activities (including the commercialization and development of its products), any Governmental Approval (a) issued or required under any Healthcare Laws applicable to such activities of such Person, or (b) issued to such Person or required to be held by such Person under any Healthcare Laws with respect to its ordinary course business or commercial activities (including the commercialization and development of its products).

“Hedging Agreement” means any interest rate exchange agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“HM Land Registry” means His Majesty’s Land Registry of England and Wales.

“Immaterial Subsidiary” means, as of any date of determination, any Subsidiary of an Obligor (a) the assets of which does not exceed 5.0% of the consolidated assets of the Issuer and its Subsidiaries as set forth in the financial statements most recently delivered pursuant to Sections 6.01, 8.01(a) or 8.01(b), as applicable, and (b) the revenues of which does not exceed 5.0% of the consolidated revenues of the Issuer and its Subsidiaries as set forth in the financial statements most recently delivered pursuant to Sections 6.01, 8.01(a) or 8.01(b), as applicable; provided that no Subsidiary of the Obligors shall qualify as an Immaterial Subsidiary if the assets or revenue of such Subsidiary taken together with the consolidated assets or revenue of all then existing Immaterial Subsidiaries exceeds 10.0% of the consolidated assets or revenue, as applicable, of the Issuer and its Subsidiaries.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements, or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (excluding trade account payables), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services ((i) excluding accounts payable incurred in the ordinary course of business, but (ii) including earn-out payments, purchase price adjustments and similar contingent payment obligations relating to any Acquisition (such obligations arising pursuant to clause (ii), collectively, “Contingent Acquisition Obligations”)), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) obligations under any Hedging Agreement, currency swaps, forwards, futures or derivatives transactions, (k) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances that are not otherwise cash collateralized, (l) all obligations of such Person under license or other agreements containing a guaranteed minimum payment or purchase by such Person other than operating leases entered into in the ordinary course of business and any such license or other agreement for the purchase of goods, software and other intangibles, services or supplies in the ordinary course of business, and (m) any Disqualified Equity Interests of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. For the avoidance of doubt, the term “Indebtedness” shall not include (i) prepaid or deferred revenue arising in the ordinary course of business or (ii) for the avoidance of doubt, any obligations in respect of deferred compensation arising in the ordinary course of business.

“Indemnified Party” has the meaning set forth in Section 14.03(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation, and/or (b) to the extent not otherwise described in clause (a), Other Taxes.

“Independent Appraiser” has the meaning set forth in Section 8.12(d).

“Information Certificate” means an Information and Collateral Certificate, in substantially the form set forth in Exhibit F.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, examinership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of any Person’s creditors generally or any substantial portion of such Person’s creditors, in each case undertaken under U.S. federal, state or foreign Law, including the Bankruptcy Code, or similar laws of the United Kingdom (including the UK Insolvency Act 1986), or other applicable jurisdictions from time to time.

“Intellectual Property” means all Patents, Trademarks, Copyrights, and Technical Information, whether registered or not, U.S. or non-U.S., including all of the following:

(a) applications, registrations, amendments, and extensions relating to such Intellectual Property; and

(b) rights and privileges arising under any applicable Laws with respect to such Intellectual Property.

“Intercompany Subordination Agreement” means a subordination agreement to be executed and delivered by the Issuer and each of its Subsidiaries, pursuant to which all obligations in respect of any Indebtedness owing to any such Person by the Issuer or any of its Subsidiaries shall be subordinated to the prior payment in full in cash of all Obligations (other than inchoate indemnification and expense reimbursement obligations for which no Claim has been made), such agreement to be substantially in the form attached hereto as Exhibit G.

“Interest Period” means (a) initially, the period commencing on (and including) the Closing Date and ending on (and including) the last day of the calendar month in which the Closing Date occurred, and (b) thereafter, the period beginning on (and including) the first day of each succeeding calendar month and ending on the earlier of (and including) (i) the last day of such calendar month and (ii) the Maturity Date.

“Interest Rate” means, for any Interest Period, the sum of (a) the Applicable Margin plus (b) the greater of (i) the Reference Rate as of the second Business Day immediately preceding the first day of such Interest Period and (ii) three and one-half percent (3.50%).

“Intermediate Holdings” has the meaning set forth in the preamble hereto.

“Invention” means any novel, inventive, or useful art, apparatus, method, process, machine (including any article or device), manufacture, or composition of matter, or any novel, inventive, and useful improvement to any of the foregoing.

“Investment” means, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of Equity Interests, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan, assumption of debt, or other extension of credit to, or capital contribution in any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding one hundred eighty (180) days arising in connection with the sale of inventory, services or supplies by such Person in the ordinary course of business; (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; or (d) the entering into of any Hedging Agreement. The amount of an Investment will be determined at the time the Investment is made without giving effect to any subsequent changes in value, but giving effect to any repayments of principal (in the case of Investments in the form of loans) and any return of capital or return on Investment (in the case of equity Investments), in each case, actually received by the Issuer or the applicable Subsidiary in cash or cash equivalents, but not in excess of the amount of the initial Investment.

“IRS” means the U.S. Internal Revenue Service.

“Issuer” has the meaning set forth in the preamble hereto.

“Law” means any U.S. or non-U.S. federal, state, provincial, territorial, municipal, or local statute, treaty, rule, regulation, ordinance, code or administrative, or judicial precedent or authority, including any interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations, permits of, and agreements with, any Governmental Authority, in each case having the force of law.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Liquidity Certificate” means a certificate of a Responsible Officer of the Issuer in substantially the form attached hereto as Exhibit J.

“Loss” means judgments, debts, liabilities, expenses, costs, damages or losses, contingent or otherwise, whether liquidated or unliquidated, matured or unmatured, disputed or undisputed, contractual, legal or equitable, including loss of value, professional fees, including fees and disbursements of legal counsel on a full indemnity basis, and all costs incurred in investigating or pursuing any Claim or any proceeding relating to any Claim.

“Majority Noteholders” means, at any time, Noteholders having at such time in excess of fifty percent (50%) of the aggregate Commitments (or, if such Commitments are terminated, the outstanding principal amount of the Notes) then in effect, ignoring, in such calculation, the Commitments of and outstanding Notes owing to any Noteholder that has failed to perform its funding obligations in respect of its Commitment to make subscriptions for Notes hereunder.

“Management Calculation” has the meaning set forth in Section 13.10.

“Margin Stock” means “margin stock” within the meaning of Regulation U and Regulation X.

“Market Capitalization” means, as of any date of determination, an amount equal to (a) the average of the daily volume weighted average price of the American Depositary Shares as reported for each of the thirty (30) trading days preceding such date of determination (it being understood that a “trading day” shall mean a day on which the American Depositary Shares trade on the main exchange of the NASDAQ (or, if the primary listing of such American Depositary Shares is on the main exchange of the New York Stock Exchange, on such other exchange) in an ordinary trading session) multiplied by (b) the total number of issued and outstanding ordinary shares of the Issuer, nominal value of $0.000042 per share, on the date of the determination, subject to appropriate adjustment for any American Depositary Share to ordinary share ratio change, stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period.

“Material Adverse Change” and “Material Adverse Effect” mean a material adverse change in or effect on (a) the business, assets, properties, operations or condition (financial or otherwise) of the Issuer and its Subsidiaries, taken as a whole, (b) the ability of the Obligors taken as a whole to perform their obligations under the Notes Documents, as and when due, or (c) the legality, validity, binding effect or enforceability of the Notes Documents or the rights and remedies of the Administrative Agent or the Noteholders under any of the Notes Documents.

“Material Agreement” means (a) any Contract to which the Issuer or any of its Subsidiaries is a party or a beneficiary from time to time, the absence or termination of which would reasonably be expected to result in a Material Adverse Effect, and (b) without duplication, any other Contract to which the Issuer or any of its Subsidiaries is a party or a guarantor (or equivalent) that, during any calendar year, is reasonably expected to (i) result in payments or receipts (including royalty, licensing, or similar payments) made to the Issuer or any of its Subsidiaries in an aggregate amount in excess of $5,000,000, or (ii) require payments or expenditures (including royalty, licensing, or similar payments) to be made by the Issuer or any of its Subsidiaries in an aggregate amount in excess of $5,000,000.

“Material Indebtedness” means, at any time, any Indebtedness of any Obligor or any Subsidiary thereof (excluding any intercompany Indebtedness by and among the Obligors and their respective Subsidiaries that is permitted hereunder), the outstanding principal amount of which, individually or in the aggregate, exceeds $2,500,000 (or the Equivalent Amount in other currencies).

“Material Intellectual Property” means any Intellectual Property of the Obligors, whether owned or licensed as of the date hereof, or acquired, developed, or otherwise licensed or obtained after the date hereof, the loss of which would reasonably be expected to result in a Material Adverse Effect or a Material Regulatory Event.

“Material Real Property” means (a) the leasehold property in the United Kingdom known as Nucleus, Stevenage SG1 1FR registered with title HD621386 at HM Land Registry) and (b) any real property (whether freehold, commonhold or leasehold and wherever located) that is owned or leased by the Issuer or any other Obligor (or by any Person required to become an Obligor hereunder), where: (x) in the case of freehold or commonhold property (or jurisdictional equivalents), such property has a fair market value in excess of $10,000,000 (or the Equivalent Amount in other currencies); (y) in the case of any such property located in the United States, such property is not located in an area determined by the U.S. Federal Emergency Management Agency (or any successor agency) to be located in a special flood hazard area and (z) in the case of leasehold property (or jurisdictional equivalents), such property has an unexpired term of not less than seven (7) years and annual rent in excess of $3,500,000 (or the Equivalent Amount in other currencies).

For the purposes of clause (b)(z) of this definition, “annual rent” means the aggregate annual principal or basic rent payable by the relevant Obligor under the relevant lease (exclusive of value added tax, insurance rent, service charge and any other sums reserved as rent), determined as at the date of determination and after giving effect to any rent review which has taken effect on or prior to that date.

“Material Real Property Report” means a real estate report in respect of any Material Real Property or Future Acquired Material Real Property which is held leasehold and is located in England or Wales, addressed to, and capable of being relied upon by, the Secured Parties, detailing the (a) address, (b) title number, (c) class of title, (d) tenure, (e) restrictions on title and (f) pending applications registered against title at HM Land Registry.

“Material Regulatory Event” means an Adverse Regulatory Event that (a) individually has resulted in, or would reasonably be expected to result in, a fine, penalty or Loss (excluding a loss of revenue) in excess of $2,500,000 per occurrence, (b) when taken together with each other Adverse Regulatory Event that has occurred since the Closing Date, has resulted in, or would reasonably be expected to result in, a fine, penalty or Loss (excluding a loss of revenue) in excess of $5,000,000 in the aggregate or (c) has, directly or indirectly, resulted in a mandatory or voluntary recall of any Product for a period in excess of ninety (90) consecutive days.

“Maturity Date” means July 30, 2031.

“MD&A” has the meaning set forth in Section 8.01(c).

“Minimum Liquidity Amount” means (a) from and including the Closing Date to the earlier to occur of the Tranche 3 Issue Date and the Tranche 4 Issue Date, $[***] and (b) from the earlier to occur of the Tranche 3 Issue Date and the Tranche 4 Issue Date and thereafter, $[***]; provided that, if, as of any date of determination, both (i) Consolidated Net Revenue as of the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 8.01(a) is greater than $[***] and (ii) the Market Capitalization of the Issuer is greater than the greater of (x) four times the outstanding aggregate principal amount of the Notes and (y) $[***], then the amounts in the foregoing clauses (a) and (b) shall be reduced by 50%.

“MNPI Notice Window” means (a) from the Closing Date to any time ending five Business Days after the Administrative Agent delivers a written notice to the Issuer (which may be by email) that it (or any Noteholder) is no longer willing to receive material non-public information and (b) any time commencing five Business Days after the Administrative Agent delivers a written notice to the Issuer (which may be by email) of its (or any Noteholder’s) willingness to receive material non-public information, and ending five Business Days after Administrative Agent delivers written notice to the Issuer (which may be by email) that it (or any Noteholder) is no longer willing to receive material non-public information.

“Mortgage” means each mortgage, deed of trust and similar agreement or instrument creating a Lien on Material Real Property or Future Acquired Material Real Property (as applicable) made by any Obligor in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties, in form and substance reasonably satisfactory to the Administrative Agent and the Issuer and containing such provisions as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 400l(a)(3) of ERISA, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Net Assets” has the meaning set forth in Section 13.10.

“Net Cash Proceeds”, means, (a) with respect to any Casualty Event experienced or suffered by an Obligor or any of its Subsidiaries, the amount of cash proceeds received (directly or indirectly) including, without limitation, in the form of insurance proceeds or condemnation awards in respect of such Casualty Event, from time to time by or on behalf of such Person after deducting therefrom only (i) reasonable fees, costs and expenses related thereto incurred by such Obligor or such Subsidiary in connection therewith, (ii) amounts required to be repaid on account of any Permitted Indebtedness (other than the Obligations) required to be repaid as a result of such Casualty Event, (iii) amounts required to be reserved in accordance with GAAP for indemnities and against liabilities associated with the property damaged, destructed or condemned in such Casualty Event, and (iv) Taxes (including transfer Taxes or net income Taxes) paid or payable in connection therewith (as reasonably estimated by the Issuer in good faith); and (b) with respect to any Asset Sale by any Obligor or any of its Subsidiaries, the amount of cash proceeds received (directly or indirectly) from time to time by or on behalf of such Person after deducting therefrom only (i) reasonable fees, costs and expenses related thereto incurred by such Obligor or such Subsidiary in connection therewith, (ii) amounts required to be repaid on account of any Permitted Indebtedness (other than the Obligations) required to be repaid as a result of such Asset Sale, and (iii) Taxes (including transfer Taxes or net income Taxes) paid or payable in connection therewith (as reasonably estimated by the Issuer in good faith); provided that, in each case of clauses (a) and (b), costs and expenses shall only be deducted to the extent, that the amounts so deducted are (i) paid or payable to a Person that is not an Affiliate of any Obligor or any of its Subsidiaries and (ii) properly attributable to such Casualty Event or Asset Sale, as the case may be.

“Noteholders” has the meaning set forth in the preamble hereto.

“Notes” means, as the context may require, any of the Tranche 1 Notes, Tranche 2 Notes, Tranche 3 Notes or the Tranche 4 Notes, and “Notes” means, collectively, any combination of the foregoing, as the case may be.

“Notes Certificate” means a notes certificate in the form set out in Exhibit A.

“Notes Documents” means, collectively, this Agreement, the Notes Certificates, the Security Documents, the Fee Letter, any Guarantee, any Notes Subscription Request, any Warrant Certificate, the Intercompany Subordination Agreement, and any other guaranty, security agreement, subordination agreement, intercreditor agreement or other present or future document, instrument, agreement, certificate or other amendment, waiver or modification of the foregoing, delivered to the Administrative Agent or any Noteholder in connection with this Agreement or any of the other Notes Documents, in each case, as amended or otherwise modified.

“Notes Issue Date” means the Closing Date, the Tranche 2 Issue Date, the Tranche 3 Issue Date, and/or the Tranche 4 Issue Date, as applicable.

“Notes Register” has the meaning set forth in Section 14.05(d).

“Notes Subscription Request” means a written notice substantially in the form of Exhibit B.

“NY UCC” means the UCC as in effect from time to time in New York.

“Obligations” means, with respect to any Obligor, all amounts, obligations, liabilities, covenants and duties of every type and description (including all Guaranteed Obligations) owing by such Obligor to any Secured Party, any indemnitee hereunder or any participant, arising out of, under, or in connection with, any Notes Document, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including, without duplication, (a) if such Obligor is the Issuer, all Notes, (b) all interest, whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding, and (c) all other fees, expenses (including fees, charges and disbursement of counsel), interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to such Obligor under any Notes Document. Notwithstanding the foregoing, the “Obligations” shall not include the Warrant Obligations and any obligations under any other warrant or other instrument or any equity or other investment.

“Obligors” means, collectively, the Issuer, the Guarantors and their respective successors and permitted assigns.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“One-Month Term SOFR” means, the Term SOFR Reference Rate (expressed, as a decimal, rounded upwards, if necessary, to the nearest 1/100th of 1%) for a one month tenor on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of the Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the one month tenor has not been published by the Term SOFR Administrator, then One-Month Term SOFR will be the Term SOFR Reference Rate for a one month tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day.

“Organic Document” means, for any Person, such Person’s formation documents, including, as applicable its certificate of incorporation, by-laws, constitution, memorandum and articles of association, certificate of partnership, partnership agreement, certificate of formation, limited liability agreement, constitution, operating agreement and all shareholder agreements, voting trusts and similar arrangements applicable to such Person’s Equity Interests, or any equivalent document of any of the foregoing.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Notes Documents, or sold or assigned an interest in any Notes or Notes Documents).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Notes Documents, except (a) any such Taxes that are Other Connection Taxes imposed with respect to an assignment and (b) any United Kingdom stamp duty or stamp duty reserve tax arising in connection with (i) an assignment, transfer or other alienation of the Notes or any rights or obligations under any Note Document (save to the extent such assignment, transfer or other alienation is requested by the Issuer), and (ii) to the extent not otherwise described in clause (i), the Warrant Certificates.

“Participant” has the meaning set forth in Section 14.05(e).

“Participant Register” has the meaning set forth in Section 14.05(g).

“Patents” means all patents and patent applications, including (a) all reissues, divisions, continuations, renewals, extensions, and continuations-in-part thereof, (b) all rights to recover for past, present, and future infringements thereof and all rights to sue therefor, and (c) all rights whatsoever accruing thereunder or pertaining thereto throughout the world.

“Patriot Act” has the meaning set forth in Section 14.20.

“Payment Date” means (a) the last day of each Interest Period; provided that if such last day of any Interest Period is not a Business Day, then the Payment Date shall be the next succeeding Business Day, and (b) the Maturity Date.

“PBGC” means the United States Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pensions Regulator” means the body corporate called the Pensions Regulator established under Part 1 of the UK Pensions Act 2004 (or any replacement or successor body from time to time).

“Perfection Requirements” means, solely in respect of the English Guarantors and the German Guarantors, the making or the procuring of filings, stampings, registrations, notarisations, endorsements, translations and/or notifications of any Notes Document (and/or any Liens created under it) necessary for the validity, enforceability (as against the relevant Obligor or any relevant third party) and/or perfection of that Notes Document.

“Periodic Term SOFR Determination Day” has the meaning set forth in the definition of “One-Month Term SOFR”.

“Permitted Acquisition” means any Acquisition by the Issuer or any of its Subsidiaries that satisfies each of the following conditions:

(a) immediately prior to, and after giving effect to, such Acquisition, (i) all representations and warranties contained in this Agreement and the other Notes Documents that are qualified by materiality, Material Adverse Effect or the like shall be, in each case, true and correct, (ii) all representations and warranties contained in this Agreement and the other Notes Documents that are not so qualified by materiality, Material Adverse Effect or the like shall be, in each case, true and correct in all material respects, and (iii) no Event of Default shall have occurred and be continuing or could reasonably be expected to immediately result therefrom;

(b) all transactions in connection therewith shall be consummated in compliance in all material respects with all applicable Laws and Governmental Approvals;

(c) in the case of an Acquisition of Equity Interests of any Person, all of such Equity Interests acquired (except for any such securities in the nature of directors’ qualifying shares required pursuant to any applicable Law), or otherwise issued by such Person or any newly formed Subsidiary of Intermediate Holdings or any of its Subsidiaries in connection with such Acquisition, shall be owned by an Obligor (other than the Issuer) or a wholly-owned Subsidiary of an Obligor, and the Issuer shall have taken, or caused to be taken, each of the actions set forth in Section 8.12(a), if applicable, as of the date such Person becomes a Subsidiary of the Issuer;

(d) the Person (in the case of an Acquisition of Equity Interests), business, property, or assets subject to such Acquisition shall be engaged or used, as the case may be, in substantially the same or related, complementary, incidental or ancillary business or lines of business in which the Issuer and its Subsidiaries are engaged as of the Closing Date;

(e) after giving pro forma effect to such Acquisition, the Issuer and its Subsidiaries shall be in compliance (i) with the financial covenant set forth in Section 10.01 and (ii) with the financial covenant set forth in Section 10.02 as of the most recently ended fiscal quarter (for the trailing twelve (12) consecutive month period ending on the last day of such fiscal quarter) ended on or prior to the date of such Acquisition for which financial statements have been or are required to be delivered pursuant to Section 8.01(a)(i) or Section 8.01(b);

(f) with respect to any Acquisition, the consideration paid for such Acquisition when taken together with consideration paid for all other Acquisitions consummated or effected since the Closing Date, does not exceed $10,000,000 in the aggregate (which amount shall also include, without duplication, the aggregate amount of outstanding principal and unpaid interest (or equivalent) in respect of any Indebtedness assumed, incurred or otherwise created in connection with any such applicable Acquisitions, including all related Contingent Acquisition Obligations); provided that for purposes of determining amounts to be calculated for purposes of this clause (f), non-cash consideration shall be determined based on fair market value as determined by the Issuer’s Board acting in good faith;

(g) the Issuer shall have provided the Administrative Agent with at least ten (10) calendar days’ prior written notice of any such Acquisition, together with any available summaries, prepared in reasonable detail, of all material non-confidential due diligence conducted by or on behalf of the Issuer or the applicable Subsidiary, as applicable, prior to such Acquisition;

(h) at least three (3) Business Days prior to the proposed date of the Acquisition, the Administrative Agent shall have received a certificate of a Responsible Officer of the Issuer (prepared in reasonable detail), certifying that the Acquisition complies with the requirements of this definition;

(i) to the extent that the purchase price for any such Acquisition is paid in Equity Interests, all such Equity Interests shall be Qualified Equity Interests;

(j) promptly upon request by the Administrative Agent in the case of any Acquisition that has a purchase price in excess of $5,000,000, the Issuer shall provide (i) a copy of the draft purchase agreement related to the proposed Acquisition (and any related documents reasonably requested by the Administrative Agent), (ii) any available quarterly and annual financial statements of the Person whose Equity Interests or assets are being acquired for the twelve (12) month period ending forty-five (45) days immediately prior to such Acquisition, including any audited financial statements that are available, and (iii) any other information reasonably requested by the Administrative Agent and available to the Obligors; and

(k) neither the Issuer nor any of its Subsidiaries shall, in connection with any such Acquisition, assume or remain subject to or liable with respect to (i) any Indebtedness of the related seller or the business, Person or properties acquired, except to the extent permitted pursuant to Section 9.01, (ii) any Lien on any business, Person or assets acquired, except to the extent permitted pursuant to Section 9.02, or (iii) any other liability (including Tax, ERISA and environmental liabilities), except (with respect to liabilities under this clause (k)), to the extent the assumption of any such liability could not reasonably be expected to result in a Material Adverse Effect; provided that any other such Indebtedness, liabilities or Liens not permitted to be assumed, continued or otherwise supported by the Issuer or any of its Subsidiaries hereunder shall be paid in full or released as to the business, Persons or properties being so acquired substantially on or before the consummation of such Acquisition.

“Permitted Cash Equivalent Investments” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States, the United Kingdom or any agency or any state thereof having maturities of not more than one year from the date of acquisition, (b) commercial paper maturing no more than one year after the date of its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.,

(c) certificates of deposit, or bankers’ acceptance maturing no more than one year after issue provided that the account in which any such certificate of deposit is maintained is subject to an account control agreement in favor of the Administrative Agent, (d) money market funds at least ninety five percent (95%) of the assets of which constitute Permitted Cash Equivalent Investments of the kinds described in clauses (a) through (c) of this definition, (e) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above, and (f) investments permitted pursuant to an investment policy approved by the Issuer’s Board, as amended from time to time, provided that such investment policy and any amendments thereto (other than administrative amendments) shall have been approved in advance in writing by the Administrative Agent.

“Permitted Indebtedness” means any Indebtedness permitted under Section 9.01.

“Permitted Licenses” means (a) non-exclusive licenses of off-the-shelf software that is commercially available to the public, (b) intercompany licenses, sublicenses or grants of rights for research, development, manufacture, production, commercialization (including commercial sales to end users), marketing, promotion, co-promotion, sales or distribution solely between or among the Obligors; (c) any outbound non-exclusive license or sublicense of (or covenant not to sue with respect to) Intellectual Property of any Obligor; provided, that, with respect to each such license or sublicense described in this clause (c), (i) such license does not (and could not reasonably be expected to) result in a sale or assignment of legal title of the licensed property, (ii) such license or sublicense is entered into in the ordinary course of business and (iii) such license or sublicense constitutes an arm’s length transaction, the terms of which, on their face, do not restrict the ability of an Obligor or its applicable Subsidiary to pledge, grant a security interest in or Lien on, or assign or otherwise transfer, any Intellectual Property; (d) with the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned), exclusive licenses (whether exclusive as to geographical scope or otherwise) for the use of the Intellectual Property of any Obligor or any of its Subsidiaries within the United States; provided, that, with respect to each such license described in this clause (d), (i) such license does not (and could not reasonably be expected to) result in a sale or assignment of legal title of the licensed property, (ii) no Event of Default has occurred or is continuing at the time of execution of such license or sublicense or would be reasonably likely to result therefrom, and (iii) such license constitutes an arm’s length transaction, the terms of which, on their face, do not restrict the ability of an Obligor or its applicable Subsidiary to pledge, grant a security interest in or Lien on, or assign or otherwise transfer, any Intellectual Property; (e) Permitted Non-US Licenses; (f) any non-exclusive or exclusive license of (or covenant not to sue with respect to) Intellectual Property or technology, or a grant of rights related exclusively to products, indications and/or classes of compounds, for B-cell mediated autoimmune diseases; provided, that, with respect to each such license described in this clause (f), (i) such license does not (and could not reasonably be expected to) result in a sale or assignment of legal title of the licensed property, (ii) such license constitutes an arm’s length transaction, the terms of which, on their face, do not restrict the ability of an Obligor or its applicable Subsidiary to pledge, grant a security interest in or Lien on, or assign or otherwise transfer, any Intellectual Property, and (iii) such license would not reasonably be expected to have an adverse effect in any material respect on, and/or disproportionately affect, the Administrative Agent or the Noteholders; (g) immaterial licenses or grants of rights given in the ordinary course of business (e.g., to contract research organizations); and (h) any non-exclusive or exclusive license of (or covenant not to sue with respect to) Intellectual Property or technology, or a grant of rights for research, development, manufacture, production, commercialization (including commercial sales to end users), marketing, co-promotion, or distribution, existing on or contemplated as of the Closing Date, in each case of this clause (h), to the extent set forth on Schedule B, and any replacement or extension of such a transaction.

“Permitted Liens” means any Liens permitted under Section 9.02.

“Permitted Non-US Licenses” means exclusive licenses for the use of the Intellectual Property of the Issuer or any of its Subsidiaries in discrete geographical areas outside the United States; provided, that, with respect to each such license, (i) such license does not (and could not reasonably be expected to) result in a sale or assignment of legal title of the licensed property, and (ii) such license constitutes an arm’s length transaction, the terms of which, on their face, do not restrict the ability of an Obligor or its applicable Subsidiary to pledge, grant a security interest in or Lien on, or assign or otherwise transfer, any Intellectual Property.

“Permitted Refinancing” means, with respect to any Indebtedness permitted to be refinanced, extended, renewed or replaced hereunder, any refinancings, extensions, renewals and replacements of such Indebtedness; provided that such refinancing, extension, renewal or replacement shall not (a) increase the outstanding principal amount of the Indebtedness being refinanced, extended, renewed or replaced, (b) contain terms relating to outstanding principal amount, amortization, maturity, collateral security (if any) or subordination (if any), or other material terms that, taken as a whole, are less favorable in any material respect to the Issuer and its Subsidiaries or the Secured Parties than the terms of any agreement or instrument governing the Indebtedness being refinanced, (c) have an applicable interest rate or equivalent yield that exceeds the interest rate or equivalent yield of the Indebtedness being refinanced, (d) contain any new requirement to grant any Lien or to give any Guarantee that was not an existing requirement of the Indebtedness being refinanced and (e) immediately after giving effect to such refinancing, extension, renewal or replacement, no Event of Default shall have occurred as a result thereof.

“Person” means any individual, corporation, company, voluntary association, partnership, limited liability company, exempted company, joint venture, trust, unincorporated organization or Governmental Authority or other entity of whatever nature.

“Personal Information” means information in any form that directly or indirectly identifies, relates to, describes, or is reasonably capable of being associated with or linked to, a natural Person, and/or is considered “personally identifiable information,” “protected health information,” “consumer health data,” “personal information,” “personal data,” “nonpublic personal information,” or any similar term by any applicable Data Protection Requirements.

“PLP” has the meaning set forth in Section 13.10.

“Privacy Policies” means all published or posted policies relating to the Processing of Personal Information by Issuer and each of its Subsidiaries including informed consent forms.

“Proceeding” has the meaning set forth in Section 14.03(c).

“Process” or “Processing” or “Processed” shall mean, with respect to data, the access, use, collection, treatment, processing, storage, hosting, recording, organization, adaption, alteration, transfer, retrieval, transmittal, consultation, disclosure, disposal, dissemination or combination of such data.

“Product” means the Issuer’s obecabtagene autoleucel product (obe-cel), including any product commercialized under the brand name AUCATZYL.

“Product Authorizations” means all Governmental Approvals (including all applicable NDAs, INDs, and supplements and amendments thereto from any Regulatory Authority), necessary to be held or maintained by, or for the benefit of, any Obligor or any of its Subsidiaries for the research, development, ownership, use, or commercialization of any Product, or for any Product Commercialization and Development Activities with respect thereto, in any country or jurisdiction.

“Product Commercialization and Development Activities” means, with respect to any Product, any combination of research, development, testing, manufacture, formulation, import, export, use, sale, licensing, shipping, storage, handling, design, labeling, marketing, promotion, co-promotion, supply, distribution, packaging, purchasing or other commercialization activities with respect to such Product, including the receipt of payment in respect of any of the foregoing (including royalties, licensing, milestones, or similar payments).

“Prohibited Payment” means any bribe, rebate, payoff, influence payment, kickback or other payment or gift of money or anything of value (including meals or entertainment) to any officer, employee or ceremonial office holder of any government or instrumentality thereof, political party or supra-national organization (such as the United Nations), any political candidate, any royal family member or any other person who is connected or associated personally with any of the foregoing for the purpose of influencing any act or decision of such payee in his official capacity, inducing such payee to do or omit to do any act in violation of his lawful duty, securing any improper advantage or inducing such payee to use his influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality, in each case that is prohibited under any applicable Law.

“Proportionate Share” means, with respect to each Noteholder, the percentage obtained by dividing (i) the sum of all Commitments (or, if the Commitments are terminated, the outstanding principal amount of the Notes) of such Noteholder then in effect by (ii) the sum of all Commitments (or, if the Commitments are terminated, the outstanding principal amount of the Notes) of all Noteholders then in effect.

“Proposal Letter” means the Proposal Letter, dated June 19, 2026, between the Issuer and Perceptive Advisors LLC (as supplemented by the outline of proposed terms and conditions attached thereto).

“QEB Exemption” has the meaning set forth in Section 3.02(f).

“Qualified Equity Interest” means, with respect to any Person, any Equity Interest of such Person that is not a Disqualified Equity Interest.

“Qualified Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (a) that is or was at any time maintained or sponsored by any Obligor or any ERISA Affiliate thereof or to which any Obligor or any ERISA Affiliate thereof has ever made, or was ever obligated to make, contributions, and (b) that is intended to be tax qualified under Section 401(a) of the Code.

“Real Property Collateral Security Documents” means any mortgage or deed of trust or any other real property security document executed or required hereunder to be executed by the applicable Obligors and granting a security interest in real property owned or leased (as tenant) by such Obligor in favor of the Secured Parties for purposes of securing the Obligations.

“Recipient” means any Noteholder, the Administrative Agent or any other recipient of any payment to be made by or on account of any Obligation (other than any Participant), as applicable.

“Recognised Stock Exchange” has the meaning given to that term in section 1005 of the UK ITA.

“Reference Rate” means One-Month Term SOFR; provided that if the Administrative Agent determines (which determination shall be conclusive absent manifest or demonstrable error) that One-Month Term SOFR cannot be determined pursuant to the definition thereof or a Reference Rate Transition Event has occurred with respect to One-Month Term SOFR or the then-current Reference Rate, then “Reference Rate” means the applicable “Reference Rate Replacement” to the extent that such Reference Rate Replacement has replaced such prior reference rate pursuant to Section 1.05.

“Reference Rate Replacement” means, with respect to any Reference Rate Transition Event, an alternate reference rate that has been selected by the Administrative Agent and the Issuer, each of which agree, in good faith, to establish an alternate reference rate of interest to One-Month Term SOFR that gives due consideration to the then prevailing market convention for determining a rate of interest for middle-market loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable; provided, further that, until such alternate rate of interest is agreed upon by the Administrative Agent and the Issuer, the Reference Rate for purposes hereof and of each other Notes Document shall be the Wall Street Journal Prime Rate.

“Reference Rate Transition Event” means the occurrence of one or more of the following events with respect to the Reference Rate then in effect:

(a) a public statement or publication of information by or on behalf of the administrator of such Reference Rate announcing that such administrator has ceased or will cease to provide such Reference Rate, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Reference Rate;

(b) a public statement or publication of information by the Governmental Authority governing or regulating the administrator of such Reference Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the then-current administrator for such Reference Rate, a resolution authority with jurisdiction over the then-current administrator for such Reference Rate or a court or an entity with similar insolvency or resolution authority over the administrator for such Reference Rate, which in any case states that the then-current administrator of such Reference Rate has ceased or will cease to provide such Reference Rate permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Reference Rate; or

(c) a public statement or publication of information by the Governmental Authority governing or regulating the then-current administrator of such Reference Rate announcing that such Reference Rate is no longer representative.

For the avoidance of doubt, a “Reference Rate Transition Event” will be deemed to have occurred with respect to any Reference Rate if a public statement or publication of information set forth above has occurred with respect to each then-current available tenor of such Reference Rate (or the published component used in the calculation thereof).

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System, as amended.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as amended.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System, as amended.

“Regulatory Authority” means any Governmental Authority, whether U.S. or non-U.S., that has regulatory or supervisory oversight under applicable Laws with respect to the use, permitting, control, safety, efficacy, reliability, manufacturing, marketing, distribution, sale or other Product Commercialization and Development Activities relating to any Product of any Obligor, including the FDA and all equivalent Governmental Authorities.

“Reinvestment Period” has the meaning set forth in Section 3.03(b).

“Related Fund” means, with respect to any Noteholder, a fund which is managed or advised by the same investment manager or investment adviser as such Noteholder or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of such Noteholder.

“Related Parties” has the meaning set forth in Section 14.16.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any Person means each of the president, chief executive officer, chief financial officer, chief accounting officer, director, secretary, treasurer, general counsel and similar officer of such Person.

“Restricted Payment” means any dividend or other distribution (whether in cash, Equity Interests or other property) with respect to any Equity Interests of the Issuer or any of its Subsidiaries, any payment of interest, principal or fees in respect of any Indebtedness owed by the Issuer or any of its Subsidiaries to any holder of any Equity Interests of the Issuer or any of its Subsidiaries, or any payment (whether in cash, Equity Interests or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests of the Issuer or any of its Subsidiaries, or any option, warrant or other right to acquire any such Equity Interests of the Issuer or any of its Subsidiaries.

“Restrictive Agreement” means any Contract or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Issuer or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its properties or assets (other than (i) customary provisions in Contracts, including anti-assignment clauses, leases and licenses of Intellectual Property (including, without limitation, licenses to off-the-shelf software, open source code and/or application programming interfaces of others that are commercially available to the public under shrink-wrap licenses or clickwrap licenses), online terms of service or other terms of use restricting the assignment thereof and (ii) restrictions or conditions imposed by any Contract governing secured Permitted Indebtedness permitted under Section 9.01(g)), or (b) the ability of the Issuer or any of its Subsidiaries to make Restricted Payments with respect to any of their respective Equity Interests or to make or repay loans or advances to, or Guarantee Indebtedness of, the Issuer or any of its Subsidiaries.

“Sanction” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any Member State of the European Union, the United Kingdom or other relevant sanctions authority.

“Second Interest Step Down Date” has the meaning set forth in the definition of “Applicable Margin”.

“Secured Party” means each Noteholder, the Administrative Agent, each other Indemnified Party, any other holder of any Obligation, and any of their respective permitted transferees or assigns.

“Securities Account” means any securities account, as such term is defined in Section 8-501 of the NY UCC.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” means the Security Agreement, dated as of the Closing Date, among the Obligors and the Administrative Agent, as amended or otherwise modified from time to time.

“Security Documents” means, collectively, the Security Agreement, each Short-Form IP Security Agreement, each Real Property Collateral Security Document (if any), each Foreign Collateral Security Document, each Foreign Real Property Security Document and each other security agreement, control agreement or financing statement, registration, recordation, filing, instrument or approval required, entered into or recommended to grant, perfect and otherwise render enforceable Liens in favor of the Secured Parties for purposes of securing the Obligations, including (without limitation) pursuant to Section 8.12.

“Security Incident” means any (a) unlawful or unauthorized access, use, loss, exfiltration, disclosure, alteration, destruction, encryption, compromise, or other Processing of Personal Information and/or confidential information, or access to or compromise of IT Systems used to Process Personal Information or confidential information; or (b) occurrence that otherwise constitutes a “data breach,” “security breach,” “personal data breach,” “security incident,” “cybersecurity incident,” or any similar term under any applicable law.

“Short-Form IP Security Agreement” means short-form Copyright, Patent or Trademark (as the case may be) security agreements substantially in the form of Exhibits C, D and E to the Security Agreement, entered into by one or more Obligors, as amended, modified or replaced from time to time.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Solvent” means, at any time of determination and with respect to any Person (other than an English Obligor) and its Subsidiaries, taken as a whole, that (a) the present fair saleable value of the property of such Person and its Subsidiaries is greater than the total amount of liabilities (including contingent liabilities) of such Person and its Subsidiaries, (b) the present fair saleable value of the property of such Person and its Subsidiaries is not less than the amount that will be required to pay the probable aggregate liabilities of such Person and its Subsidiaries on their collective debts as they become absolute and matured, and (c) such Person and its Subsidiaries have not incurred and does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s and its Subsidiaries’ ability to pay as such aggregate debts and liabilities mature; and in respect of any English Obligor, “Solvent” means that such Person (i) (A) is able or does not admit inability to pay its debts as they fall due; (B) is not deemed to (and for the purposes of Section 123(2) of the Insolvency Act 1986, excluding any intergroup indebtedness), or is not declared to be, unable to pay its debts under applicable Law; (C) by reason of actual or anticipated financial difficulties, has not suspended or threatened making payments on any of its debts; or (D) by reason of actual or anticipated financial difficulties, has not commenced negotiations with one or more of its creditors (excluding any Noteholders in their capacity as such) with a view to rescheduling any of its indebtedness; (ii) the value of that Person’s assets is not less than its liabilities (taking into account contingent and prospective liabilities and excluding any intergroup indebtedness); and/or (iii) no moratorium has been declared in respect of any of that Person’s indebtedness (and the ending of a moratorium will not remedy any Event of Default so caused by that moratorium).

“Sterling” or “£” means lawful money of the United Kingdom.

“Subsidiary” means, with respect to any Person (for purposes of this definition, the “parent”) at any date, any corporation, limited liability company, exempted company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, exempted company, partnership, association or other entity (a) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held, directly or indirectly or (b) that is, as of such date, otherwise Controlled, by the parent or one or more direct or indirect subsidiaries of the parent or by the parent and one or more direct or indirect subsidiaries of the parent. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Issuer.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Technical Information” means all trade secrets and other proprietary or confidential information, public information, non-proprietary know-how, and any information of a scientific, technical, or business nature in any form or medium, including standards and specifications, conceptions, ideas, innovations, discoveries, Invention disclosures, documented research, developmental, demonstration, or engineering work, experimental data, manuals, models, samples, computer programs, information technology, methodologies, systems, and any other technical or business information.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Title IV Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (a) that is or was at any time maintained or sponsored by any Obligor or any ERISA Affiliate thereof or to which any Obligor or any ERISA Affiliate thereof has ever made, or was obligated to make, contributions, and (b) that is or was subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

“Trademarks” means all trade names, trademarks, and service marks, logos, and trademark and service mark registrations and applications therefor, including (a) all renewals of trademark and service mark registrations, (b) all rights to recover for past, present, and future infringements thereof and all rights to sue therefor, and (c) all rights whatsoever accruing thereunder or pertaining thereto throughout the world, together, with the goodwill of the business connected with the use thereof.

“Tranche 1 Commitment” means the commitment of a Noteholder to purchase or otherwise fund Tranche 1 Notes on the Closing Date and “Tranche 1 Commitments” means such commitments of all such Noteholders in the aggregate. The amount of each Noteholder’s Tranche 1 Commitment, if any, is set forth opposite such Noteholder’s name on Schedule 1 hereto.

“Tranche 1 Notes” means the term notes issued by the Issuer pursuant to Section 2.01(a).

“Tranche 2 Commitment” means the commitment of a Noteholder to purchase or otherwise fund Tranche 2 Notes on the Tranche 2 Issue Date and “Tranche 2 Commitments” means such commitments of all such Noteholders in the aggregate. The amount of each Noteholder’s Tranche 2 Commitment, if any, is set forth opposite such Noteholder’s name on Schedule 1 hereto or in the applicable Assignment and Assumption, subject to any adjustment or reduction pursuant to the terms and conditions of this Agreement.

“Tranche 2 Issue Date” means the date on which Tranche 2 Notes are issued and subscribed for pursuant to the terms and conditions hereof.

“Tranche 2 Maximum Issue Amount” means $25,000,000.

“Tranche 2 Notes” means the term notes issued by the Issuer pursuant to Section 2.01(b).

“Tranche 2 Notes Draw Termination Date” means the earliest to occur of (a) the date the Tranche 2 Commitments are permanently reduced to zero pursuant to Section 2.01(b), (b) the date the Tranche 2 Commitments are terminated pursuant to Section 11.02, and (c) January 30, 2027.

“Tranche 3 Commitment” means the commitment of a Noteholder to purchase or otherwise fund Tranche 3 Notes on the Tranche 3 Issue Date and “Tranche 3 Commitments” means such commitments of all such Noteholders in the aggregate. The amount of each Noteholder’s Tranche 3 Commitment, if any, is set forth opposite such Noteholder’s name on Schedule 1 hereto or in the applicable Assignment and Assumption, subject to any adjustment or reduction pursuant to the terms and conditions of this Agreement.

“Tranche 3 Issue Date” means the date on which Tranche 3 Notes are issued and subscribed for pursuant to the terms and conditions hereof.

“Tranche 3 Maximum Issue Amount” means $75,000,000.

“Tranche 3 Note Condition Certificate” means a certificate signed by a Responsible Officer of the Issuer certifying that the conditions set forth in Section 6.02(d) have been met and attaching evidence reasonably satisfactory to the Administrative Agent.

“Tranche 3 Notes” means the term notes issued by the Issuer pursuant to Section 2.01(c).

“Tranche 3 Notes Draw Termination Date” means the earliest to occur of (a) the date the Tranche 3 Commitments are permanently reduced to zero pursuant to Section 2.01(c), (b) the date the Tranche 3 Commitments are terminated pursuant to Section 11.02, and (c) July 31, 2028.

“Tranche 4 Commitment” means the commitment of a Noteholder to purchase or otherwise fund Tranche 4 Notes on the Tranche 4 Issue Date and “Tranche 4 Commitments” means such commitments of all such Noteholders in the aggregate. The amount of each Noteholder’s Tranche 4 Commitment, if any, is set forth opposite such Noteholder’s name on Schedule 1 hereto or in the applicable Assignment and Assumption, subject to any adjustment or reduction pursuant to the terms and conditions of this Agreement.

“Tranche 4 Issue Date” means the date on which Tranche 4 Notes are issued and subscribed for pursuant to the terms and conditions hereof.

“Tranche 4 Maximum Issue Amount” means $75,000,000.

“Tranche 4 Note Condition Certificate” means a certificate signed by a Responsible Officer of the Issuer certifying that the conditions set forth in Section 6.02(d) have been met and attaching evidence reasonably satisfactory to the Administrative Agent.

“Tranche 4 Notes” means the term notes issued by the Issuer pursuant to Section 2.01(d).

“Tranche 4 Notes Draw Termination Date” means the earliest to occur of (a) the date the Tranche 4 Commitments are permanently reduced to zero pursuant to Section 2.01(d), (b) the date the Tranche 4 Commitments are terminated pursuant to Section 11.02, and (c) January 31, 2030.

“Transactions” means the negotiation, preparation, execution, delivery and performance by each Obligor of this Agreement and the other Notes Documents to which such Obligor is (or is intended to be) a party, the issuance and sale of the Notes hereunder, and all other transactions contemplated pursuant to this Agreement and the other Notes Documents.

“UCC” means, with respect to any applicable jurisdictions, the Uniform Commercial Code as in effect in such jurisdiction, as may be modified from time to time.

“UCLB License Agreement” means that certain Amended and Restated License Agreement, dated as of October 15, 2020, by and between Autolus Limited and UCL Business LTD as in effect on the date hereof and as amended, amended and restated, supplemented and otherwise modified in compliance with Section 9.12.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK IPO” has the meaning set forth in Section 7.03.

“UK ITA” means the Income Tax Act 2007 of the United Kingdom (as amended).

“UK Limitation Acts” means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United Kingdom” and “UK” each means the United Kingdom of Great Britain and Northern Ireland.

“United States” or “U.S.” means the United States of America, its fifty (50) states and the District of Columbia.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“VAT” means: (a) any value added tax imposed by the UK Value Added Tax Act 1994 (as amended); (b) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and (c) any other tax of a similar nature, whether imposed in the UK or in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) or (b) above, or imposed elsewhere.

“Wall Street Journal Prime Rate” means the Wall Street Journal Prime Rate, as published and defined in The Wall Street Journal.

“Warrant Certificate” means a Warrant Certificate in substantially the form of Exhibit I hereto, as amended or otherwise modified pursuant to the terms hereof or thereof.

“Warrant Obligations” means all Obligations of the Issuer arising out of, under or in connection with the Warrant Certificates.

“Withdrawal Liability” means, at any time, any liability incurred (whether or not assessed) by any ERISA Affiliate and not yet satisfied or paid in full at such time with respect to any Multiemployer Plan pursuant to Section 4201 of ERISA.

“Withholding Agent” means the Issuer, any other Obligor and the Administrative Agent.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02 Accounting Terms and Principles.

(a) Unless otherwise specified, all accounting terms used in each Notes Document shall be interpreted, and all accounting determinations and computations thereunder (including under Section 10 and any definitions used in such calculations) shall be made, in accordance with GAAP. Unless otherwise expressly provided, all financial covenants and defined financial terms shall be computed on a consolidated basis for the Issuer and its Subsidiaries, in each case without duplication.

(b) If at any time any change in GAAP or the application thereof would affect the computation of any financial term, covenant, ratio or requirement set forth in any Notes Document, and either the Issuer or the Administrative Agent shall so request, the Administrative Agent and the Issuer shall negotiate in good faith to amend such term, covenant, ratio or requirement to preserve the original intent thereof set forth in the applicable Notes Document in light of such change in GAAP or application thereof; provided that, until so amended, such term, covenant, ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein for all purposes hereof.

1.03 Interpretation. For all purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires,

(a) the terms defined in this Agreement include the plural as well as the singular and vice versa;

(b) words importing gender include all genders;

(c) any reference to a Section, Annex, Schedule or Exhibit refers to a Section of, or Annex, Schedule or Exhibit to, this Agreement;

(d) any reference to “this Agreement” refers to this Agreement, including all Annexes, Schedules and Exhibits hereto, and the words herein, hereof, hereto and hereunder and words of similar import refer to this Agreement and its Annexes, Schedules and Exhibits as a whole and not to any particular Section, Annex, Schedule, Exhibit or any other subdivision; provided, that the Issuer or any of its Subsidiaries may from time to time update Schedules 7.05(b), 7.08, 7.12(a) and (b), 7.16 and 7.23 after the Closing Date without retroactive effect (including, without limitation, by delivery of information in accordance with Section 8.02(j) or 8.02(k)) and after such time reference to a Schedule shall be deemed to refer to such updated Schedule;

(e) references to days, months and years refer to calendar days, months and years, respectively;

(f) all references herein to “include” or “including” shall be deemed to be followed by the words “without limitation”;

(g) the word “from” when used in connection with a period of time means “from and including” and the word “until” means “to but not including”;

(h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer broadly to any and all assets and properties, whether tangible or intangible, real or personal, including cash, securities, rights under contractual obligations and permits and any right or interest in any such assets or property;

(i) accounting terms not specifically defined herein (other than “property” and “asset”) shall be construed in accordance with GAAP;

(j) the word “will” shall have the same meaning as the word “shall”;

(k) where any provision in this Agreement or any other Notes Document refers to an action to be taken by any Person, or an action which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly;

(l) references to any Lien granted or created hereunder or pursuant to any other Notes Document securing any Obligations shall be deemed to be a Lien for the benefit of the Secured Parties; and

(m) references to any Law will include all statutory and regulatory provisions amending, consolidating, replacing, supplementing or interpreting such Law from time to time.

Unless otherwise expressly provided herein, references to organizational documents, agreements (including the Notes Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto permitted by the Notes Documents.

If any obligation to pay any amount pursuant to the terms and conditions of any Notes Document falls due on a day which is not a Business Day, then such required payment date shall be extended to the immediately following Business Day. For the purposes of calculations made pursuant to the terms of this Agreement or otherwise for purposes of compliance herewith, GAAP will be deemed to treat operating leases as set forth in the definition of Capital Lease Obligations. For the avoidance of doubt, any lease that would have been characterized as an operating lease under Accounting Standards Codification Topic No. 840, Leases, shall be accounted for as an operating lease (and not as a capital lease or otherwise reflected on the Issuer’s consolidated balance sheet) for purposes of this Agreement regardless of the implementation of Accounting Standards Codification Topic No. 842, Leases, or any change in GAAP following the Closing Date that would otherwise require such lease to be characterized or re-characterized (on a prospective or retroactive basis or otherwise) as a capital lease.

1.04 Divisions. For all purposes under the Notes Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

1.05 Reference Rate Replacement. Upon the occurrence of an event of the type described in the definition of “Reference Rate Transition Event”, the Administrative Agent will promptly notify the Issuer thereof and as set forth in the definition of “Reference Rate Replacement”, the Administrative Agent and the Issuer shall endeavor, in good faith, to establish an alternate rate of interest to One-Month Term SOFR.

1.06 Times of Day; Times of Performance.

(a) Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

(b) If any delivery or other performance obligation hereunder (other than payments) falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day.

1.07 Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate or One-Month Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto, including whether the composition or characteristics of any such alternative, successor or replacement rate will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate or One-Month Term SOFR prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. There is no assurance that the composition or characteristics of any such alternative, successor or replacement Reference Rate will be similar to or produce the same value or economic equivalence as One-Month Term SOFR or that it will have the same volume or liquidity as did One-Month Term SOFR prior to its discontinuance or unavailability. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate or One-Month Term SOFR, any alternative, successor or replacement rate or any relevant adjustments thereto, in each case, in a manner that is adverse to the Issuer. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate or One-Month Term SOFR, in each case pursuant to the terms of this Agreement, and shall have no liability to the Issuer, any Noteholder or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.08 Miscellaneous.

(a) The “date of this Agreement” is July 30, 2026.

(b) The term “redemption” when used in relation to a Note means any prepayment of that Note (or a portion thereof), by prepayment, redemption, purchase or any other means prior to the Maturity Date.

SECTION 2

THE COMMITMENTS AND THE NOTES

2.01 Issuance of Notes.

(a) Subject to the terms and conditions of this Agreement, (i) the Issuer shall authorize the issuance of, and each Noteholder with a Tranche 1 Commitment severally agrees to purchase, on the Closing Date, the Tranche 1 Notes issued by the Issuer in an amount equal to such Noteholder’s Tranche 1 Commitment and (ii) each Noteholder shall advance to the Issuer, on the Closing Date, a principal amount equal to such Noteholder’s Tranche 1 Commitment. Subject to Section 3.03, all amounts owed hereunder with respect to the Tranche 1 Notes shall be paid in full no later than the Maturity Date. Each Noteholder’s Tranche 1 Commitment shall be terminated immediately and without further action on the funding of the Tranche 1 Notes on the Closing Date.

(b) From the Closing Date until the Tranche 2 Notes Draw Termination Date and subject to the terms and conditions of this Agreement, (i) the Issuer may, at its option, authorize the issuance of the Tranche 2 Notes in an aggregate amount not to exceed the Tranche 2 Maximum Issue Amount, (ii) each Noteholder with a Tranche 2 Commitment severally agrees to purchase, on the Tranche 2 Issue Date, the Tranche 2 Notes in an amount not to exceed such Noteholder’s Tranche 2 Commitment, and (iii) each Noteholder shall advance to the Issuer, on the Tranche 2 Issue Date, a principal amount not to exceed such Noteholder’s Tranche 2 Commitment. Subject to Section 3.03, all amounts owed hereunder with respect to the Tranche 2 Notes shall be paid in full no later than the Maturity Date. Each Noteholder’s Tranche 2 Commitment shall be terminated immediately and without further action on the earlier of (i) the funding of the Tranche 2 Notes on the Tranche 2 Issue Date and (ii) the Tranche 2 Notes Draw Termination Date.

(c) From the Business Day after the Closing Date until the Tranche 3 Notes Draw Termination Date and subject to the terms and conditions of this Agreement, (i) the Issuer may, at its option, authorize the issuance of the Tranche 3 Notes in an aggregate amount not to exceed the Tranche 3 Maximum Issue Amount, (ii) each Noteholder with a Tranche 3 Commitment severally agrees to purchase, on the Tranche 3 Issue Date, the Tranche 3 Notes in an amount not to exceed such Noteholder’s Tranche 3 Commitment, and (iii) each Noteholder shall advance to the Issuer, on the Tranche 3 Issue Date, a principal amount not to exceed such Noteholder’s Tranche 3 Commitment. Subject to Section 3.03, all amounts owed hereunder with respect to the Tranche 3 Notes shall be paid in full no later than the Maturity Date. Each Noteholder’s Tranche 3 Commitment shall be terminated immediately and without further action on the earlier of (i) the funding of the Tranche 3 Notes on the Tranche 3 Issue Date and (ii) the Tranche 3 Notes Draw Termination Date.

(d) From the Business Day after the Closing Date until the Tranche 4 Notes Draw Termination Date and subject to the terms and conditions of this Agreement, (i) the Issuer may, at its option, authorize the issuance of the Tranche 4 Notes in an aggregate amount not to exceed the Tranche 4 Maximum Issue Amount, (ii) each Noteholder with a Tranche 4 Commitment severally agrees to purchase, on the Tranche 4 Issue Date, the Tranche 4 Notes in an amount not to exceed such Noteholder’s Tranche 4 Commitment, and (iii) each Noteholder shall advance to the Issuer, on the Tranche 4 Issue Date, a principal amount not to exceed such Noteholder’s Tranche 4 Commitment. Subject to Section 3.03, all amounts owed hereunder with respect to the Tranche 4

Notes shall be paid in full no later than the Maturity Date. Each Noteholder’s Tranche 4 Commitment shall be terminated immediately and without further action on the earlier of (i) the funding of the Tranche 4 Notes on the Tranche 4 Issue Date and (ii) the Tranche 4 Notes Draw Termination Date.

(e) No amount paid, repaid or prepaid by the Issuer or any Guarantor with respect to any Note may be required to be subscribed or readvanced under the Notes Documents.

(f) Any term or provision hereof (or of any other Notes Document) to the contrary notwithstanding, Notes issued and the subscriptions hereunder will be denominated solely in Dollars and no other currency.

2.02 Procedures for the Issuance of Notes.

(a) (i) At least one (1) Business Day prior to the Closing Date, for the issuance and purchase of the Tranche 1 Notes occurring on such date and (ii) prior to 12:00 p.m. at least five (5) Business Days prior to any Notes Issue Date (other than the Closing Date and in each case, or such shorter period to be agreed by the Administrative Agent), the Issuer shall deliver to the Administrative Agent an irrevocable Notes Subscription Request signed by a Responsible Officer of the Issuer (which notice, if received by the Administrative Agent on a day that is not a Business Day or after 12:00 p.m. on a Business Day, shall be deemed to have been delivered on the next Business Day). Each issuance of the Notes shall be in a principal amount of not less than $1,000,000 (or such lower amount as the Administrative Agent may agree in its sole discretion). Each Notes Subscription Request shall specify (i) the requested Notes Issue Date (which shall be a Business Day), (ii) the Notes to be issued, (iii) the principal amount of Notes to be issued, and (iv) the Issuer’s wire instructions (unless there is a separate direction letter signed by a Responsible Officer of the Issuer providing such wire instructions).

(b) Promptly following receipt of any Notes Subscription Request, the Administrative Agent shall advise the applicable Noteholders of the details thereof. Each Noteholder shall purchase the requested Notes on the proposed Notes Issue Date by making available its Proportionate Share of the applicable Commitment to the Administrative Agent, solely by wire transfer of immediately available funds, by 2:00 p.m., to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Noteholders. Upon receipt of all funds and the satisfaction and waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of the applicable Notes available to the Issuer promptly by wire transfer of the amounts so received, in like funds, to an account designated by the Issuer in the applicable Notes Subscription Request.

2.03 Noteholder Representations. Each Noteholder hereby represents and warrants to the Issuer that:

(a) The Noteholder is, and on the Closing Date was, (i) an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act and (ii) a “qualified institutional buyer” (as that term is defined in Rule 144A of the Securities Act). The Noteholder is acquiring, or acquired on the Closing Date, the Notes for investment for its own account and not with a current view towards, or for resale in connection with, the public sale or distribution of the Notes, except pursuant to sales registered or exempted under the Securities Act.

(b) The Noteholder understands and acknowledges that the Notes issued, or to be issued, are “restricted securities” under the Securities Act inasmuch as they are being acquired from the Issuer in a transaction not involving a public offering and that, under such Laws and applicable regulations, such securities may be resold without registration under the Securities Act only in certain limited circumstances. In addition, each Noteholder represents that it is familiar with Rules 144 and 144A, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

(c) The Noteholder acknowledges that it can bear the economic and financial risk of its investment for an indefinite period and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Notes. The Noteholder has had an opportunity to ask questions and receive answers from the Issuer regarding the terms and conditions of the Notes and the business, properties, prospects and financial condition of the Issuer.

2.04 Use of Proceeds. The Issuer shall use the proceeds of the Notes for working capital and general corporate purposes (for the avoidance of doubt, including for any Product Commercialization and Development Activities), including the payment of fees and expenses in connection with this Agreement, the other Notes Documents, and the transactions contemplated hereby and thereby.

2.05 Constitution of the Notes. The Notes will be:

(a) issued in a minimum amount of $1,000,000 and integral multiples thereof;

(b) considered issued when their details are registered in the Notes Register referred to in Section 14.05(d); and

(c) subject to the terms and conditions of this Agreement.

2.06 Signing and Authenticating Notes Certificates. A Notes Certificate shall not be considered to have been issued unless and until it has been signed by the Issuer and authenticated by the Administrative Agent.

2.07 Status of Notes Certificate. A Notes Certificate shall serve as evidence of the relevant records in the Notes Register and shall not represent title to the Notes. In the event of a conflict between information in a Notes Certificate and information in the Notes Register, the information in the Notes Register will prevail.

2.08 Stocks of Blank Notes Certificates. The Issuer shall execute and deliver to the Administrative Agent such number of blank Notes Certificates, duly signed by it, as the Administrative Agent may from time to time reasonably require.

2.09 Delivery of Replacements. Subject to receipt of sufficient blank Notes Certificates, the Administrative Agent shall, upon and in accordance with the instructions of the Issuer (which instructions may, without limitation, include terms as to the payment of expenses and as to evidence, security and indemnity), complete, authenticate and deliver replacement Notes Certificates.

2.10 Replacement Notes Certificates. The Administrative Agent shall not deliver or issue any replacement Notes Certificate:

(a) if the Notes Certificate being replaced has been mutilated or defaced otherwise than against the surrender of the same; and

(b) until the claimant of the Notes Certificate has:

(i) provided to the Administrative Agent such evidence, security and indemnity as the Issuer and/or Administrative Agent may reasonably require; and

(ii) paid such costs and expenses as may be incurred in connection with such replacement.

2.11 Replacements to be Numbered. Each replacement Notes Certificate shall bear a unique serial number.

2.12 Cancellation and Destruction. The Administrative Agent shall cancel and destroy each mutilated or defaced Notes Certificate surrendered to it in respect of which a replacement Notes Certificate has been delivered.

2.13 Notification. The Administrative Agent shall notify the Issuer of the delivery by it of any replacement Notes Certificate surrendered to it in respect of which a replacement Notes Certificate has been delivered.

2.14 Legend. The Notes may only be transferred or disposed of in compliance with applicable state and federal securities Laws. For so long as such restrictions apply, the Noteholder agrees to the imprinting of a legend in the Notes Register and on the Notes in the following form: THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR UNDER THE SECURITIES LAWS OF CERTAIN STATES, AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, CHARGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS SOLD IN ACCORDANCE WITH RULE 144 UNDER THE ACT.

SECTION 3

PAYMENTS, REDEMPTION AND INTEREST

3.01 Payments and Redemption Generally; Application.

(a) There will be no scheduled redemptions of principal on the Notes prior to the Maturity Date.

(b) On the Maturity Date, the Issuer shall redeem the entire remaining outstanding principal amount of the Notes at par in full and in cash, together with accrued and unpaid interest and any other accrued and unpaid charges thereon and all other Obligations due and payable under this Agreement.

(c) The Issuer agrees that all amounts payable hereunder or under any other Notes Document, whether in respect of any Notes, fees or interest accrued or accruing thereon, or any other Obligations, shall be paid, repaid and prepaid, as the case may be, solely in Dollars and no other currency pursuant to the terms of this Section 3. Except as otherwise provided in this Agreement, proceeds of each payment (including each redemption of Notes) by the Issuer shall be, and shall be deemed to be, made ratably to the Noteholders in accordance with their respective Proportionate Shares.

3.02 Interest.

(a) Interest Generally. The outstanding principal amount of the Notes, as well as the amount of all other outstanding Obligations, shall accrue interest at the Interest Rate on and from the Closing Date. The Administrative Agent’s determination of the Interest Rate shall be binding on the Issuer, its Subsidiaries and the Noteholders in the absence of manifest error.

(b) Default Interest. Notwithstanding the foregoing, upon the occurrence and during the continuance of any Event of Default, the Interest Rate shall increase (i) automatically, in the case of any Event of Default under Sections 11.01(a), (b), (h), (i) or (j) and (ii) upon the request of the Administrative Agent and upon written notice to the Issuer in the case of any other Event of Default, by four percent (4.0%) per annum (the Interest Rate, as increased pursuant to this Section 3.02(b), being the “Default Rate”). If any Obligation is not paid when due under any applicable Notes Document, the amount thereof shall accrue interest at the Default Rate. For the avoidance of doubt, the Default Rate shall not be cumulative and no more than four percent (4.00%) per annum can be applicable to the Notes or any past due Obligation at any time, and further for the avoidance of doubt, once an Event of Default is waived by the Administrative Agent or the Majority Noteholders, the Default Rate shall cease to apply.

(c) Interest Payment Dates. Accrued interest on the Notes shall be payable in cash, in arrears, on each Payment Date with respect to the most recently completed Interest Period, and upon the payment or redemption of the Notes (on the principal amount being so paid or redeemed); provided that interest payable at the Default Rate, or any accrued interest not paid on or before the Maturity Date, shall be payable from time to time in cash on the Administrative Agent’s demand until paid in full.

(d) Conforming Changes. In connection with the use or administration of One-Month Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Notes Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Notes Document. The Administrative Agent will promptly notify the Issuer and the Noteholders of the effectiveness of any Conforming Changes in connection with the use or administration of One-Month Term SOFR.

(e) Compensation for Losses. In the event of the payment or redemption of any principal of any Note other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), then, in any such event, the Issuer shall compensate each Noteholder for any reasonable and documented loss, cost and expense attributable to such event, including any reasonable and documented loss, cost or expense arising from the liquidation or redeployment of funds. A certificate of any Noteholder including documentary evidence of any amount or amounts that such Noteholder is entitled to receive pursuant to this Section shall be delivered to the Issuer and shall be conclusive absent manifest error. The Issuer shall pay such Noteholder the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

(f) Listing and Cooperation Obligations.

(i) The parties agree to cooperate in good faith, and use reasonable efforts, to ensure that all the Notes issued and to be issued hereunder are, as soon as reasonably practicable (and in any event, no later than 45 days) following the Closing Date and each other applicable Notes Issue Date, listed, and continue to be listed, on a Recognised Stock Exchange, such that the exemption from UK withholding tax under section 882 of the UK ITA (“QEB Exemption”) applies. Any costs arising in connection with the listing shall be borne by the Obligors.

(ii) In the event that (w) it is not possible to list the Notes within 45 days of the Closing Date as contemplated by Section 3.02(f)(i), (x) the Notes cease to be listed on the Exchange, or any other Recognised Stock Exchange on which they are listed from time to time or (y) there is a change in Law such that the QEB Exemption ceases to be available, the parties agree to cooperate in good faith, and to use reasonable efforts, to eliminate or mitigate any such Taxes to the extent it is possible to do so under applicable Law (such cooperation and efforts to include, as the case may be, listing the Notes on another Recognised Stock Exchange, and, where a Noteholder is entitled to an exemption from or reduction of withholding Tax and it is reasonably practicable for such reduction or exemption to be obtained by such Noteholder, the provision by the parties to each other any forms, certificates or other items, and the completion of any procedural formalities); provided, however, that notwithstanding anything to the contrary in this Agreement, (i) the Noteholders shall not be obligated to take any actions that would disclose the identity of its partners.

(g) Interest Deferral. Notwithstanding any other provision of this Agreement, the payment of any interest in respect of each of the Tranche 1 Notes, the Tranche 2 Notes, the Tranche 3 Notes and the Tranche 4 Notes shall automatically be deferred, at no additional cost to the Obligors, in respect of all Payment Dates, until the first Payment Date following the earlier of: (i) the date the Issuer receives confirmation that such Notes have been listed on a Recognised Stock Exchange; and (ii) the date that is two months following the issuance of such Notes.

3.03 Early Redemption; Early Redemption Premium.

(a) Optional Redemption of Notes

(i) Subject to prior written notice pursuant to clause (a)(ii) below and the applicable portion of the payment of the Early Redemption Fee pursuant to clause (c) below, the Issuer shall have the right to optionally redeem, in whole or in part, in a principal amount of not less than $1,000,000, the outstanding principal amount of the Notes at par on any Business Day (an “Early Redemption Date”); provided that in addition to such redeemed principal amount and the Early Redemption Fee applicable to such redeemed principal amount, the Issuer shall also make payment in full in cash on such Early Redemption Date the applicable portion of all accrued but unpaid interest on the principal amount of the Notes being redeemed (such aggregate amount of Early Redemption Fee, redeemed principal and accrued interest being herein referred to as the “Early Redemption Price”).

(ii) A notice of optional redemption shall be effective only if received by the Administrative Agent not later than 2:00 p.m. on a date at least three (3) (but not more than five (5)) Business Days prior to the proposed Early Redemption Date. Each notice of optional redemption shall specify the proposed Early Redemption Date, the principal amount of the Notes to be prepaid, the amount of accrued and unpaid interest that will be paid on the Early Redemption Date, and, in reasonable detail, a calculation of the Early Redemption Fee payable on such Early Redemption Date in connection with such proposed redemption; provided that a notice of optional redemption may state that such redemption is conditional upon the effectiveness of an identifiable event or condition, in which case such notice of redemption may be revoked by the Issuer (by notice to the Administrative Agent on or prior to the proposed Early Redemption Date) if such condition is not satisfied.

(b) Mandatory Redemptions.

(i) Within ten (10) Business Days of the receipt of Net Cash Proceeds from the occurrence of any Casualty Event or Asset Sale (other than any Asset Sale permitted pursuant to Sections 9.09 (a), (b), (c), (d), (e), (g), (j), (k), (n), (o), (p) and (q)), to the extent that the aggregate amount of Net Cash Proceeds received by the Issuer and its Subsidiaries (and not paid to the Administrative Agent as a redemption of the Notes) in respect of all such Casualty Events or Asset Sales, when taken together, exceeds $3,000,000 in any fiscal year, the Issuer shall apply an amount equal to one hundred percent (100%) of the Net Cash Proceeds received by the Issuer or any of its Subsidiaries with respect to such Casualty Event or Asset Sale, as the case may be, with such amount of Net Cash Proceeds being allocated, to (i) the redemption of principal outstanding under the Notes, (ii) the payment of accrued and unpaid interest on such principal amount of the Notes being prepaid, and (iii) the payment of the applicable portion of the Early Redemption Fee being paid. Such Net Cash Proceeds shall be allocated to such redemption and payments such that the full amount of the applicable Early Redemption Price shall be paid with such Net Cash Proceeds. Notwithstanding the foregoing, so long as no Event of Default shall have occurred and is continuing or shall immediately result therefrom, if, within seven (7) Business Days following the receipt of such Net Cash Proceeds, a Responsible Officer of the Issuer delivers to the Administrative Agent a written notice to the effect that the Issuer or the applicable Subsidiary intends to apply the Net Cash Proceeds from such Casualty Event or Asset Sale to reinvest, repair, refurbish, restore or rebuild, as applicable, the assets subject to such Casualty Event or to reinvest in long-term assets, in the case of an Asset Sale, then such Net Cash Proceeds may be applied for such purpose in lieu of such mandatory redemption otherwise required pursuant to this clause (b) to the extent such Net Cash Proceeds of such Casualty Event or Asset Sale are actually applied for such purpose; provided that, if such Casualty Event or Asset Sale occurs with respect to an Obligor, such reinvestment shall be made in the business of an Obligor; provided, further, that, in the event that Net Cash Proceeds have not been so applied within one hundred eighty (180) days following the receipt of such Net Cash Proceeds (such period, the “Reinvestment Period”) (or, if the Issuer or any of its Subsidiaries has entered into a binding commitment prior to the last day of such Reinvestment Period to reinvest such periods no later than one hundred and eighty five days (185) days following the last day of the Reinvestment Period, one hundred and eighty five days after the expiry of the applicable Reinvestment Period), the Issuer shall make a mandatory redemption of the Notes in an aggregate amount equal to one hundred percent (100%) of the unused balance of such Net Cash Proceeds received by the Issuer or any of its Subsidiaries with respect to such Casualty Event or Asset Sale, as the case may be, together with payment of accrued and unpaid interest on the principal amount of the Notes being so prepaid and the applicable Early Redemption Fee, with such amount of Net Cash Proceeds being allocated to the redemption of principal, the payment of accrued and unpaid interest on such principal amount of the Notes being redeemed and the payment of the applicable portion of the Early Redemption Fee being paid such that the full payable with respect to such mandatory redemption is paid with such unused balance of Net Cash Proceeds. Notwithstanding the foregoing, in respect of a Casualty Event relating to a Material Real Property or Future Acquired Material Real Property, to the extent required by the basis of settlement under any policy of insurance relating to that Material Real Property or Future Acquired Material Real Property or pursuant to the terms of any lease under which the Issuer or any of its Subsidiaries holds an interest in that Material Real Property or Future Acquired Material Real Property, the Issuer or the applicable Subsidiary shall apply moneys received under any policy of insurance in respect of that Material Real Property or Future Acquired Material Real Property towards replacing, restoring or reinstating that Material Real Property or Future Acquired Material Real Property.

(ii) Immediately upon receipt by any Obligor or any of its Subsidiaries of proceeds from any issuance, incurrence or assumption of Indebtedness other than Indebtedness permitted by Section 9.01, on or after the Closing Date, the Issuer shall apply 100% of the cash proceeds received from the issuance, incurrence or assumption of such Indebtedness, with such amount of cash proceeds being allocated to (i) the redemption of principal outstanding under the Notes, (ii) the payment of accrued and unpaid interest on such principal amount of the Notes being prepaid, and (iii) the payment of the applicable portion of the Early Redemption Fee being paid.

(iii) Upon the occurrence of any Change of Control, the Issuer shall redeem all of the principal outstanding under the Notes, together with all accrued and unpaid interest on the Notes and the applicable Early Redemption Fee.

(iv) The Issuer shall notify the Administrative Agent not later than 2:00 p.m. on a date not less than three (3) nor more than five (5) Business Days prior to any mandatory redemption (or such shorter period agreed to by the Administrative Agent). Each notice of mandatory redemption shall specify the proposed redemption date, the Early Redemption Price, and the subsection under which the redemption is required.

(c) Early Redemption Fee.

(i) Whenever any redemption of Notes is made hereunder pursuant to Section 3.03(a) or Section 3.03(b), acceleration or otherwise, the applicable portion of the Early Redemption Fee being paid shall be due and payable in full in cash on the applicable Early Redemption Date for such redemption.

(ii) Without limiting the generality of the foregoing, it is understood and agreed that if the Obligations are accelerated for any reason, including because of default, sale, disposition or encumbrance (including that by operation of law or otherwise) or automatic acceleration as a result of Section 11.01(h), Section 11.01(i) or Section 11.01(j), the Early Redemption Fee, if any, determined as of the date of acceleration will also be due and payable as though said Indebtedness was voluntarily prepaid as of such date and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Noteholder’s lost profits as a result thereof. Any Early Redemption Fee payable in accordance with the immediately preceding sentence shall be presumed to be the liquidated damages sustained by each Noteholder as the result of the early termination and the Issuer agrees that it is reasonable under the circumstances currently existing. The Early Redemption Fee, if any, shall also be payable in the event the Obligations (and/or this Agreement or the Notes evidencing the Obligations) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. THE ISSUER EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING EARLY REDEMPTION FEE IN CONNECTION WITH ANY SUCH ACCELERATION. The Issuer expressly agrees that: (A) the Early Redemption Fee is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Early Redemption Fee shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct among the Noteholders and the Issuer giving specific consideration in this transaction for such agreement to pay the Early Redemption Fee; and (D) the Issuer shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Issuer expressly acknowledges that its agreement to pay the Early Redemption Fee to the Noteholders as herein described is a material inducement for the Noteholders to provide the Commitments and purchase the Notes.

(d) Application. Proceeds of any redemption made pursuant to clauses (a) or (b) above shall be applied in the following order of priority, with proceeds being applied to a succeeding level of priority only if amounts owing pursuant to the immediately preceding level of priority have been paid in full in cash; provided that all such redemptions made to Noteholders shall be applied pro rata in accordance with their respective Proportionate Shares:

(i) first, to the payment of that portion of the Obligations payable to the Administrative Agent constituting fees, indemnities, costs, expenses, and other amounts then due and owing (including costs, Losses and fees and disbursements and other charges of counsel payable under Section 14.03);

(ii) second, to the payment of that portion of the Obligations payable to the Noteholders constituting fees (other than any Early Redemption Fee), indemnities, expenses, and other amounts then due and owing (including fees and disbursements and other charges of counsel payable under Section 14.03) ratably among them in proportion to the respective amounts described in this clause (ii) payable to them;

(iii) third, to the payment of any accrued and unpaid interest and any fees then due and owing;

(iv) fourth, to the redemption of unpaid principal of the Notes of the Noteholders at par;

(v) fifth, to the payment of any Early Redemption Fee then due and payable;

(vi) sixth, to the payment in full of all other Obligations then due and payable to the Administrative Agent and the Noteholders, ratably among them in proportion to the respective amounts described in this clause (vi) payable to them; and

(vii) seventh, to the Issuer or such other Persons as may lawfully be entitled to or directed by the Issuer to receive the remainder.

SECTION 4

PAYMENTS, ETC.

4.01 Payments.

(a) Payments Generally. Each payment of principal, interest and other amounts to be made by the Obligors under this Agreement or any other Notes Document shall be made (i) in Dollars in cash, in immediately available funds, without deduction, set off or counterclaim, to the applicable Noteholder to which such payment is owed, to the deposit account of such Noteholder designated by it by notice to the Issuer, and (ii) not later than 2:00 p.m. on the date on which such payment is due (each such payment made after such time on such due date shall be deemed to have been made on the next succeeding Business Day).

(b) Application of Payments. All such payments referenced in clause (a) above (other than fees payable pursuant to the Fee Letter) shall be applied as set forth in Section 3.03(d) above.

(c) Non-Business Days. If the due date of any payment under this Agreement (whether in respect of principal, interest, fees, costs or otherwise) would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day; provided that if such next succeeding Business Day would fall after the Maturity Date, payment shall be made on the immediately preceding Business Day.

4.02 Computations. All computations of interest and fees hereunder shall be computed on the basis of a year of three hundred and sixty (360) days and actual days elapsed during the period for which payable.

4.03 Set-Off.

(a) Set-Off Generally. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent, each of the Noteholders is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Administrative Agent, any

Noteholder to or for the credit or the account of any Obligor against any and all of the Obligations, whether or not such Person shall have made any demand and although such obligations may be unmatured. Any Person exercising rights of set off hereunder agrees to promptly notify the Issuer after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent, the Noteholders under this Section 4.03 are in addition to other rights and remedies (including other rights of set-off) that such Persons may have.

(b) Exercise of Rights Not Required. Nothing contained in Section 4.03(a) shall require the Administrative Agent or any Noteholder to exercise any such right or shall affect the right of such Persons to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of any Obligor.

(c) Payments Set Aside. To the extent that any payment by or on behalf of any Obligor is made to the Administrative Agent or any Noteholder, or the Administrative Agent, any Noteholder or any Affiliate of the foregoing exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent, or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Noteholder or such Affiliate in its discretion) to be repaid to a trustee, receiver, examiner or any other party, in connection with any Insolvency Proceeding or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

SECTION 5

YIELD PROTECTION, ETC.

5.01 Additional Costs.

(a) Changes in Law Generally. If, on or after the Closing Date (or, with respect to any Noteholder, such later date on which such Noteholder becomes party to this Agreement), the adoption of any Law, or any change in any applicable Law, or any change in the interpretation or administration thereof by any court or other Governmental Authority charged with the interpretation or administration thereof, or compliance by the Administrative Agent or any of the Noteholders (or the office to which any of its Notes are booked) with any request or directive (whether or not having the force of Law) of any such Governmental Authority, shall impose, modify or deem applicable any reserve (including any such requirement imposed by the Board of Governors of the Federal Reserve System), special deposit, contribution, insurance assessment or similar requirement, in each case that becomes effective after the Closing Date (or, with respect to any Noteholder, such later date on which such Noteholder becomes party to this Agreement) against assets of, deposits with or for the account of, or credit extended by, a Noteholder (or its office to which any of its Notes are booked) or other Recipient or shall impose on a Noteholder (or the office to which any of its Notes are booked) or other Recipient any other condition affecting the Notes or the Commitment, and the result of any of the foregoing is to increase the cost to such Noteholder or such other Recipient of making or maintaining the Notes, or to reduce the amount of any sum received or receivable by such Noteholder or other Recipient under this Agreement or any other Notes Document, or subject any Noteholder to any Taxes on its Notes, Commitment or

other obligations, or its deposits, reserves, other liabilities or capital (if any) attributable thereto by an amount reasonably deemed by such Noteholder in good faith to be material (other than (i) Indemnified Taxes, (ii) Taxes described in clause (b), (c) and (d) of the definition of “Excluded Taxes”, (iii) Connection Income Taxes, and (iv) any Bank Levy or any payment attributable to, or liability arising as a consequence of, a Bank Levy), then the Issuer shall pay to such Noteholder within three (3) Business Days after written demand such additional amount or amounts as will compensate such Noteholder for such increased cost or reduction.

(b) Change in Capital Requirements. If a Noteholder shall have determined that, on or after the Closing Date (or, with respect to any Noteholder, such later date on which such Noteholder becomes party to this Agreement), the adoption of any applicable Law regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of Law) of any such Governmental Authority, in each case that becomes effective after the Closing Date (or, with respect to any Noteholder, such later date on which such Noteholder becomes party to this Agreement), has or would have the effect of reducing the rate of return on capital of a Noteholder (or its parent) as a consequence of a Noteholder’s obligations hereunder or the Notes to a level below that which a Noteholder (or its parent) could have achieved but for such adoption, change, request or directive by an amount reasonably deemed by it to be material, then the Issuer shall pay to such Noteholder on demand such additional amount or amounts as will compensate such Noteholder (or its parent) for such reduction.

(c) Notification by Noteholder. Each Noteholder shall promptly notify the Issuer of any event of which it has knowledge, occurring after the Closing Date (or, with respect to any Noteholder, such later date on which such Noteholder becomes party to this Agreement), which will entitle such Noteholder to compensation pursuant to this Section 5.01. Before giving any such notice pursuant to this Section 5.01(c) such Noteholder shall designate a different office for booking its Notes if such designation (x) will, in the reasonable judgment of such Noteholder, avoid the need for, or reduce the amount of, such compensation and (y) will not, in the reasonable judgment of such Noteholder, be materially disadvantageous to such Noteholder. A certificate of such Noteholder claiming compensation under this Section 5.01, setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder and also setting forth in reasonable detail the basis for calculating the additional amounts claimed to be owed to such Noteholder, shall be conclusive and binding on the Issuer in the absence of manifest error.

(d) Delays in Requests. Failure or delay on the part of any Noteholder to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Noteholder’s right to demand such compensation; provided that the Issuer shall not be required to compensate a Noteholder pursuant to the foregoing provisions of this Section for any increased costs unless the Noteholder notifies the Issuer within ninety (90) days following the receipt by such Noteholder of its audited annual financial statements of the change in Law giving rise to such increased costs or reductions and of such Noteholder’s intention to claim compensation therefor.

(e) Other Changes. Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to constitute a change in Law for all purposes of this Section 5.01, regardless of the date enacted, adopted or issued.

5.02 Illegality. Notwithstanding any other provision of this Agreement, in the event that on or after the Closing Date (or, with respect to any Noteholder, such later date on which such Noteholder becomes party to this Agreement), the adoption of or any change in any applicable Law or in the interpretation or application thereof by any competent Governmental Authority shall make it unlawful for a Noteholder or the office to which any of its Notes are booked to perform any of its obligations or to subscribe for or maintain its participation in any Note (and, in the opinion of such Noteholder, the designation of a different office for the booking of its Notes would either not avoid such unlawfulness or would be disadvantageous to such Noteholder), then such Noteholder shall promptly notify the Issuer thereof, following which (i) such Noteholder’s Commitment shall be suspended until such time as such Noteholder may again subscribe for and maintain its participation in the Notes hereunder and (ii) if such Law shall so mandate, the Notes shall be redeemed by the Issuer on or before such date as shall be mandated by such Law in an amount equal to the Early Redemption Price applicable on such Early Redemption Date in accordance with Section 3.03(a).

5.03 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any Obligations shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by such Obligor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.03) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding for Indemnified Taxes been made.

(b) Payment of Other Taxes by the Issuer. The Issuer shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent or each Noteholder, timely reimburse it for the payment of any Other Taxes.

(c) Evidence of Payments. As soon as reasonably practicable after any payment of Taxes by the Issuer to a Governmental Authority pursuant to this Section 5, the Issuer shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Issuer. The Issuer shall reimburse and indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, but excluding, for the avoidance of doubt, any Indemnified Tax which is suffered or incurred in respect of any Bank Levy, or any payment attributable to, or liability arising as a consequence of, a Bank Levy. A certificate as to the amount of such payment or liability delivered to the Issuer by a Noteholder (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Noteholder shall be conclusive absent manifest error.

(e) Indemnification by the Noteholders. Each Noteholder shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Noteholder (but only to the extent that the Issuer has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Issuer to do so), (ii) any Taxes attributable to such Noteholder’s failure to comply with the provisions of Section 14.05(g) relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Noteholder, in each case, that are payable or paid by (or withheld from payments to) the Administrative Agent in connection with any Notes Documents, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Noteholder by the Administrative Agent shall be conclusive absent manifest error. Each Noteholder hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Noteholder under any Notes Documents or otherwise payable by the Administrative Agent to the Noteholder from any other source against any amount due to the Administrative Agent under this clause (e).

(f) Status of Noteholder. Any Noteholder that is a successor or assignee of the Original Noteholder and that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Notes Documents shall deliver to the Issuer and the Administrative Agent, at the time or times reasonably requested by the Issuer or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Issuer or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(g)) shall not be required if in such Noteholder’s reasonable judgment such completion, execution or submission would subject such Noteholder to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Noteholder.

(g) FATCA. If a payment made to any Noteholder under any Notes Documents would be subject to U.S. federal withholding Tax imposed by FATCA if such Noteholder were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Noteholder shall deliver to the Issuer and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Issuer or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Issuer or the Administrative Agent as may be necessary for the Issuer and the Administrative Agent to comply with their obligations under FATCA and to determine that such Noteholder has complied with such Noteholder’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Recipient agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Issuer and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Tax Benefits. If any party to this Agreement determines, in its sole discretion exercised in good faith, that it has obtained and utilized a credit against Tax, or has received a refund of any Taxes, that in each case is attributable to any Taxes as to which it has been indemnified pursuant to this Section 5.03 (including by the payment of additional amounts pursuant to this Section 5.03), it shall pay to the indemnifying party an amount equal to the cash Tax payable which has been saved as a result of utilizing such credit against Tax, or refund (but only to the extent of indemnity payments made under this Section 5.03 with respect to the Taxes giving rise to such credit or refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such credit or refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 5.03 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay an amount in respect of such credit, or such refund, to such Governmental Authority. Notwithstanding anything to the contrary in this Section 5.03(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.03(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 5.03(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Mitigation Obligations. If the Issuer is required to pay any Indemnified Taxes or additional amounts to any Noteholder or to any Governmental Authority for the account of any Noteholder pursuant to Section 5.01 or this Section 5.03, then such Noteholder shall (at the request of the Issuer) use reasonable efforts to designate a different office for subscribing for or booking its participation in the Notes hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the sole, reasonable judgment of such Noteholder, such designation or assignment and delegation would (i) eliminate or reduce amounts payable pursuant to Section 5.01 or this Section 5.03, as the case may be, in the future, (ii) not subject such Noteholder to any unreimbursed cost or expense and (iii) not otherwise be disadvantageous to such Noteholder. The Issuer hereby agrees to pay all reasonable costs and expenses incurred by any Noteholder in connection with any such designation or assignment and delegation.

(j) VAT.

(i) All amounts expressed to be payable under any Notes Documents by any party to any Secured Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to paragraph (ii) below, if VAT is or becomes chargeable on any supply made by any Secured Party to any party under any Notes Documents and:

(A) such Secured Party is required to account to the relevant tax authority for the VAT, that party shall pay to the Secured Party (in addition to and at the same time as paying any other consideration for such supply, if the Secured Party has before that time provided a valid and appropriate VAT invoice to that party, or otherwise promptly after receipt of such a VAT invoice by that party) an amount equal to the amount of such VAT; or

(B) if such party is required to directly account for such VAT under the reverse charge procedure,

the relevant Secured Party must promptly provide an appropriate VAT invoice to such party stating that the amount is charged in respect of a supply that is subject to VAT but that the reverse charge procedure applies and such party shall account for the VAT at the appropriate rate.

(ii) If VAT is or becomes chargeable on any supply made by any Secured Party (the “VAT Supplier”) to any other Secured Party (the “VAT Recipient”) under any Notes Documents, and any party other than the VAT Recipient (the “Relevant Party”) is required by the terms of any Notes Documents to pay an amount equal to the consideration for that supply to the VAT Supplier (rather than being required to reimburse or indemnify the VAT Recipient in respect of that consideration):

(A) where the VAT Supplier is the person required to account to the relevant tax authority for the VAT, the Relevant Party must also pay to the VAT Supplier (at the same time as paying that amount) an additional amount equal to the amount of VAT. The VAT Recipient must (where this sub-paragraph (ii)(A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the VAT Recipient receives from the relevant tax authority which the VAT Recipient reasonably determines relates to the VAT chargeable on that supply; and

(B) where the VAT Recipient is the person required to account to the relevant tax authority for the VAT, the Relevant Party must promptly, following demand from the VAT Recipient, pay to the VAT Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the VAT Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(iii) Where any Notes Documents require any party to reimburse or indemnify a Secured Party for any cost or expense in connection with such Notes Documents, the reimbursement or indemnity (as the case may be) shall be for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Secured Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv) Any reference in this Section 5.03(j) to any party shall, at any time when such party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time as making the supply, or (as appropriate) receiving the supply, under the applicable VAT grouping or unity (or fiscal unity) rules (as provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) or any other similar provision in any jurisdiction which is not a member state of the European Union, including, for the avoidance of doubt, in accordance with section 43 of the UK Value Added Tax Act 1994) so that a reference to a party shall be construed as a reference to that party or the relevant group or unity (or fiscal unity) of which that party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).

(v) In relation to any supply made by a Secured Party to any party under a Notes Document, if reasonably requested by such Secured Party, that party must as promptly as reasonably practicable provide such Secured Party with details of that party’s VAT registration and such other information as is reasonably requested in connection with such Secured Party’s VAT reporting requirements in relation to such supply.

(k) Survival. Each party’s obligations under this Section 5.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Noteholder, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations under any Notes Documents.

SECTION 6

CONDITIONS PRECEDENT

6.01 Conditions to the Closing Date. The effectiveness of this Agreement and the obligation of the Noteholders to subscribe for the Tranche 1 Notes on the Closing Date shall be subject to the prior or concurrent satisfaction (or waiver thereof by the Administrative Agent) of each of the conditions precedent set forth below in this Section 6.01.

(a) Notes Documents. The Administrative Agent shall have received each Notes Document required to be executed by the appropriate Obligor on the Closing Date and delivered by each applicable Obligor in such number as reasonably requested by the Administrative Agent and such Notes Documents shall be in form and substances reasonably satisfactory to the Administrative Agent, the Noteholders and their respective counsel.

(b) Secretary’s Certificate, Etc. The Administrative Agent shall have received from each Obligor:

(i) a copy of a good standing certificate or the equivalent thereof, if applicable in such Obligor’s jurisdiction of organization, dated a date reasonably close to the Closing Date, for each such Person; and

(ii) a certificate, dated as of the Closing Date, duly executed and delivered by such Person’s Responsible Officer, director, managing member, general partner, authorized signatory or equivalent, as to:

(A) resolutions of each such Person’s Board then in full force and effect authorizing the execution, delivery and performance of each Notes Document and the Transactions;

(B) the incumbency and signatures of those of its Responsible Officers, directors, managing member or general partner or equivalent authorized to act with respect to each Notes Document to be executed and delivered by such Person; and

(C) the full force and validity of each Organic Document of such Person and true and complete copies thereof;

which certificates were in form and substance reasonably satisfactory to the Administrative Agent and upon which the Administrative Agent and the Noteholders may conclusively rely until they shall have received a further certificate of the Responsible Officer, director, managing member, general partner or equivalent of any such Person cancelling or amending the prior certificate of such Person.

(c) Information Certificate. The Administrative Agent shall have received a fully completed Information Certificate, in form and substance reasonably satisfactory to the Administrative Agent, dated as of the Closing Date, duly executed and delivered by a Responsible Officer of the Issuer. All documents and agreements required to be appended to the Information Certificate, if any, were in form and substance reasonably satisfactory to the Administrative Agent, were executed and delivered by the requisite parties and were in full force and effect.

(d) Closing Date Certificate. The Administrative Agent shall have received a certificate, dated as of the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent, and duly executed and delivered by a Responsible Officer of the Issuer certifying that: (i) both immediately before and after the issuance of the Tranche 1 Notes on the Closing Date, (x) the representations and warranties set forth in each Notes Document qualified by materiality, Material Adverse Effect or the like were, in each case, true and correct, (y) the representations and warranties set forth in each Notes Document not qualified by materiality, Material Adverse Effect or the like were, in each case, true and correct in all material respects, and (z) no Default or Event of Default has occurred and is continuing, or could reasonably be expected to result from the issuance of the Tranche 1 Notes, or the consummation of any Transactions contemplated to occur on the Closing Date, and (ii) all of the conditions set forth in this Section 6.01 had been satisfied (except to the extent waived in writing by the Administrative Agent). All documents and agreements required to be appended to the certificate delivered pursuant to this Section 6.01(d), if any, were in form and substance reasonably satisfactory to the Administrative Agent, were executed (if applicable) and delivered by the requisite parties, and were in full force and effect.

(e) Security Documents. The Administrative Agent shall have received executed counterparts of all Security Documents, each dated as of the Closing Date, duly executed and delivered by the applicable Obligors, together with all documents (including any share certificates, transfers and stock transfer forms, notices or any other instruments) required to be delivered or filed under the Security Documents and evidence satisfactory to it that arrangements have been made with respect to all registrations, notices or actions required under the Security Documents to be effected, given or made in order to establish a valid and perfected first priority security interest in the Collateral in accordance with the terms of the Security Documents, including:

(i) delivery of all certificates (in the case of Equity Interests that are securities (as defined in the UCC)) evidencing the issued and outstanding Equity Interests owned by each Obligor that are required to be pledged or otherwise secured under any Security Document, which certificates in each case shall be accompanied by undated instruments of transfer duly executed in blank, or, in the case of Equity Interests that were uncertificated securities (as defined in the UCC), confirmation and evidence reasonably satisfactory to the Administrative Agent and the Noteholders that the security interest required to be pledged therein under any Security Document had been transferred to and perfected by the Administrative Agent for the benefit of the Secured Parties in accordance with Articles 8 and 9 of the NY UCC and all Laws otherwise applicable to the perfection of the pledge of such Equity Interests;

(ii) financing statements naming each Obligor as a debtor and the Administrative Agent as the secured party, or other similar instruments, registrations, or documents, in each case suitable for filing, filed under the UCC (or equivalent Law) of all jurisdictions as was reasonably necessary to perfect the Liens of the Secured Parties pursuant to any Security Document;

(iii) all applicable Short-Form IP Security Agreements required to be provided under the Security Agreement or any other Security Document;

(iv) the Intercompany Subordination Agreement or such other subordination agreement in form and substance reasonably satisfactory to the Administrative Agent;

(v) [reserved];

(vi) all instruments, documents and chattel paper in the possession of any of the Obligors, together with allonges or assignments as may be necessary or appropriate to perfect the Administrative Agent’s security interest in the Collateral pursuant to the Security Agreement; and

(vii) all notices of assignment, share deliverables and other ancillary documents necessary to perfect the Liens of the Secured Parties pursuant to any Foreign Collateral Security Document.

(f) Financial Information, Etc. The Administrative Agent shall have received:

(i) audited consolidated financial statements of the Issuer and its Subsidiaries for the fiscal year ended December 31, 2025; and

(ii) unaudited consolidated balance sheets of the Issuer and its Subsidiaries for the fiscal quarters ended March 31, 2026 and June 30, 2026, together with the related consolidated statement of operations, shareholder’s equity and cash flows for each such fiscal quarter.

(g) Insurance. The Administrative Agent shall have received certificates of insurance evidencing that the insurance required to be maintained pursuant to Section 8.05 was at the Closing Date in full force and effect, together with endorsements naming the Administrative Agent, for the benefit of the Noteholders, as additional insured and lender loss payee thereunder, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

(h) Lien Searches. The Administrative Agent shall be satisfied with scope and results of Lien searches (or equivalents) regarding the Obligors made within thirty (30) days prior to the Closing Date.

(i) Blackstone Collaboration Agreement, BioNTech License Agreement and UCLB License Agreement. The Administrative Agent shall have received (i) fully executed copies of the Blackstone Collaboration Agreement, the BioNTech License Agreement, the UCLB License Agreement and, in each case, all material transaction documents related thereto, and (ii) evidence that all Liens filed by BXLS V – Autobahn L.P. pursuant to the Blackstone Collaboration Agreement shall have been released and terminated prior to the Closing Date (other than any Liens set forth on Schedule 8.19).

(j) Minimum Liquidity Compliance. The Administrative Agent shall have received evidence reasonably satisfactory to it that, immediately after giving effect to the issuance of the Tranche 1 Notes on the Closing Date, the Obligors are in compliance with the covenant set forth in Section 10.01.

(k) Closing Date Warrant Certificates; Registration Rights Agreement. The Administrative Agent shall have received (i) executed counterparts of Warrant Certificates, exercisable in the aggregate into 3,500,000 American Depositary Shares with a per share exercise price of $1.9314, duly executed, delivered and validly issued by the Issuer and (ii) an executed counterpart of the Registration Rights Agreement (as defined in the Warrant Certificates).

(l) Solvency Certificate. The Administrative Agent shall have received a solvency certificate substantially in the form of Exhibit H, duly executed and delivered by the chief financial or other Responsible Officer of the Issuer, dated as of the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent.

(m) Opinions of Counsel. The Administrative Agent shall have received (x) a legal opinion, dated as of the Closing Date and addressed to the Administrative Agent and the Noteholders, from independent U.S. legal counsel to the Issuer and (y) a legal opinion, dated as of the Closing Date and addressed to the Administrative Agent and the Noteholders, from English legal counsel to the Administrative Agent and the Noteholders, in each case, in form and substance reasonably acceptable to the Administrative Agent.

(n) Material Adverse Change. Since December 31, 2025, no Material Adverse Change shall have occurred.

(o) Know Your Customer. The Administrative Agent shall have received, as applicable, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and Anti-Terrorism Laws, including the Patriot Act, in each case to the extent requested by the Administrative Agent at least three (3) Business Days prior to the Closing Date.

(p) Beneficial Ownership Certificate. To the extent requested by any Noteholder or the Administrative Agent at least three (3) Business Days prior to the Closing Date, the Issuer shall have provided to such Noteholder and the Administrative Agent all documentation and other information so requested, including a duly executed IRS Form W-9 or applicable IRS Form W-8 of an Obligor (or such other applicable tax form), in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, and if the Issuer qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification, in each case prior to the Closing Date.

(q) Fees, Expenses, Etc. The Administrative Agent shall have received (i) an executed counterpart of the Fee Letter, duly executed and delivered by the Issuer and (ii) for its account and the account of each Noteholder, as applicable, all fees required to be paid on the Closing Date pursuant to the Fee Letter, together with payment and reimbursement of all other fees, costs and expenses due and payable pursuant to the Proposal Letter and Section 14.03.

6.02 Conditions to the Issuance and Sale of Notes. The obligation of the Noteholders to subscribe for the Notes on the applicable Notes Issue Date shall be subject to the prior or concurrent satisfaction (or waiver thereof by the Administrative Agent) of each of the conditions precedent set forth below in this Section 6.02.

(a) Notes Subscription Request; Funds Flow. The Administrative Agent shall have received a Notes Subscription Request, duly executed and delivered by a Responsible Officer of the Issuer and as set forth in Section 2.02(a)(i) and attaching a funds flow memorandum summarizing, in reasonable detail, the use of proceeds of the applicable Notes.

(b) No Default or Event of Default; Representations and Warranties. Both immediately before and after the issuance of the applicable Notes on the applicable Notes Issue Date, (i) the representations and warranties set forth in each Notes Document qualified by materiality, Material Adverse Effect or the like were, in each case, true and correct, (ii) the representations and warranties set forth in each Notes Document not qualified by materiality, Material Adverse Effect or the like were, in each case, true and correct in all material respects, and (iii) no Default or Event of Default has occurred and is continuing, or would reasonably be expected to result from the issuance of the applicable Notes on the applicable Notes Issue Date.

(c) Fees, Expenses, Etc. The Administrative Agent shall have received for its account and the account of each Noteholder, the applicable fees set forth in the Fee Letter, together with payment and reimbursement of all other fees, costs and expenses due and payable pursuant to the Proposal Letter and Section 14.03.

(d) Funding Condition. (i) With respect to the Tranche 3 Notes, Consolidated Net Revenue for the most recently ended trailing twelve (12) consecutive month period exceeded $[***] and the Administrative Agent shall have received the Tranche 3 Note Condition Certificate and (ii) with respect to the Tranche 4 Notes, Consolidated Net Revenue for the most recently ended trailing twelve (12) consecutive month period exceeded $[***] and the Administrative Agent shall have received the Tranche 4 Note Condition Certificate.

(e) Warrant Certificates. (i) On the Tranche 3 Issue Date, the Administrative Agent shall have received executed counterparts of Warrant Certificates, exercisable in the aggregate into 2,500,000 American Depositary Shares with a per share exercise price as set forth therein, duly executed, delivered and validly issued by the Issuer and (ii) on the Tranche 4 Issue Date, the Administrative Agent shall have received executed counterparts of the Warrant Certificates, exercisable in the aggregate into 2,500,000 American Depositary Shares with a per share exercise price as set forth therein, duly executed, delivered and validly issued by the Issuer; provided that with respect to the preceding clauses (i) and (ii), the number of American Depositary Shares into which each Warrant Certificate is exercisable into shall be adjusted for any stock splits, stock combinations and the like that take place after the Closing Date and prior to the Tranche 3 Issue Date or the Tranche 4 Issue Date, as applicable.

SECTION 7

REPRESENTATIONS AND WARRANTIES

The Issuer and each other Obligor hereby jointly and severally represent and warrant to the Administrative Agent and each Noteholder that:

7.01 Power and Authority. Each Obligor and each of its Subsidiaries (i) is duly organized or incorporated, as applicable, and validly existing under the laws of its jurisdiction of organization or incorporation, as applicable, (ii) has all requisite corporate or other power, and has all Governmental Approvals necessary to own or lease its assets and carry on its business as now conducted and as proposed to be conducted, including all Healthcare Permits, except where the failure to have such powers, Governmental Approvals, and Healthcare Permits would not reasonably be expected to result in a Material Adverse Effect, (iii) is qualified to do business and is in good standing (or equivalent, to the extent applicable in such Obligor’s or Subsidiary’s jurisdiction of organization) in all jurisdictions in which the nature of its business makes such qualification necessary, except where the failure to so qualify, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, and (iv) has full power, authority and legal right to execute, deliver and perform its obligations under each of the Notes Documents to which it is a party and, in the case of the Issuer, to issue the Notes hereunder.

7.02 Authorization; Enforceability. Each Transaction to which an Obligor is a party (or to which it or any of its assets or properties is subject) are within such Obligor’s corporate or other powers and have been duly authorized by all necessary corporate action including, if required, approval by all necessary holders of Equity Interests. This Agreement has been duly executed and delivered by such Obligor and constitutes, and each of the other Notes Documents to which it is a party when executed and delivered by such Obligor, will constitute, a legal, valid and binding obligation of such Obligor, enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights; (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); (iii) solely in respect of the English Guarantors, the English Legal Reservations or the Perfection Requirements; and (iv) solely in respect of the German Guarantors, the German Legal Reservations or the Perfection Requirements.

7.03 Governmental and Other Approvals; No Conflicts. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required in connection with the due execution, delivery or performance by any Obligor of any Notes Document to which it is a party, except for (a) such approvals, consents, exemptions, authorizations, actions or notices that have been duly obtained, taken or made and are in full force and effect, (b) such filings and recordings that have been or will be made on the Closing Date in respect of perfecting or recording the Liens created pursuant to the Security Documents, and (c) solely in respect of the English Guarantors, the registration of particulars of the applicable Security Documents at Companies House in England and Wales under section 859A of the UK Companies Act 2006 (and payment of associated fees) and, to the extent any Intellectual Property is registered at the public register of the Intellectual Property Office of the United Kingdom (the “UK IPO”) or the European Union Intellectual Property Office (the “EUIPO”), the registration of particulars of the applicable Security Documents at the UK IPO or the EUIPO. None of the Transactions will (i) violate or conflict with any Law in any material respect, (ii) violate or conflict with any Organic Document of the Issuer or any of its Subsidiaries, (iii) violate or conflict with any Governmental Approval binding upon the Issuer or any of its Subsidiaries, except for any such violation that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (iv) violate or result in a default, or require any consent or approval under any Material Agreement, or give rise to a right thereunder to require any payment to be made by the Issuer or any of its Subsidiaries, except for any such violation, default or the creation of such rights that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, or (v) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of any Obligor or any of its Subsidiaries. The Issuer, its Subsidiaries and their respective properties and businesses are in compliance in all material respects with all applicable Laws (including Healthcare Laws) and Governmental Approvals applicable to such Persons and their properties or businesses, as the case may be.

7.04 Financial Statements; Material Adverse Change.

(a) Financial Statements. Issuer has heretofore furnished to the Administrative Agent and the Noteholders certain consolidated financial statements as provided for in Section 6.01(f). Such financial statements, and all other financial statements delivered by the Issuer pursuant hereto (including Section 6.01) present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Issuer and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements of the type described in Sections 8.01(a) and 8.01(b). Except as set forth in such financial statements, neither Issuer nor any of its Subsidiaries has any material contingent liabilities or unusual forward or long-term commitments required to be disclosed in the aforementioned financial statements and related footnotes in accordance with GAAP that are not disclosed therein.

(b) No Material Adverse Change. Since December 31, 2025, no Material Adverse Change has occurred.

7.05 Properties.

(a) Property Generally. With respect to all real and personal assets and properties of the Issuer and each of its Subsidiaries (other than Intellectual Property which is addressed in clause (b) below), the Issuer and each of its Subsidiaries has good and marketable fee simple title to, valid leasehold interests or other equivalent rights in, all such real and personal assets and property, whether tangible or intangible, material to its respective business, subject only to Permitted Liens and except for defects in title that do not, and are not reasonably anticipated to materially interfere with the ability of the Issuer or any such Subsidiaries, as the case may be, to utilize such assets and properties in the ordinary course of business as conducted as of the Closing Date and reasonably anticipated to be conducted thereafter.

(b) Intellectual Property.

(i) Schedule 7.05(b) contains, with respect to the Obligors and their respective Material Intellectual Property (set forth on an Obligor-by-Obligor basis, designated as to whether such Material Intellectual Property is owned or in-licensed):

(A) a complete and accurate list of all applied-for, issued, or registered Patents owned by or licensed to the Obligors, including the jurisdiction and patent number, that qualify as Material Intellectual Property;

(B) a complete and accurate list of all material applied-for, or registered active Trademarks owned by or licensed to the Obligors, including the jurisdiction, trademark application or registration number and the application or registration date, that qualify as Material Intellectual Property; and

(C) a complete and accurate list of all applied-for or registered Copyrights owned by or licensed to the Obligors, that qualify as Material Intellectual Property.

(ii) With respect to any Intellectual Property listed on Schedule 7.05(b) that is designated as in-licensed by the Obligors from a third party, there are no unpaid fees or royalties (or similar payment obligations) due and payable as of the Closing Date under or in respect of any such in-licensed Material Intellectual Property (or any license or other Contract related thereto), and, to the knowledge of the Issuer, such license is legal, valid, binding, enforceable, and in full force and effect. No Obligor is in material breach or default of any such license and, to the knowledge of the Issuer, no third party (including the licensor of any such licensed Material Intellectual Property) is in material breach or default of any such license that, in either case, would reasonably be expected to give rise to a right of rescission, termination, revision or amendment of such license.

(iii) To the Obligors’ knowledge, with respect to any Material Intellectual Property listed on Schedule 7.05(b) that is designated as owned or exclusively in-licensed by the Obligors, each Obligor or, to the knowledge of the Issuer, each licensor, as the case may be, is the sole beneficial owner of all right, title and interest in and to such Person’s Material Intellectual

Property that it owns, with no breaks in chain of title and with good and marketable title, free and clear of any Liens or Claims of any kind (other than Permitted Liens), and the applicable Obligor has the right to use such Material Intellectual Property in the ordinary course of its business as currently conducted and as anticipated to be conducted. Without limiting the foregoing, and except as set forth on Schedule 7.05(b):

(A) other than as permitted by Sections 9.02, 9.03, 9.09 or 9.13, no Obligor has transferred ownership of any such Material Intellectual Property, in whole or in part, to any Person that is not an Obligor;

(B) other than (1) customary restrictions in inbound licenses of Intellectual Property, materials transfer agreements, development agreements, research agreements and non-disclosure agreements, in each case as permitted pursuant to Section 9.19, (2) licenses granted to any of the Obligors’ customers or development partners in the ordinary course of business or (3) as would have been or is expressly permitted by Sections 9.02, 9.03 or 9.09, there are no judgments, covenants not to sue, permits, grants, licenses, Liens (other than Permitted Liens), Claims, or other agreements or arrangements relating to any such Material Intellectual Property, that bind, obligate or otherwise restrict any Obligor with respect to any such Material Intellectual Property in any material respect;

(C) The use by any Obligor of any such Material Intellectual Property in such Person’s businesses as conducted as of the Closing Date and proposed to be conducted thereafter does not infringe, misappropriate or otherwise violate any valid and enforceable rights arising under the Intellectual Property of any other Person in a manner that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect;

(D) (1) there are no pending or threatened in writing Claims against any Obligor asserted by any other Person relating to any such Material Intellectual Property, including any Claims of adverse ownership, invalidity, infringement, misappropriation, violation or other opposition to or conflict with such Material Intellectual Property; and (2) no Obligor has received any written notice from, or Claim by, any other Person asserting that the business of the Issuer or any of its Subsidiaries, or the use of any such Material Intellectual Property by the Issuer or any of its Subsidiaries materially infringes upon, violates or constitutes a misappropriation of, or may infringe upon, violate or constitute a misappropriation of any Intellectual Property of such other Person; and

(E) To the knowledge of the Issuer, no such Material Intellectual Property is being infringed, violated, misappropriated or otherwise used by any other Person without the express authorization of an Obligor; and, without limiting the foregoing, no Obligor has provided any other Person with written notice of actual or potential infringement, violation or misappropriation of any such Material Intellectual Property, and no Obligor has initiated the enforcement of any Claim with respect to any such Material Intellectual Property.

(iv) With respect to the owned Material Intellectual Property of the Obligors and the exclusively in-licensed Material Intellectual Property consisting of Patents listed on Schedule 7.05(b), except as set forth on Schedule 7.05(b), and without limiting the representations and warranties in Section 7.05(b)(iii):

(A) to the knowledge of the Issuer, each of the issued claims in such Patents is not invalid or unenforceable;

(B) each inventor named in such Patents has executed written Contracts with an Obligor (or a predecessor-in-interest) or the applicable licensor that properly and irrevocably assigns to the Issuer or such Subsidiary (or such predecessor-in-interest) all of such inventor’s rights, title and interest to any of the Inventions claimed in such Patents;

(C) all such Patents are in good standing and none of the Patents, or the Inventions claimed in any such Patent, have been dedicated to the public;

(D) all prior art known to the Issuer and reasonably believed to be material to such Patents was adequately disclosed, to the extent such disclosure is required, to the relevant patent office or, considered by the respective patent offices during prosecution of such Patents;

(E) subsequent to the issuance of such Patents, none of the Obligors nor licensors, as applicable, nor any of their respective predecessors-in-interest, has filed any disclaimer or made or permitted any other voluntary reduction in the scope of the Inventions claimed in such Patents;

(F) no subject matter designated allowable or allowed by the U.S. Patent and Trademark Office with respect to such Patents is subject to any competing conception claims of allowable or allowed subject matter of any patent applications or patents of any third party, and such Patents have not been the subject of any interference, re-examination, opposition, inter partes review, post-grant review, or any other post-grant proceedings, and no Obligor has any knowledge of any basis for any such proceedings;

(G) no such Patents have ever been finally adjudicated to be invalid, unpatentable or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding, and, with the exception of publicly available documents in the applicable patent office recorded with respect to any Patents, no Obligor has received any written notice asserting that such Patents are invalid, unpatentable or unenforceable; if any of such Patents is terminally disclaimed to another patent or patent application, all patents and patent applications subject to such terminal disclaimer are included in the Collateral;

(H) no Obligor has received an opinion directly from counsel or through its licensor, whether preliminary in nature or qualified in any manner, that concludes that a challenge to the validity or enforceability of any such Patents is more likely than not to succeed;

(I) (i) no Obligor, nor, to the knowledge of the Issuer, any of their respective agents or representatives, nor any licensor, has engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate or render unpatentable or unenforceable any such Patent and (ii) to the Issuer’s knowledge, no prior owner of any such Patent of the Issuer or any of its Subsidiaries, nor any of such prior owner’s agents or representatives, has engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate or render unpatentable or unenforceable any such Patent; and

(J) all maintenance fees, annuities, and the like due or payable on or with respect to any such Patents have been timely paid or, any failure to so pay would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

(v) All current and former employees and contractors who have developed Material Intellectual Property for or on behalf of the Obligors have executed written and valid confidentiality and invention assignment Contracts with the Obligors that irrevocably assign to the Obligors all rights of such employees and contractors in or to any such Material Intellectual Property and no such employee or contractor has excluded any rights in respect of such Material Intellectual Property from such assignment that are material to the Obligors in the conduct of their business as now conducted or currently proposed to be conducted. The Issuer is not aware that any current or former employee or contractor is in violation of any such confidentiality or invention assignment agreement.

(vi) The Obligors and their Subsidiaries have taken commercially reasonable precautions to protect the secrecy, confidentiality and value of their Material Intellectual Property consisting of trade secrets and confidential information, including unregistered Intellectual Property material to their respective businesses and there has been no Security Incident in the last three (3) years with respect to any Material Intellectual Property that would individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

7.06 No Actions or Proceedings.

(a) Litigation. Except as set forth on Schedule 7.06(a), there is no litigation, investigation or proceeding pending or, to the knowledge of the Issuer, threatened in writing, with respect to the Issuer or any of its Subsidiaries by or before any Governmental Authority or arbitrator that (i) would, individually or in the aggregate, reasonably be expected to result in an Event of Default, a Material Adverse Change or a Material Regulatory Event or (ii) involves this Agreement, any other Notes Document, the Transactions or any Material Intellectual Property.

(b) Environmental Matters. The operations and property of the Issuer and each of its Subsidiaries comply with all applicable Environmental Laws, except to the extent the failure to so comply (either individually or in the aggregate) would not reasonably be expected to result in Material Adverse Effect.

(c) Labor Matters. There are no strikes, lockouts or other labor disputes against any Obligor or any of its Subsidiaries or, to the Issuer’s knowledge, threatened in writing against or affecting such Obligor or any of its Subsidiaries, and no unfair labor practice complaint is pending against the Issuer or any Subsidiary or, to the knowledge of the Issuer, threatened in writing against any of them before any Governmental Authority, in each case, that would reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule 7.06(c), neither the Issuer nor any of its Subsidiaries (i) is a party to any collective bargaining agreements or similar Contracts, (ii) no union representation exists on any facilities of the Issuer or any of its Subsidiaries and (iii) the Issuer and its Subsidiaries do not have any knowledge of any union organizing activities that are taking place, in each case of this clause (iii), in any material respect.

7.07 Compliance with Laws and Agreements.

(a) Each Obligor and its Subsidiaries is in compliance with all applicable Laws and all Contracts binding upon it or its property, except where the failure to so comply, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing as of the date hereof, or will occur as a result of the issuance of any Notes hereunder.

(b) Without limiting the generality of the foregoing, (i) each Obligor and its Subsidiaries is and, during the past four (4) years, have been in material compliance with all applicable Healthcare Laws and Healthcare Permits, and (ii) during the past two (2) years no Obligor nor any of its Subsidiaries has received written notice by a Governmental Authority of any material violation (or of any investigation, audit, or other proceeding involving allegations of any violation) of any Healthcare Laws, and no such investigation, inspection, audit or other proceeding involving allegations of any such violation has been, to the knowledge of the Issuer, threatened in writing. No Obligor or Subsidiary is a party to or has any ongoing reporting obligations pursuant to, any corporate integrity agreements, deferred or non-prosecution agreements, monitoring agreements, consent decrees, settlement orders, plans of correction, or similar agreements with or imposed by a Governmental Authority. No Obligor, its Subsidiaries or, to the knowledge of the Issuer, none of its officers, employees, agents, or contractors (while employed or engaged by an Obligor or Subsidiary) is or has been: (i) debarred, excluded or suspended from participating in any federal health care program, (ii) subject to a civil monetary penalty assessed under Section 1128A of the Social Security Act or (iii) listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs.

(c) All development and commercialization of the Obligors’ and their Subsidiaries’ products (including the Product Commercialization and Development Activities) and all such products comply in all material respects with all applicable Healthcare Laws, including those of the FDA and each other applicable Governmental Authority, whether U.S. or non-U.S., and all Healthcare Permits;

(d) None of the Obligors, their Subsidiaries or, to the knowledge of the Issuer, any of their respective agents, suppliers, licensors or licensees has received any adverse inspection report, warning letter or similar notices with respect to any Product Commercialization and Development Activities from any Governmental Authority within the last four (4) years asserting lack of compliance with any applicable Law, including Healthcare Laws, or Healthcare Permits or other orders, injunctions, or decrees in any material respect. Without limiting the foregoing, no manufacturing facility of any Obligor or any of its Subsidiaries or, to the knowledge of the Issuer, any contract manufacturer has, within the last four (4) years, been subject to any shutdown, suspension of manufacturing operations, import alert, export prohibition or similar enforcement action by any Governmental Authority that remains unresolved or would reasonably be expected to result in a Material Adverse Effect. To the knowledge of the Issuer, no Governmental Authority has threatened in writing to take any such action.

(e) Within the last two (2) years, no product has been the subject of any recall, safety alert, reportable field correction, market withdrawal, suspension, revocation or similar material regulatory action, whether voluntary or at the request, demand or order of any Governmental Authority, that remains unresolved or would reasonably be expected to result in a Material Adverse

Effect. No Governmental Authority has, within the last four (4) years, requested, ordered or demanded any such action that remains unresolved or would reasonably be expected to result in a Material Adverse Effect, and, to the knowledge of the Issuer, no Governmental Authority has threatened in writing to take any such action.

7.08 Taxes. Except as set forth on Schedule 7.08, each Obligor and each of its Subsidiaries has timely filed or caused to be filed all income tax returns and other tax returns and reports required to have been filed and has paid or caused to be paid all material Taxes required to have been paid by it, except for Taxes that are being contested in good faith by appropriate proceedings and for which, in each case, the Issuer or such Subsidiary, as applicable, has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

7.09 Full Disclosure. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Obligors to the Administrative Agent or any Noteholder in connection with the negotiation of this Agreement and the other Notes Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading as of the Closing Date or at the time furnished; provided that, with respect to projected financial information, the Issuer represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood by the Administrative Agent and the Noteholders that such projected financial information is not to be viewed as facts or guaranty of performance of achievement of a certain result, and that no assurances can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material). In respect of any Certificate of Title or any Material Real Property Report, the information supplied by or on behalf of the Obligors to the lawyers who prepared that Certificate of Title or Material Real Property Report for the purpose of that Certificate of Title or Material Real Property Report was true, complete and accurate in all material respects as at the date of that Certificate of Title or Material Real Property Report or (if appropriate) as at the date (if any) at which it is stated to be given and did not omit any information which, if disclosed, would make that information untrue or misleading in any material respect.

7.10 Investment Company Act and Margin Stock Regulation.

(a) Investment Company Act. No Obligor nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

(b) Margin Stock. No Obligor nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of the Notes will be used to buy or carry any Margin Stock in violation of Regulation T, Regulation U or Regulation X.

7.11 Solvency. The Obligors and their Subsidiaries, on a consolidated basis, are, and, immediately after giving effect to the issuance of any Notes on such date, and the use of proceeds thereof, will be Solvent.

7.12 Equity Holders, Subsidiaries and Other Investments.

(a) Set forth on Schedule 7.12(a) is a complete and correct list of all direct and indirect Subsidiaries of the Issuer. Each such Subsidiary is duly organized or incorporated, as applicable and validly existing under the jurisdiction of its organization or incorporation, as applicable shown in Schedule 7.12(a), and the percentage ownership by each Obligor of each such Subsidiary thereof is as shown in Schedule 7.12(a).

(b) Set forth on Schedule 7.12(b) is a complete and correct list of all other Equity Interests owned or held by the Issuer or any of its direct or indirect Subsidiaries in any Person that does not qualify as a direct or indirect Subsidiary of the Issuer. Schedule 7.12(b) also sets forth, in reasonable detail, the type of Equity Interest held by the Issuer or any of its direct or indirect Subsidiaries in such other Person and the fully-diluted percentage ownership held beneficially by the Issuer or one or more of its Subsidiaries, as the case may be, in such other Person.

7.13 Continuing Indebtedness. Set forth on Schedule 7.13 is a complete and correct list of all Indebtedness of the Issuer and each of its Subsidiaries outstanding as of the date hereof that will remain outstanding immediately after the issuing of the Notes and the application of proceeds therefrom on the Closing Date, and notes with respect to each such item of Indebtedness whether it is secured by a Lien on assets or property of the Issuer or any of its Subsidiaries.

7.14 Material Agreements. Except as set forth on Schedule 7.14, as of the Closing Date, all Material Agreements have been publicly disclosed and accurate and complete copies of each Contract disclosed on such schedule (or publicly disclosed Contracts that are redacted) have been made available to the Administrative Agent. No Obligor nor any of its Subsidiaries is in Default (or equivalent term under such agreement) under any such Material Agreement, no Obligor has knowledge of any material default by any counterparty to any such Material Agreement and there are no pending or, to any Obligor’s knowledge, threatened material adverse Claims against any Obligor or any of its Subsidiaries relating to any such Material Agreement, including any Claims of breach or default thereunder.

7.15 Restrictive Agreements. Except as set forth on Schedule 7.15, no Obligor nor any of its Subsidiaries is subject to any Restrictive Agreement, except those permitted under Section 9.11.

7.16 Real Property. Except as set forth on Schedule 7.16, no Obligor nor any of its Subsidiaries owns or leases (as a tenant) any real property.

7.17 Pension Matters. Except as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (a) each Benefit Plan, and each trust thereunder, intended to qualify for tax-qualified status or tax-exempt status under Section 401 or 501 of the Code or other applicable Law so qualifies or is so exempt and nothing has occurred that would reasonably be expected to cause the loss of such tax-qualified or tax-exempt status, (b) each Benefit Plan and Foreign Pension Plan is in compliance with all applicable provisions of ERISA, the Code or other applicable Law, (c) no ERISA Event has occurred or is reasonably expected to occur, (d)

the Issuer, each of its Subsidiaries and each of their ERISA Affiliates have met all applicable requirements under the ERISA Funding Rules with respect to each Title IV Plan, and no waiver of the minimum funding standards under the ERISA Funding Rules has been applied for or obtained, (e) as of the most recent valuation date for any Title IV Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least sixty percent (60%), and none of the Issuer, any of its Subsidiaries nor any of their ERISA Affiliates knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage to fall below sixty percent (60%) as of the most recent valuation date and (f) none of the Issuer, its Subsidiaries or any of their ERISA Affiliates has or would have any Withdrawal Liability as a result of a complete or partial withdrawal from any Multiemployer Plan on the date this representation is made or deemed made.

No Obligor, nor any of its Subsidiaries, nor any of their respective Affiliates: (i) is or has at any time been an “employer” (for the purposes of sections 38 to 51 of the UK Pensions Act 2004) of an “occupational pension scheme” which is not a “money purchase scheme” (both terms as defined in the UK Pension Schemes Act 1993) (any such scheme being a “UK DB Plan”); (ii) is, or has in the last six years been, “connected with” or an “associate of” (as those terms are used in sections 38 and 43 of the UK Pensions Act 2004) such an “employer”; (iii) nor otherwise owes or is reasonably expected to owe any obligations or liabilities (whether actually, potentially or contingently) to, in respect of, or which derive from any UK DB Plan.

No Obligor, nor any of its Subsidiaries, nor any of their respective Affiliates, nor any of their respective directors, officers or employees, has been or is being prosecuted under sections 58A or 58B of the UK Pensions Act 2004 or has been or is being required to pay a financial penalty under sections 58C or 58D of the UK Pensions Act 2004, and there are no circumstances that would cause any Obligor, any of its Subsidiaries, any of their respective Affiliates, or any of their respective directors, officers or employees to be at risk of such prosecution or financial penalties.

7.18 Priority of Obligations; Collateral; Security Interest. No monetary Obligation arising hereunder or under any Notes Document, or arising in connection herewith or therewith, is contractually subordinated to any other Indebtedness of the Obligors. Subject to the English Legal Reservations and Perfection Requirements solely in respect of the English Guarantors and subject to the German Legal Reservations and Perfection Requirements solely in respect of the German Guarantors, each Security Document is effective to create in favor of the Secured Parties a legal, valid and enforceable security interest in the Collateral subject to such Security Document, each such security interest is legal, valid and enforceable, and each such security interest is perfected to the extent required by the applicable Security Document on a first-priority basis (subject to Permitted Liens that may apply to specific items of Collateral permitted pursuant to Section 9.02) and secures the Obligations, it being acknowledged that, in respect of the English Guarantors, perfection of the Liens created by the applicable Security Documents requires the registration of particulars of such Security Documents at Companies House in England and Wales under section 859A of the UK Companies Act 2006 (and payment of associated fees) and the registration of particulars of such Security Documents at the UK IPO or the EUIPO.

7.19 Governmental Approvals in Respect of Ordinary Course Activities, Etc. Each Obligor and each of its Subsidiaries hold, and has timely obtained, either directly or through licensees or agents, all Governmental Approvals, including all Healthcare Permits, necessary or required for such Obligor and each of its Subsidiaries to engage in and otherwise conduct their respective operations and businesses in the ordinary course, including their commercialization and development of products. Such Governmental Approvals are valid and in full force and effect and have not been suspended, revoked, withdrawn or terminated, nor, to the knowledge of the Issuer, is any such action pending or threatened in writing, except, in each case, where the failure to hold or maintain such Governmental Approval, or such suspension, revocation, withdrawal or termination, would not reasonably be expected to result in a Material Adverse Effect.

7.20 Transactions with Affiliates. Except as set forth on Schedule 7.20, no Obligor nor any of its Subsidiaries is a party to any transaction with any Affiliate that would be prohibited pursuant to Section 9.10 hereof.

7.21 Anti-Terrorism Laws; Sanctions.

(a) No Obligor nor any of its Subsidiaries is in violation of any Anti- Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any applicable Anti-Terrorism Laws.

(b) No Obligor nor any of its Subsidiaries, any of their respective directors, officers, or employees nor, to the knowledge of such Obligor, agents or other Persons acting on behalf of any of the foregoing (i) is currently the target of any Sanctions, (ii) is operating, organized or resident in any Designated Jurisdiction, (iii) is engaged in any transactions with, or for the benefit of, any Person who is the target of Sanctions or who is operating, organized or resident in any Designated Jurisdiction in violation of Sanctions or (iv) is in violation of Sanctions. No Notes, nor the proceeds from any Notes, will be used, directly or indirectly, to lend, contribute or provide to, or has been or will be otherwise made available to fund, any activity or business in any Designated Jurisdiction or any activity or business of any Person located, organized or residing in any Designated Jurisdiction, in violation of Sanctions or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including the Administrative Agent, the Noteholders and their Affiliates) of Sanctions.

(c) The representations under paragraphs (a) to (b) (including) of this Section 7.21 shall only be made by the German Guarantors if and to the extent that making such representation does not result in a violation of or conflict with the Council Regulation (EC) No 2271/96 of 22 November 1996 (as amended from time to time) protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom, section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung - AWV) and/or any other applicable anti boycott laws or regulations.

7.22 Anti-Corruption. No Obligor nor any of its Subsidiaries, any of their respective directors, officers or employees nor, to the knowledge of such Obligor, any agents or other Persons acting on behalf of any of the foregoing, directly or indirectly, has (i) violated or is in violation of any applicable anti-corruption Law (including the UK Bribery Act 2010 or equivalent laws in other jurisdictions) or (ii) made, offered to make, promised to make or authorized the payment or giving of, directly or indirectly, any Prohibited Payment.

7.23 Deposit and Disbursement Accounts and Investment Accounts. Schedule 7.23 contains a list of all banks and other financial institutions at which the Obligors maintain deposit accounts, lockboxes, disbursement accounts, investment accounts or other similar accounts, and such Schedule correctly identifies the name and address of each bank or financial institution, the name in which the account is held, the type of account, and the complete account number therefor.

7.24 Centre of Main Interests. The Issuer represents and warrants that: (a) its centre of main interests (as that term is used in Article 3(1) of Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast), as incorporated into English law and amended by the Insolvency (Amendment) (EU Exit) Regulations 2019 (SI 2019/146) (the “Recast Insolvency Regulation”)) is situated in its jurisdiction of incorporation; (b) its central management and control is exercised in its jurisdiction of incorporation, and all strategic business, commercial, and operational decisions are made by its board of directors within such jurisdiction; and (c) it has no “establishment” (as that term is defined in Article 2(10) of the Recast Insolvency Regulation) in any jurisdiction other than its jurisdiction of incorporation.

7.25 Royalty and Other Payments. Except as set forth on Schedule 7.25, as of the Closing Date, no Obligor, nor any of its Subsidiaries, is obligated to pay any royalty, milestone payment or any other contingent payment.

7.26 Persons with Significant Control Regime. In respect of any Equity Interests which constitute Collateral, no English Obligor has issued, or intends to issue, any warning notice or restrictions notice under Schedule 1B of the UK Companies Act 2006, and no English Obligor has received any such warning notice or restrictions notice.

7.27 Data Privacy and Security.

(a) Except as would not reasonably be expected to result in a Material Adverse Effect: (i) Issuer and each of its Subsidiaries is and has at all times been operating in compliance with Data Protection Requirements; and (ii) neither Issuer nor any of its Subsidiaries, or to the knowledge of Issuer and its Subsidiaries, any third party Processing Personal Information or confidential information on behalf of Issuer or any of its Subsidiaries, has experienced a Security Incident.

(b) Except as would not reasonably be expected to result in a Material Adverse Effect: (i) the information technology assets and equipment of Issuer and each of its Subsidiaries (collectively, “IT Systems”) are adequate for, and operate and perform as required in connection with the operation of the business of Issuer and each of its Subsidiaries as currently conducted, free and clear of all material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants; and (ii) Issuer and each of its Subsidiaries has implemented and maintain appropriate physical, technical and administrative safeguards designed to protect Personal Information Processed by Issuer and each of its Subsidiaries, any other material confidential information and the integrity and security of IT Systems used in connection with their businesses.

(c) Since January 8, 2025, Autolus Inc. is not a “covered person,” and has not allowed “access” to any “bulk U.S. sensitive personal data” or “government-related data” by any “covered person” or “country of concern” (as such terms are defined by the final rule promulgated by the U.S. Department of Justice titled “Access to U.S. Sensitive Personal Data and Government-Related Data by Countries of Concern or Covered Persons,” 90 Fed. Reg. 1636 (Jan. 8, 2025) codified at 28 C.F.R. Part 202, including any amendments thereto and guidance issued thereunder).

SECTION 8

AFFIRMATIVE COVENANTS

The Obligors jointly and severally covenant and agree with the Administrative Agent and the Noteholders that, until the Commitments have expired or been terminated and all Obligations (other than inchoate indemnification and expense reimbursement obligations for which no Claim has been made) have been paid in full in cash:

8.01 Financial Statements and Other Information. The Issuer shall furnish to the Administrative Agent:

(a) as soon as available and in any event within (i) forty five (45) days after the end of each of the first three fiscal quarters of each fiscal year and (ii) ninety (90) days after the end of the last fiscal quarter of each fiscal year, (i) a consolidated balance sheet of the Issuer and its Subsidiaries as of the end of such fiscal quarter, and (ii) the related consolidated statements of income, shareholders’ equity and cash flows of the Issuer and its Subsidiaries for such quarter and the portion of the fiscal year through the end of such fiscal quarter, in each case, prepared in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the corresponding period in the preceding fiscal year, together with (iii) a certificate of a Responsible Officer of the Issuer stating that (x) such financial statements fairly present in all material respects the financial condition of the Issuer and its Subsidiaries as at such date and (y) the results of operations of the Issuer and its Subsidiaries for the period ended on such date have been prepared in accordance with GAAP consistently applied, subject to changes resulting from normal, year-end audit adjustments and except for the absence of notes; provided that documents required to be furnished pursuant to this Section 8.01(a) shall be deemed furnished on the date that such documents are publicly available on “EDGAR” (with the related certificate separately delivered).

(b) as soon as available and in any event within ninety (90) days after the end of each fiscal year, (i) the consolidated balance sheets of the Issuer and its Subsidiaries as of the end of such fiscal year, and (ii) the related consolidated statements of income, shareholders’ equity and cash flows of the Issuer and its Subsidiaries for such fiscal year, in each case prepared in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the previous fiscal year, accompanied by a report and opinion thereon of Ernst & Young LLP or other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with Public Company Accounting Oversight Board standards and shall not be subject to (x) any “going concern” or similar qualification or exception (other than any such qualification or exception in respect of (1) the Issuer’s failure to have access to sufficient cash to pay the Obligations in full on the Maturity Date or (2) any actual, impending or potential breach of the obligations under Section 10.01) or (y) any qualification or exception as to the scope of such audit, and in the case of such consolidated financial statements, certified by a Responsible Officer of the Issuer; provided that documents required to be furnished pursuant to this Section 8.01(b) shall be deemed furnished on the date that such documents are publicly available on “EDGAR”.

(c) together with the financial statements required pursuant to Sections 8.01(a) and 8.01(b), (i) a management discussion and analysis (“MD&A”), prepared in writing and in reasonable detail in a manner consistent with the requirements of Item 303 of Regulation S–K of the Securities Act, discussing the Issuer’s financial condition and results of operations as set forth in such financial statements; provided that for so long as Issuer remains a “smaller reporting company” as defined in the Securities Act and Exchange Act through the end of an applicable reporting period, any reduced disclosure obligations under SEC rules relating to the MD&A applicable to smaller reporting companies shall apply and (ii) a compliance certificate signed by the chief financial or accounting Responsible Officer, substantially in the form of Exhibit D (a “Compliance Certificate”), as of the end of the applicable accounting period, including, with respect to the financial statement delivered pursuant to Section 8.01(b), details of any issues that are material that are raised by the Issuer’s auditors.

(d) As soon as available and in any event no later than sixty (60) days following the end of each fiscal year of the Issuer (commencing with the fiscal year ending December 31, 2027), copies of an annual budget (or equivalent) for the Issuer and its Subsidiaries, approved by the Board, for the then current fiscal year, in form reasonably satisfactory to the Administrative Agent, accompanied by the projections upon which such budget was based and a certificate of a Responsible Officer of the Issuer certifying (in his or her capacity as an officer of the Issuer and not in his or her individual capacity) that the projections on which such budget was based are based on reasonable estimates, information and assumptions at the time and that such Responsible Officer has no reason to believe that such projections are incorrect or misleading in any material respect.

(e) promptly after the same are released, copies of all press releases (other than any press release that is administrative in nature); provided that documents required to be furnished pursuant to this Section 8.01(e) shall be deemed furnished on the date that such documents are publicly available on “EDGAR” or on the Issuer’s website.

(f) promptly, and in any event within ten (10) Business Days after receipt, by an Obligor thereof, (i) copies of each material notice or other material correspondence received from any securities regulator or exchange to the authority of which any Obligor may become subject from time to time, concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of such Obligor, (ii) copies of any FDA Form-483s or similar documents, or (iii) copies of any material written correspondence or any other material written communication with the FDA or any other regulatory body relating to any event or circumstance which would reasonably be expected to result in fine, penalty or Loss to the Issuer or any of its Subsidiaries in excess of $2,500,000; provided that documents required to be furnished pursuant to this Section 8.01(f) shall be deemed furnished on the date that such documents are publicly available on “EDGAR”.

(g) promptly (and in any event within five (5) Business Days of delivery) after the same are available, copies of each annual report, proxy or financial statement and any other statements, reports, communications and notices (including board kits) made available to the Issuer’s Board or holders of the Equity Interests of the Issuer or any of its Subsidiaries (including copies of all annual, regular, periodic and special reports and registration statements which the Issuer or any its Subsidiaries may file or be required to file with any securities regulator or exchange to the authority of which the Issuer or such Subsidiary, as applicable, may become subject from time to time); provided that documents required to be furnished pursuant to this Section 8.01(g) shall be deemed furnished on the date that such documents are publicly available on “EDGAR”.

(h) promptly following Administrative Agent’s reasonable request, the information regarding insurance maintained by the Issuer and its Subsidiaries as required under Section 8.05.

(i) as soon as possible and in any event within five (5) Business Days after the end of each calendar month, a Liquidity Certificate delivered by a Responsible Officer of the Issuer certifying that, as of the last day of such calendar month, the Obligors are in compliance with the Minimum Liquidity requirement as set forth in Section 10.01, which Liquidity Certificate shall be accompanied by evidence of such compliance reasonably satisfactory to the Administrative Agent, which evidence may be in the form of the Obligors’ bank account statements.

(j) such other information respecting the operations, properties, business, liabilities or condition (financial or otherwise) of the Obligors (including with respect to the Collateral), as the Administrative Agent may from time to time reasonably request.

The Obligors hereby acknowledge that the Administrative Agent or the Noteholders may not wish to receive material non-public information with respect to the Issuer or its Affiliates, or the respective securities of any of the foregoing, and the Administrative Agent, the Noteholders or their respective personnel may be engaged in investment and other market-related activities with respect to such Persons’ securities. Notwithstanding anything to the contrary in this Agreement, no Obligor or any Person acting on its behalf will provide, or become obligated to provide, the Administrative Agent, any Noteholder or their respective representatives or agents with any information that the Issuer reasonably believes constitutes material non-public information, except during an MNPI Notice Window or such information is required to be publicly disclosed by the SEC and publicly available on “EDGAR”; provided that, notwithstanding the foregoing, the information required to be delivered pursuant to (i) clauses (a), (b), (c), and (f) of Section 8.01 and (ii) clauses (a), (i), and (j) of Section 8.02 shall be furnished and delivered to the Administrative Agent as provided herein whether or not such information qualifies as material non-public information. The Obligors hereby acknowledge that the Administrative Agent and each Noteholder is relying on the foregoing covenant in effecting transactions in securities of the Obligors.

8.02 Notices of Material Events. On or within five (5) Business Days (or such longer or shorter period as may be expressly set forth below) after a Responsible Officer of the Issuer or any of its Subsidiaries first learns of or acquires knowledge with respect to any of the below events or circumstances, the Issuer shall furnish to the Administrative Agent written notice thereof (prepared in reasonable detail):

(a) the occurrence of any Default.

(b) together with the delivery of the next Liquidity Certificate required pursuant to Section 8.01(i), the occurrence of any event with respect to any property or assets of the Issuer or any of its Subsidiaries resulting in a Loss (excluding a loss of revenue and exclusive of any amounts fully covered by insurance (less any applicable deductible)) aggregating $2,500,000 (or the Equivalent Amount in other currencies) or more.

(c) together with the delivery of the next Liquidity Certificate required pursuant to Section 8.01(i), any written or filed Claim, action, suit, notice of violation, hearing, investigation or other proceedings pending, or to the best of the Issuer’s knowledge, threatened against or affecting the Issuer or any of its Subsidiaries or with respect to the ownership, use, maintenance and operation of their respective businesses, operations or properties, whether made by a Governmental Authority or other Person that would reasonably be expected to result in a Loss (excluding a loss of revenue and exclusive of any amounts fully covered by insurance (less any applicable deductible)) of $2,500,000 or more.

(d) (i) on or prior to the date of any filing by the Issuer or any of its ERISA Affiliates of any notice of intent to terminate any Title IV Plan, a copy of such notice and (ii) promptly, and in any event within ten (10) days, after any Responsible Officer of an Obligor or any Subsidiary thereof knows (A) that an ERISA Event has occurred or is reasonably expected to occur or (B) that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice (which may be made by telephone if promptly confirmed in writing) describing such waiver request and any action that any ERISA Affiliate proposes to take with respect to either of the foregoing, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto.

(e) promptly, and in any event within five (5) Business Days, after any Obligor or any of its Subsidiaries or any of their respective Affiliates becomes aware of any of the following occurring on or in respect of any Obligor or any of its Subsidiaries or any of their respective Affiliates (or each of their respective directors, officers or employees): (i) the actual issuance, or issuance having been threatened in writing, by the Pensions Regulator of a Financial Support Direction or a Contribution Notice in relation to any UK DB Plan; or (ii) the actual exercise, or exercise having been threatened in writing, of any Criminal Pension Power or any sanction under sections 58A to 58D of the UK Pensions Act 2004 by the Pensions Regulator or the CPS in relation to any UK DB Plan.

(f) (i) the receipt by the Issuer or any of its Subsidiaries of any written notice of a material breach that has not been cured after the expiration of any applicable cure period, under or in respect of any Material Agreement, (ii) the termination of any Material Agreement other than in accordance with its terms, including as a result of a breach or default and (iii) the entering into of any new Material Agreement or material amendment or modification of an existing Material Agreement by an Obligor, including a copy thereof and an updated Schedule 7.14 reflecting such new, amended or modified Material Agreement, in each case ((i) through (iii)), together with the delivery of the next Liquidity Certificate required pursuant to Section 8.01(i) following such event.

(g) the reports and notices as required by the Security Documents.

(h) within thirty (30) days of the date thereof, or, if earlier, on the date of delivery of any financial statements pursuant to Section 8.01 with respect to the first fiscal period to which such change is applicable, notice of any material change in accounting policies or financial reporting practices by the Obligors; provided that disclosure in the notes to such financial statements, if any, shall be deemed to satisfy the requirements of this Section 8.02(g).

(i) notice of any labor controversy resulting in or threatening to result in any strike, permanent work stoppage, boycott, shutdown or other material labor disruption against or involving the Issuer or any of its Subsidiaries.

(j) notice of infringement of which an Obligor obtains actual knowledge, or of any infringement alleged in writing of any Material Intellectual Property of another Person by the Issuer or any of its Subsidiaries that, in each case, would reasonably be expected to result in a Loss of $2,500,000 or more.

(k) together with the delivery of the next Liquidity Certificate required pursuant to Section 8.01(i), following any change to Obligors’ ownership of Deposit Accounts, Securities Accounts and Commodity Accounts, a written notice delivered to the Administrative Agent, setting forth a complete and correct list of all such accounts as of the date of such change.

(l) the creation, development or other acquisition (including any in-bound exclusive licenses) of any Intellectual Property by the Issuer or any Subsidiary after the Closing Date that is issued or registered, or becomes issued or registered or the subject of an application for registration or issuance with any intellectual property registration office or authority, including the United States Patent and Trademark Office, the United States Copyright Office or any foreign equivalent or counterpart thereof; provided that, with respect to any such Intellectual Property created, developed or acquired (including through any in-bound exclusive license) in any fiscal quarter, notice thereof pursuant to this Section 8.02(l) shall be made in accordance with the timing of the Compliance Certificate for such fiscal quarter required pursuant to Section 8.01(c).

(m) the acquisition by the Issuer or any of its Subsidiaries, in a single or series or related transactions, of any fee interest in any real property having a fair market value in excess of $2,500,000.

(n) (i) substantially concurrently with the delivery thereof to the counterparties under the Blackstone Collaboration Agreement, the BioNTech License Agreement and the UCLB License Agreement, copies of all material written notices or other material written reports (for the avoidance of doubt, excluding royalty or milestone reports and ordinary-course quarterly updates) required to be delivered by the Issuer or any of its Subsidiaries, pursuant to the Blackstone Collaboration Agreement, BioNTech License Agreement and the UCLB License Agreement, as applicable and (ii) following the Closing Date, any amendments, restatements, amendments and restatements, waivers, consents, or other modifications to the Blackstone Collaboration Agreement, BioNTech License Agreement or the UCLB License Agreement.

(o) any warning letter or untitled letter issued by a Governmental Authority, including the FDA or comparable non-U.S. regulatory authority, any product recall, safety alert, correction, withdrawal, marketing suspension, removal or the like conducted, to be undertaken or issued by the Issuer, any Obligor or any of their respective suppliers, as the case may be, whether or not at the request, demand or order of any Governmental Authority, or any reasonable basis for any Governmental Authority to undertake or issue any such material action, in each case to the extent such event would reasonably be expected to result in a Material Adverse Effect or a Material Regulatory Event.

(p) any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect or a Material Regulatory Event.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer of the Issuer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto. Information required to be delivered pursuant to this Section 8.02 shall be deemed to have been delivered on the date that such information shall have been made publicly available on “EDGAR” so long as such information has been made publicly available within the five (5) Business Day period set forth above. Nothing in this Section 8.02 is intended to waive, consent to or otherwise permit any action or omission that is otherwise prohibited by this Agreement or any other Notes Document.

8.03 Existence; Conduct of Business. The Obligors shall, and shall cause each of their Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect their legal existence and all Governmental Approvals, including Healthcare Permits, material to the conduct of their business; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 9.03.

8.04 Payment of Obligations. Each Obligor shall, and shall cause each of its Subsidiaries to, pay and discharge its material obligations, including (i) all material Taxes, fees, assessments and governmental charges or levies imposed upon it or upon its properties or assets prior to the date on which penalties attach thereto, and all lawful Claims for labor, materials and supplies which, if unpaid, might become a Lien upon any properties or assets of the Issuer or any of its Subsidiaries, except to the extent such Taxes, fees, assessments or governmental charges or levies, or such claims are being contested in good faith by appropriate proceedings and are adequately reserved against in accordance with GAAP, and (ii) all other lawful Claims which, if unpaid, would by Law become a Lien upon any properties or assets of the Issuer or any of its Subsidiaries, other than any Permitted Lien.

8.05 Insurance. Each Obligor shall, and shall cause each of its Subsidiaries to maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. Upon the request of the Administrative Agent, the Issuer shall furnish to the Administrative Agent from time to time: (i) full information as to the insurance carried by the Issuer and each of its Subsidiaries and, if so requested, copies of all such insurance policies and (ii) a certificate from the Issuer’s insurance broker or other insurance specialist stating that all premiums then due on the policies relating to insurance in respect of the Collateral have been paid and that such policies are in full force and effect. The Obligors shall use commercially reasonable efforts to ensure, or cause others to ensure, that all insurance policies required under this Section 8.05 shall provide that they shall not be terminated or cancelled without at least thirty (30) days’ (ten (10) days for nonpayment of premium) prior written notice to the Issuer and the

Administrative Agent. Receipt of notice of cancellation or modification of any such insurance policies or reduction of coverage or amounts thereunder shall entitle any Secured Party to renew any such policies, cause the coverage and amounts thereof to be maintained at levels required pursuant to the first sentence of this Section 8.05 or otherwise to obtain similar insurance in place of such policies, in each case at the expense of the Issuer (payable on demand). The amount of any such expenses shall accrue interest at the Default Rate if not paid on demand and shall constitute “Obligations.”

8.06 Books and Records; Inspection Rights. Each Obligor shall, and shall cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Each Obligor shall, and shall cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Noteholder, upon reasonable prior written notice and during normal business hours, to visit and reasonably inspect its properties, to reasonably examine and make extracts from its books and records (excluding records subject to attorney-client privilege, subject to binding confidentiality agreements with third parties that preclude disclosure to any Secured Party (acting in such capacity) not entered into in contemplation of this Section 8.06 or subject to confidentiality restrictions pursuant to applicable Law (including HIPAA)), and to discuss its affairs, finances and condition (financial or otherwise) with its officers and, if necessary after such discussions with such Obligor’s officers, its independent accountants, all at such reasonable times and during normal business hours (but not more often than once per year unless an Event of Default shall have occurred and is continuing) as the Administrative Agent or the Noteholders may reasonably request; provided that no notice shall be required if an Event of Default shall have occurred and is continuing and no breach of this Section 8.06 will occur if any independent accountants do not agree to meet with the representative of the Administrative Agent or any Noteholder. The Issuer shall pay all reasonable and documented out-of-pocket costs and expenses of all such inspections.

8.07 Compliance with Laws and Material Agreements. Each Obligor shall, and shall cause each of its Subsidiaries to, (i) comply in all material respects with all applicable Laws and Governmental Approvals (including Anti-Terrorism Laws, Sanctions, Environmental Laws, Healthcare Laws and Healthcare Permits) and (ii) use commercially reasonable efforts to comply with, and perform all obligations under or in connection with, all Material Agreements in accordance with the terms and conditions set forth in Section 9.12(b). Each Obligor shall maintain in effect and enforce policies and procedures reasonably designed to promote compliance by such Obligor, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Terrorism Laws and Sanctions.

8.08 Maintenance of Properties, Etc. Each Obligor shall, and shall cause each of its Subsidiaries to, maintain and preserve all of its assets and properties, whether tangible or intangible, necessary or reasonably useful in the proper conduct of its business in good working order and condition in accordance with the general practice of other Persons of similar character and size or, in accordance with the terms of any lease of a Material Real Property or Future Acquired Material Real Property under which the Issuer or its Subsidiaries holds an interest, ordinary wear and tear and damage from casualty or condemnation excepted.

8.09 Governmental Approvals, Etc. Each Obligor shall, and shall cause each of its Subsidiaries to, obtain and maintain all Governmental Approvals (including all Healthcare Permits) necessary in connection with (i) the execution, delivery and performance of the Notes Documents, (ii) the consummation of the Transactions and (iii) the operation and conduct of their respective businesses and the ownership of their respective properties, except, in the case of clause (iii) above, where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

8.10 Action Under Environmental Laws. Each Obligor shall, and shall cause each of its Subsidiaries to, upon becoming aware of the release of any Hazardous Materials or the existence of any environmental liability under applicable Environmental Laws with respect to their respective businesses, operations or properties, take all commercially reasonable actions, at their cost and expense, as shall be necessary or advisable to investigate and clean up the condition of their respective businesses, operations or properties, including all required removal, containment and remedial actions, to restore their respective businesses, operations and properties to a condition in each case, in material compliance with applicable Environmental Laws.

8.11 Use of Proceeds. The proceeds of the Notes shall be used only as provided in Section 2.04. Without limiting the foregoing, no part of the proceeds of the Notes shall be used, whether directly or indirectly, for any purpose that entails a violation of any Regulations of the Board of Governors of the Federal Reserve System, including Regulation T, Regulation U and Regulation X.

8.12 Certain Obligations Respecting Subsidiaries; Further Assurances.

(a) Guarantors. Each Obligor shall take such action from time to time as shall be necessary to ensure that (x) each of its Subsidiaries that is a party to this Agreement as of the Closing Date will be and will remain an Obligor and Guarantor hereunder (except as otherwise permitted by Section 9.03), and (y) in the event that any Obligor shall form or acquire any new Subsidiary (other than any Excluded Subsidiary) or any Subsidiary of any Obligor shall cease being an Excluded Subsidiary, such Obligor shall, within thirty (30) days (or such longer period as the Administrative Agent, in its reasonable discretion, may consent to) of such formation, acquisition or cessation, cause such Subsidiary (other than any Excluded Subsidiary) to become a “Guarantor” hereunder, a “Grantor” (or the equivalent thereof) under any applicable Security Document, and a “Subsidiary Party” under the Intercompany Subordination Agreement;

(b) The Issuer shall:

(i) take such action or cause such Subsidiary (other than any Excluded Subsidiary) to take such action (including joining the applicable Security Documents and delivering any certificated Equity Interests together with undated transfer powers executed in blank, applicable control agreements, intellectual property security agreements and other instruments) as shall be reasonably necessary or desirable (as determined by the Administrative Agent) to create and perfect, in favor of the Administrative Agent, for the benefit of the Secured Parties, subject to the English Legal Reservations, German Legal Reservations and the Perfection Requirements, valid and enforceable first priority Liens (subject only to Permitted Liens) on substantially all of the personal property of such new Subsidiary as collateral security for the Obligations hereunder as and when required by the terms of the Security Documents; provided that any such security interest or Lien shall be subject to the applicable Security Documents;

(ii) cause the parent of such Subsidiary to execute and deliver a pledge agreement in favor of the Administrative Agent, for the benefit of the Secured Parties, in respect of all outstanding issued Equity Interests of such new Subsidiary; and

(iii) deliver such proof of corporate (or equivalent) action, incumbency of officers (or equivalent authorized persons), opinions of counsel and other documents as is consistent with those delivered by each Obligor pursuant to Section 6.01 or as the Administrative Agent shall reasonably request.

(c) Future Acquired Material Real Property Located in the United States. If the Issuer or any other Obligor acquires any Future Acquired Material Real Property located in the United States: (i) the Issuer shall notify the Administrative Agent thereof promptly (and in any event, within five (5) Business Days following the acquisition thereof) and (ii) subject to clause (iii) below, within sixty (60) days after the date of such acquisition (or such longer period as may be agreed by the Administrative Agent) the Issuer shall or shall cause the applicable Obligor to deliver to the Administrative Agent, with respect to such Future Acquired Material Real Property located in the United States, (x) counterparts of a Mortgage with respect to such Future Acquired Material Real Property, duly executed, notarized (to the extent required by applicable Law) and delivered by the applicable Obligor and suitable for recording or filing in all filing or recording offices that the Administrative Agent may reasonably deem necessary or desirable in order to create a valid and enforceable Lien subject to no other Liens except Permitted Liens, at the time of recordation thereof with all filing and recording taxes and fees having been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent; (y) with respect to the Mortgage encumbering such Future Acquired Material Real Property, customary opinions of local counsel in the state or jurisdiction in which such Future Acquired Material Real Property is located regarding the enforceability of such Mortgage, and any related fixtures and, in the state or jurisdiction where the applicable Obligor granting such Mortgage is organized, an opinion regarding due authorization, execution and delivery of such Mortgage, (z) with respect to each such mortgaged property located in the United States, the completed “Life of- Loan” Federal Emergency Management Agency (“FEMA”) Standard Flood Hazard Determination with respect to any such Future Acquired Material Real Property subject to the applicable FEMA rules and regulations; provided that in the event that any such Future Acquired Material Real Property is located in an area determined by FEMA to have special flood hazards, such property shall not become subject to a Mortgage.

(d) Future Acquired Material Real Property Located in England and Wales. If the Issuer or any other Obligor acquires any Future Acquired Material Real Property located in England and Wales, then: (i) the Issuer shall notify the Administrative Agent thereof promptly (and in any event within five (5) Business Days following the acquisition thereof), such notice to be accompanied by reasonable details of the tenure of such property and, in the case of leasehold property, the unexpired term and annual rent payable; and (ii) within sixty (60) days after the date of such acquisition (or such longer period as may be agreed by the Administrative Agent), the Issuer shall, or shall cause the applicable Obligor to, deliver to the Administrative Agent (x) in the case of any such Future Acquired Material Real Property which is held freehold or commonhold, a satisfactory initial draft valuation and appraisal report with respect to such Future Acquired Material Real Property, prepared by a reputable independent appraiser instructed and appointed by the Administrative Agent, which report shall be in scope and substance reasonably satisfactory to the Administrative Agent, and (y) the documents and deliverables set out in Section 8.19(a) (applied mutatis mutandis in respect of such Future Acquired Material Real Property, including delivery of a Certificate of Title in respect of any such Future Acquired Material Real Property which is held freehold or commonhold, in each case without prejudice to the obligations of the Issuer and the other Obligors in respect of such Future Acquired Material Real Property under Section 8.19(b)).

(e) Future Acquired Material Real Property Located Outside of England and Wales and the United States. If the Issuer or any other Obligor acquires any Future Acquired Material Real Property located outside of England and Wales and outside of the United States, then: (i) the Issuer shall notify the Administrative Agent thereof promptly (and in any event within five (5) Business Days following the acquisition thereof); and (ii) within sixty (60) days after the date of such acquisition (or such longer period as may be agreed by the Administrative Agent), the relevant Obligor shall be required to deliver to the Administrative Agent such documents and deliverables as are contemplated by Section 8.12(c) or Section 8.19(a) (applied mutatis mutandis in respect of such Future Acquired Material Real Property, including delivery of a Certificate of Title in respect of any such Future Acquired Material Real Property which is held freehold or on the jurisdictional equivalent basis, in each case without prejudice to the obligations of the Issuer and the other Obligors in respect of such Future Acquired Material Real Property under Section 8.19(b)).

(f) Further Assurances.

(i) Each Obligor shall, and shall cause each of its direct or indirect Subsidiaries (including any newly formed or newly acquired Subsidiaries (other than any Excluded Subsidiary)) to take such action from time to time as shall reasonably be requested by the Administrative Agent to effectuate the purposes and objectives of this Agreement and the applicable Security Documents.

(ii) Without limiting the generality of the foregoing, within thirty (30) days following written request from the Administrative Agent, each Obligor shall, and shall cause each Person that is required to be a Guarantor or an Obligor hereunder to take such action from time to time (including executing and delivering such Security Documents and delivering its certificated Equity Interests together with undated transfer powers executed in blank, applicable control agreements, intellectual property security agreements and other instruments) as shall be reasonably requested by the Administrative Agent to create, in favor of the Secured Parties, perfected security interests and Liens on the Material Real Property and Future Acquired Material Real Property and all personal property (other than Excluded Assets (as defined in the Security Agreement)) of such Obligor as collateral security for the Obligations; provided that any such security interest or Lien shall be subject to Permitted Liens and the relevant requirements of the applicable Security Documents.

(g) Limitations on Certain Obligations. Notwithstanding any other term or provision of this Agreement or any other Note Document to the contrary, no actions or undertakings described in Section 8.12(b)(i), 8.12(b)(ii), Section 8.12(f)(ii) or Section 8.16 and no other collateral or security filings, undertakings or actions, shall be required in any jurisdiction outside of (i) the United States, (ii) the United Kingdom, (iii) the EU IPO, (iv) any jurisdiction where a Material Real Property or Future Acquired Material Real Property is located, (v) any jurisdiction where any Obligor owns Collateral (other than Material Real Property or Future Acquired Material Real Property) in excess of $10,000,000, and (vi) any other jurisdiction in which a Subsidiary that is not an “Immaterial Subsidiary” is organized (other than (x) at the election of the Issuer and (y) any Subsidiary that owns or holds a marketing authorization granted by the European Commission through the centralized procedure for a Product or any such similar asset shall enter into Security Documents governed by the laws of its jurisdiction of organization prior to the first commercial sale or other commercial distribution of such Product in the European Union); provided that with respect to the foregoing Section 8.12(g)(iv) or Section 8.12(g)(v), such filings, undertakings or actions shall be waived during the time the Market Capitalization of the Issuer is greater than $1,000,000,000.

8.13 Termination of Non-Permitted Liens. In the event that any Obligor or any of its Subsidiaries shall obtain knowledge of, or be notified by the Administrative Agent or any Noteholder of the existence of, any outstanding Lien against any assets or property of such Obligor or any of its Subsidiaries, which Lien is not a Permitted Lien, such Obligor shall use commercially reasonable efforts to promptly terminate or cause the termination of such Lien.

8.14 Maintenance of Governmental Approvals and Intellectual Property. Each Obligor shall, and shall cause each of its Subsidiaries (to the extent applicable) to, (i) maintain in full force and effect all material Governmental Approvals, Healthcare Permits, Material Intellectual Property and other rights, interests or assets (whether tangible or intangible) reasonably necessary for its ordinary course of business and commercial efforts as conducted as of the Closing Date and as reasonably anticipated to be conducted thereafter, in each case, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, (ii) promptly upon obtaining knowledge thereof, notify the Administrative Agent of any infringement or other violation by any Person of any Obligor’s Material Intellectual Property, and use commercially reasonable efforts to pursue any such infringement or other violation, except in any specific circumstance where the Issuer reasonably determines in good faith that doing so is not commercially reasonable, (iii) use commercially reasonable efforts to pursue and maintain in full force and effect all new Material Intellectual Property created, developed, or acquired by the Issuer or any of its Subsidiaries, as the case may be, that is necessary for ordinary course commercial or business activities or operations, and (iv) promptly after obtaining knowledge thereof, notify the Administrative Agent of any written Claim by any Person that the conduct of the business of the Issuer or any of its Subsidiaries has infringed upon any Intellectual Property of such Person that would reasonably be expected to result in a Material Adverse Effect.

8.15 ERISA and Foreign Pension Plan Compliance. Except as would not reasonably be expected to result in a Material Adverse Effect, each Obligor shall comply, and shall cause each of its Subsidiaries (and each of their respective Affiliates) to comply, with the provisions of ERISA or applicable Law with respect to any Benefit Plans or Foreign Pension Plans to which the Issuer or any such Subsidiary is a party as an employer.

8.16 Cash Management. Subject to Section 8.12(g) and Section 8.19(c)(ii), each Obligor shall:

(a) maintain at all times all deposit accounts, disbursement accounts, investment accounts, securities accounts (and other similar cash or bank accounts) and/or lockboxes with a bank or financial institution that has executed and delivered to the Administrative Agent a control agreement to the extent applicable in the relevant jurisdiction (or, in respect of an account in the United Kingdom, evidence that each relevant Obligor delivered to the relevant account bank a notice of assignment in respect of the account and has used reasonable endeavors for a period not to exceed thirty (30) days to cause each account bank to acknowledge the notice), in form and substance reasonably acceptable to the Administrative Agent (each such deposit account, disbursement account, investment account, securities account (or other similar cash or bank account) and lockbox, a “Controlled Account”); provided that no control agreement or notice of assignment or other perfection action, as applicable, shall be required for any Excluded Account; and provided, further, that each such Controlled Account shall secure payment of the Obligations, and each Obligor shall have granted a Lien to the Administrative Agent, for the benefit of the Secured Parties, over such Controlled Accounts. For the avoidance of doubt, no account control agreements shall be required in respect of any bank account held in England; and

(b) deposit promptly, and in any event no later than five (5) Business Days after the date of receipt thereof (if and to the extent received), all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all accounts receivable, Contracts or any other rights and interests into the applicable Controlled Accounts.

8.17 Title, Headleases, Power to Remedy. Each Obligor shall, and shall cause each of its Subsidiaries to, (i) exercise its rights and comply in all material respects with any covenant, stipulation or obligation (restrictive or otherwise) at any time affecting a Material Real Property or Future Acquired Material Real Property, (ii) exercise its rights and comply with its obligations under each Headlease in a proper and timely manner, (iii) use its commercially reasonable endeavours to ensure that each landlord complies with its obligations under each Headlease in a proper and timely manner, (iv) if so required by the Administrative Agent, apply for relief against forfeiture of any Headlease in a proper and timely manner, and (v) in the event that an Obligor fails to perform any obligations under the Notes Documents affecting its Material Real Property or Future Acquired Material Real Property and such failure is not remedied within five (5) Business Days of receipt of notice from the Administrative Agent (or, where the Administrative Agent reasonably considers that earlier action is required in order to prevent the forfeiture, termination or irremediable breach of any Headlease, material damage to or deterioration of such property, or the expiry of any statutory or contractual time limit, such shorter period as the Administrative Agent may specify in such notice, and no such period shall apply at any time when an Event of Default has occurred and is continuing), that Obligor must, to the extent permitted by the terms of the relevant Headlease and any licence to charge or other landlord consent, allow the Administrative Agent or its agents and contractors (A) to enter any part of such Material Real Property or Future Acquired Material Real Property, (B) to comply with or object to any notice served on the Obligor in respect of such Material Real Property or Future Acquired Material Real Property and (C) to take any action that the Administrative Agent may reasonably consider necessary or desirable to prevent or remedy any breach of any such term or to comply with or object to any such notice; provided that, in so doing, the Administrative Agent will not be, nor will it be deemed to be, acting as mortgagee in possession.

8.18 Register of Mortgages and Charges. Each Obligor shall, within fifteen (15) Business Days of the Closing Date, update its register of mortgages and charges to reflect the security granted by the Issuer pursuant to the applicable Security Documents, in form and substance reasonably satisfactory to the Administrative Agent (for the avoidance of doubt this obligation excludes registration of the Foreign Real Property Security Documents at HM Land Registry which shall be registered in accordance with Section 8.19).

8.19 Post-Closing Covenants. Within the time periods specified below (or such later date to which the Administrative Agent consents in its sole discretion):

(a) Certificates of Title, Material Real Property Reports and Foreign Real Property Security Documents. Within sixty (60) days of the Closing Date, in respect of any Material Real Property located in England and Wales as of the Closing Date, the Issuer shall deliver or procure the delivery to the Administrative Agent of:

(i) a duly executed Foreign Real Property Security Document in respect of each such Material Real Property;

(ii) copies of all lease and title documents for the relevant Material Real Property in electronic format;

(iii) a Land Registry Priority Search (OS1) in favour of the Administrative Agent against the title number of the relevant Material Real Property and: (A) giving not less than 20 Business Days’ priority beyond the date of the relevant Security Document; and (B) showing no adverse entries (save in respect of pending applications which have been disclosed in the Certificate of Title or Material Real Property Report to be provided pursuant to Section 8.19(a)(v) or Section 8.19(a)(vi)), and, if the priority period conferred by any such search would expire, or has expired, prior to the lodging of the application referred to in Section 8.19(a)(iv), the relevant Obligor shall procure that a further Land Registry Priority Search (OS1) complying with paragraphs (A) and (B) above is obtained so that such application is lodged within a subsisting priority period;

(iv) HM Land Registry application form AP1 in relation to the charging of the relevant Material Real Property in favour of the Administrative Agent (including form CH2 to note the obligation to make further advances and form RX1 to register the restriction contained in the relevant Security Document), duly completed, accompanied by payment of the applicable HM Land Registry fees or an acceptable undertaking in relation to the same to enable English property counsel to the Administrative Agent to submit the relevant application to HM Land Registry;

(v) In the case of any such Material Real Property which is held leasehold, a Material Real Property Report in respect of the relevant Material Real Property, in a form reasonably satisfactory to the Administrative Agent;

(vi) in the case of any such Material Real Property which is held freehold or commonhold, (A) a Certificate of Title in respect of the relevant Material Real Property, in a form reasonably satisfactory to the Administrative Agent, and (B) an overview report prepared by the Administrative Agent’s solicitors on any such Certificate of Title addressed to the Secured Parties;

(vii) evidence that all consents required in connection with the grant and registration of the Foreign Real Property Security Document (including, in the case of any leasehold property, any landlord’s consent or licence to charge required under the relevant lease) have been obtained or, to the extent any such consent has not been obtained, an undertaking from the relevant Obligor (in a form acceptable to the Administrative Agent acting reasonably) to use commercially reasonable endeavours, for a period of not less than ninety (90) days, to obtain such consent and satisfy any related formalities (it being noted and agreed in each case that the Administrative Agent shall enter into any such landlord’s consent or licence to charge required under the relevant lease in a form reasonably acceptable to the Administrative Agent);

(viii) in respect of any Material Real Property the whole or part of which is unregistered, an undertaking from the relevant Obligor (in a form acceptable to the Administrative Agent acting reasonably) to apply for and pursue first registration of such property and registration of the Foreign Real Property Security Document at HM Land Registry, such application to be lodged within the period prescribed by the Land Registration Act 2002 (and in any event within sixty (60) days of the date of the relevant Foreign Real Property Security Document) together with all supporting documents and information as are in its possession relating to such Material Property, and deliver to the Administrative Agent, (A) a copy of such application and supporting documents;(B) an undertaking from the relevant Obligor’s solicitors (in a form acceptable to the Administrative Agent acting reasonably) to hold to the order of the Administrative Agent’s solicitors all title deeds and such other documents and information as are in its possession relating to such Material Real Property, and (C) an undertaking from the relevant Obligor (in a form acceptable to the Administrative Agent acting reasonably) to deliver to the Administrative Agent, upon receipt of confirmation of completion of registration from HM Land Registry, official copies of the register showing the Administrative Agent registered as proprietor of the relevant charge;

(ix) an undertaking from the relevant Obligor’s solicitors (in a form acceptable to the Administrative Agent acting reasonably) to (1) to the extent applicable, hold to the order of the Administrative Agent, and deliver to the Administrative Agent’s solicitors forthwith upon receipt, any validly executed form DS1 (or other evidence of discharge in a form acceptable to HM Land Registry) in respect of the release of any existing security required to be released in accordance with this Agreement, and to use reasonable endeavours to obtain the same, and (2) use reasonable endeavours to assist in responding to any requisitions raised by HM Land Registry and serve all notices as may be required;

(x) an undertaking from the relevant Obligor (in a form acceptable to the Administrative Agent acting reasonably) to procure the release and discharge of any Lien registered or otherwise subsisting against the title to the relevant Material Real Property, and to apply for and pursue such application for such release and discharge at HM Land Registry, such undertaking to be given and such application to be lodged on or prior to the lodgement of the application referred to in Section 8.19(a)(iv) or such later date as the Administrative Agent may agree;

(xi) if reasonably requested by the Administrative Agent, customary legal opinions of counsel to the Obligors in respect of the due authorisation, execution, delivery, enforceability and registration of the relevant Foreign Real Property Security Document, in form and substance reasonably satisfactory to the Administrative Agent; and

(xii) such other documents or deliverables as the Administrative Agent may reasonably request in connection with the charging or registration of security over the relevant Material Real Property.

In this Section, an “acceptable undertaking” means a solicitor’s undertaking from a firm of solicitors regulated by the Solicitors Regulation Authority or the Irish Law Society (as applicable) and approved for this purpose by the Administrative Agent and in form and substance reasonably satisfactory to the Administrative Agent.

(b) Collateral Warranties. (i) Within ninety (90) days of the Closing Date and (ii) in respect of any Future Acquired Material Real Property, within ninety (90) days after the later of the date of acquisition thereof and the date on which the relevant Obligor first engages any contractor, sub-contractor or professional consultant in respect of any material works at such property (in each case, or such longer period as may be agreed by the Administrative Agent), the Issuer shall, or shall cause the applicable Obligor to, use commercially reasonable endeavours to procure and deliver to the Administrative Agent (A) collateral warranties (including step-in rights) in favour of the Administrative Agent, for the benefit of the Secured Parties, from each contractor, sub-contractor and professional consultant engaged in respect of any material works carried out or to be carried out at any Material Real Property or Future Acquired Material Real Property, and (B) security over the benefit of any collateral warranties and third party rights obtained in favour of any Obligor in respect of any Material Real Property or Future Acquired Material Real Property, in each case in form and substance reasonably satisfactory to the Administrative Agent.

(c) Within thirty (30) days of the Closing Date, the applicable Obligors shall deliver or procure the delivery to the Administrative Agent of the following documents:

(i) evidence of the release of all Liens filed against any Obligor’s personal property in South Korea or Brazil in connection with the Blackstone Collaboration Agreement and/or the related transactions thereunder;

(ii) control agreements with respect to the certain accounts set forth on Schedule 7.23 and identified as accounts where control agreements need to be delivered in accordance with this Agreement and the other Notes Documents; and

(iii) with respect to the insurance required to be maintained pursuant to Section 8.05 as of the Closing Date, endorsements naming the Administrative Agent, for the benefit of the Noteholders, as additional insured and lender loss payee thereunder, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

(d) Within ninety (90) days of the Closing Date, the applicable Obligors shall deliver or procure the delivery to the Administrative Agent an amendment to that certain charge registered against Autolus Limited at Companies House with charge code ending in 0002, to ensure that the Security (as defined in the English Law Security Agreement) created under such charge secures only the credit card facility provided by Barclays Bank plc to the Group (as defined in the English Law Security Agreement), such amendment in form and substance satisfactory to the Administrative Agent acting reasonably.

(e) Within ten (10) days of the Closing Date, the Issuer shall deliver to the Administrative Agent an originally executed copy of the signature page to the Notes Certificate for the Tranche 1 Notes.

8.20 List. Without prejudice to Section 3.02(f), the Issuer shall use reasonable endeavours to maintain a listing of all the Notes hereunder on the Exchange for so long as such Notes are outstanding; provided that if at any time the Issuer determines that it will not maintain such listing, it will use its reasonable endeavours to obtain (prior to the delisting of the Notes from the Exchange) and thereafter maintain a listing of such Notes on another Recognised Stock Exchange.

8.21 Persons with Significant Control Regime. In respect of any Equity Interests which constitute Collateral, the relevant Obligor incorporated in the United Kingdom shall promptly: (i) notify the Administrative Agent of its intention to issue, or its receipt of, any warning notice or restrictions notice under Schedule 1B of the UK Companies Act 2006 and provide to the Administrative Agent a copy of any such warning notice or restrictions notice; (ii) respond to that notice within the prescribed timeframe; and (iii) provide to the Administrative Agent a copy of the response sent or received in respect of such notice. For the purposes of withdrawing any restrictions notice or for any application to the court under Schedule 1B of the UK Companies Act 2006, the relevant Obligor shall (and shall ensure that the Issuer and each of its Subsidiaries will) provide such assistance as the Administrative Agent may reasonably request in respect of any Equity Interests which constitute Collateral and provide the Administrative Agent with all information, documents and evidence that it may reasonably request in connection with the same.

SECTION 9

NEGATIVE COVENANTS

The Obligors jointly and severally covenant and agree with the Administrative Agent and the Noteholders that, until the Commitments have expired or been terminated and all Obligations (other than inchoate indemnification and expense reimbursement obligations for which no Claim has been made) have been paid in full in cash:

9.01 Indebtedness. Each Obligor shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, whether directly or indirectly, except:

(a) the Obligations;

(b) Indebtedness existing on the Closing Date and set forth on Schedule 7.13 and Permitted Refinancings thereof; provided that, in each case, such Indebtedness is subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(c) accounts payable to trade creditors for goods and services and current operating liabilities (not the result of the borrowing of money) incurred in the ordinary course of such Obligor’s or such Subsidiary’s business in accordance with customary terms and paid within one hundred twenty (120) days of becoming due, unless contested in good faith by appropriate proceedings and reserved for in accordance with GAAP;

(d) Indebtedness consisting of guarantees resulting from the endorsement of negotiable instruments for collection in the ordinary course of business;

(e) unsecured Indebtedness of the Issuer owing to any Subsidiary, and of any Subsidiary owing to the Issuer or any other Subsidiary, to the extent constituting an Investment permitted by Section 9.05(d); provided that, in each case, such Indebtedness is subordinated to the Obligations subject to the Intercompany Subordination Agreement; provided, further that Indebtedness owing from an Obligor to a Subsidiary that is not an Obligor shall not exceed $2,500,000 in the aggregate at any time;

(f) Guarantees by any Obligor of outstanding Permitted Indebtedness of any other Obligor; provided that to the extent that any such Permitted Indebtedness is subordinated to the Obligations, such Guarantees shall be similarly subordinated;

(g) equipment financing, leasing and Capital Lease Obligations; provided that (i) if secured, the collateral therefor consists solely of the assets being financed, the products and proceeds thereof and books and records related thereto, and (ii) the aggregate outstanding principal amount of such Indebtedness does not exceed $20,000,000 (or the Equivalent Amount in other currencies) in the aggregate at any time;

(h) Indebtedness under Hedging Agreements permitted by Section 9.05(e);

(i) [reserved];

(j) Indebtedness consisting of the financing of insurance premiums in respect of insurance policies insuring assets or businesses of an Obligor written or arranged in such Obligor’s ordinary course of business;

(k) Indebtedness incurred in connection with cash management services, including treasury, depository, overdraft, credit or debit card, purchasing cards, electronic funds transfer, automatic clearing house arrangements, cash pooling arrangements, netting services, over draft protections, merchant services and other cash management and similar arrangements of an Obligor or any of its Subsidiaries, in each case incurred in the ordinary course of business;

(l) Indebtedness incurred under performance, surety, bid, statutory and appeal bonds, completion guarantees and other similar obligations, in each case in the ordinary course of business;

(m) Indebtedness in respect of worker’s compensation claims, payment obligations in connection with health, disability or other types of social security benefits, unemployment or other insurance obligations and reclamation and statutory obligations, in each case incurred in the ordinary course of business;

(n) Indebtedness in respect of letters of credit, bank guarantees or similar instruments incurred in the ordinary course of business; provided that the aggregate face amount of all such letters of credit, bank guarantees or other instruments (including letters of credit outstanding on the Closing Date) shall not exceed $5,000,000 at any time outstanding;

(o) Indebtedness consisting of Investments permitted pursuant to Section 9.05;

(p) Indebtedness assumed in connection with a Permitted Acquisition after the Closing Date in an aggregate principal amount not to exceed at any one time outstanding, $5,000,000; provided that (i) such Indebtedness exists at the time such Permitted Acquisition is consummated and is not created or incurred in connection therewith or in contemplation thereof, (ii) no Event of Default exists or would result therefrom, and (iii) no Obligor (other than such Person so acquired in such Permitted Acquisition or any other Person that such Person merges with or that acquires the assets of such Person in connection with such Permitted Acquisition) shall have any liability or other obligation with respect to such Indebtedness;

(q) advances or deposits from customers or vendors received in the ordinary course of business;

(r) Indebtedness of the Issuer or any Subsidiary owed pursuant to (i) the Blackstone Collaboration Agreement, (ii) the BioNTech License Agreement or (iii) the UCLB License Agreement; and

(s) other unsecured Indebtedness in an aggregate amount not to exceed $2,500,000 in the aggregate at any time outstanding.

9.02 Liens. Each Obligor shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property now or in the future owned by it or such Subsidiary, except:

(a) Liens securing the Obligations;

(b) any Lien on any property or asset of an Obligor or any of its Subsidiaries existing on the Closing Date and set forth on Schedule 9.02; provided that (i) no such Lien shall extend to any other property or asset of such Obligor or any of its Subsidiaries (other than improvements and accessions to such property or asset) and (ii) any such Lien shall secure only those obligations that it secures on the Closing Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c) Liens securing Indebtedness permitted under Section 9.01(g); provided that such Liens are restricted solely to the collateral permitted to be secured by Section 9.01(g);

(d) Liens imposed by any applicable Law arising in the ordinary course of business, including (but not limited to) carriers’, warehousemen’s and mechanics’ liens, materialmen’s liens and other similar Liens arising in the ordinary course of business and which (x) do not in the aggregate materially detract from the value of the property subject thereto or materially impair the use thereof in the operations of the business of such Person or (y) are being contested in good faith by appropriate proceedings, having the effect of preventing the forfeiture or sale of the property subject to such Liens and for which adequate reserves have been made if required in accordance with GAAP;

(e) pledges or deposits made in the ordinary course of business in connection with (i) real property leases entered into in the ordinary course of business, (ii) obligations in respect of workers’ compensation, unemployment insurance or other similar social security legislation, to the extent permitted pursuant to Section 9.01(m), or (iii) obligations in respect of surety or appeal bonds, bid or performance bonds, or other obligations of a like nature, to the extent permitted pursuant to Section 9.01(l);

(f) Liens securing Taxes, assessments and other governmental charges, the payment of which is not yet due or is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made;

(g) servitudes, easements, rights of way, restrictions and other similar encumbrances on real property imposed by any applicable Law or by any lease pursuant to which an Obligor holds its interest in a Material Real Property or Future Acquired Material Real Property and Liens consisting of zoning or building restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto that, in the aggregate, are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere in any material respects with the ordinary conduct of the business of any of the Obligors or any of their Subsidiaries;

(h) with respect to any real property, (i) such defects or encroachments as might be revealed by an up-to-date survey of such real property; (ii) the reservations, limitations, provisos and conditions expressed in the original grant, deed or patent of such property by the original owner of such real property pursuant to applicable Law or expressed in any lease pursuant to which an Obligor holds its interest in a Material Real Property or Future Acquired Material Real Property; (iii) rights of expropriation, access or user or any similar right conferred or reserved by or in any applicable Law, which, in the aggregate for clauses (i), (ii) and (iii), are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere in any material respects with the ordinary conduct of the business of any of the Obligors or its Subsidiaries and (iv) leases or subleases of real property in the ordinary course of business;

(i) bankers’ liens, rights of setoff and similar Liens incurred on deposits made to a bank on deposit accounts to the extent permitted to be made hereunder in the ordinary course of business;

(j) any judgment Lien not constituting an Event of Default;

(k) interests of lessors and sublessors under operating leases, interests of licensors or sublicensors under license agreements, and with respect to any realty occupied by any Obligor or any of its Subsidiaries, all easements, rights of way, reservations, licenses, covenants encroachments, variations and similar restrictions, charges and encumbrances on title that, in any such case or event, do not secure monetary obligations (other than any Permitted Lien set out in Schedule 9.02) and do not materially impair the use of such property for its intended purposes;

(l) Liens on cash held on deposit to secure (i) letters of credit, bank guarantees or similar instruments permitted under Section 9.01(n) in an amount not to exceed 105% (or 110% for letters of credit denominated in a currency other than Sterling) of the face amount of such letters of credit, bank guarantees or similar instruments, so long as such cash is held in segregated accounts maintained with the issuers of such letters of credit, bank guarantees or similar instruments or (ii) credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”) or other similar cash management or merchant services permitted under Section 9.01(k) in an amount not to exceed $1,500,000;

(m) Liens securing Indebtedness permitted under Section 9.01(p); provided that (i) such Lien is not created in contemplation of or in connection with such Permitted Acquisition or this Agreement, (ii) such Lien shall not apply to any other property or assets of the Issuer or any of its Subsidiaries other than the property or assets being acquired pursuant to such Permitted Acquisition, (iii) such Lien shall secure only those obligations that it secured immediately prior to the consummation of such Permitted Acquisition and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof and (iv) such Lien does not secure any Contingent Acquisition Obligation;

(n) (i) Liens arising from rights of licensees or licensors, as the case may be, arising under licenses permitted pursuant to Section 9.19, and (ii) any ordinary course interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any inbound license or lease agreement permitted pursuant to Section 9.19;

(o) Liens securing Indebtedness permitted by Section 9.01(j); provided that such Lien shall be solely limited to the applicable insurance policies, supporting documentation relating thereto and the Obligor’s right to receive proceeds under such insurance policy with respect to which such Indebtedness has been incurred;

(p) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; or

(q) Permitted Licenses.

9.03 Fundamental Changes, Acquisitions, Etc. Each Obligor shall not, and shall not permit any of its Subsidiaries to, (i) enter into any transaction of merger, amalgamation or consolidation, (ii) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), (iii) sell or issue any Disqualified Equity Interests, or (iv) other than Permitted Acquisitions, make any Acquisition or otherwise acquire any business or substantially all the property from, or Equity Interests of, or be a party to any Acquisition of, any Person, except for the following:

(a) in connection with any Investment permitted under Section 9.05; any Obligor or any of its Subsidiaries may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it, so long as (i) the Person surviving such merger with any Subsidiary shall be a direct or indirect wholly-owned Subsidiary of the Issuer, (ii) in the case of any such merger to which the Issuer is a party, the Issuer is the surviving Person, (iii) in the case of any such merger to which Intermediate Holdings is a party (other than a merger to which the Issuer is a party) Intermediate Holdings is the surviving Person, and (iv) in the case of any such merger to which an Obligor (other than the Issuer or Intermediate Holdings) is a party, the surviving Person is such Obligor or concurrently herewith becomes an Obligor;

(b) any Permitted Acquisitions;

(c) so long as no Event of Default exists or would result therefrom, the merger, amalgamation or consolidation of (i) any Subsidiary with or into any Obligor; provided that with respect to any such transaction involving (x) the Issuer, the Issuer must be the surviving or successor entity of such transaction, (y) Intermediate Holdings (other than any such transaction involving the Issuer), Intermediate Holdings must be the surviving or successor entity of such transaction or (z) any other Obligor (other than the Issuer or Intermediate Holdings), such Obligor must be the surviving or successor entity of such transaction and (ii) any Excluded Subsidiary with or into any other Excluded Subsidiary;

(d) the sale, lease, transfer or other disposition by any Subsidiary of any or all of its property (upon voluntary liquidation or otherwise) to (i) any Obligor or to any entity that concurrently therewith shall become an Obligor or (ii) if such Subsidiary is an Excluded Subsidiary, to any other Excluded Subsidiary; and

(e) any Subsidiary (other than Intermediate Holdings) may dissolve, liquidate or wind up its affairs at any time, provided, that, such dissolution, liquidation or winding up would not reasonably be expected to have a Material Adverse Effect and all of such Subsidiary’s assets and business are transferred to an Obligor (other than the Issuer) or solely in the case of a Subsidiary that is not an Obligor, another Subsidiary that is not an Obligor prior to or concurrently with such dissolution, liquidation or winding up.

9.04 Lines of Business. Each Obligor shall not, and shall not permit any of its Subsidiaries to, engage to any material extent in any business other than the business engaged in on the Closing Date by such Persons or a business reasonably related or ancillary thereto or a reasonable extension thereof.

9.05 Investments. Each Obligor shall not, and shall not permit any of its Subsidiaries to, make, directly or indirectly, or permit to remain outstanding any Investments except:

(a) Investments outstanding on the Closing Date and identified on Schedule 9.05 and any modification, replacement, renewal or extension thereof to the extent not involving new or additional Investments;

(b) extensions of credit in the nature of accounts receivable or notes receivable arising from (i) the sales of goods or services in the ordinary course of business and prepaid royalties, (ii) the satisfaction or partial satisfaction thereof to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in good faith and in the ordinary course of business or (iii) the satisfaction, partial satisfaction or enforcement of Indebtedness or Claims due or owing to an Obligor or its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or Claims in good faith and in the ordinary course of business;

(c) Permitted Cash Equivalent Investments;

(d) Investments by the Issuer or any of its Subsidiaries in the Issuer or any of its Subsidiaries; provided that (i) any Investment made by any Subsidiary that is not an Obligor in any Obligor pursuant to this Section 9.05(d) shall be subordinated in right of payment to the Notes pursuant to the Intercompany Subordination Agreement and (ii) the aggregate amount of such Investments in Subsidiaries that are not Obligors or in Obligors that have not delivered security documents in its jurisdiction of organization shall not exceed $2,000,000 in the aggregate per fiscal year; provided that any such Investments in the form of Indebtedness shall also be subject to the limitations in Section 9.01(e);

(e) Hedging Agreements entered into in the Issuer’s or any of its Subsidiaries’ ordinary course of business for the purpose of hedging currency risks or interest rate risks (but not for speculative purposes) and in an aggregate notional amount for all such Hedging Agreements not in excess of $1,000,000 (or the Equivalent Amount in other currencies);

(f) Investments consisting of prepaid expenses, negotiable instruments held for collection or deposit, security deposits with utilities and landlords to secure office space and other like Persons and deposits in connection with workers’ compensation and similar deposits, in each case, made in the ordinary course of business;

(g) employee loans, travel advances and guarantees in accordance with the Issuer’s usual and customary practices with respect thereto (if permitted by applicable Law) which in the aggregate shall not exceed $1,000,000 outstanding at any time (or the Equivalent Amount in other currencies);

(h) Investments received in connection with any Insolvency Proceedings in respect of any customers, suppliers or clients and in settlement of delinquent obligations of, and other disputes with, customers, suppliers or clients;

(i) Investments permitted under Section 9.01(d) or Section 9.03;

(j) advances and extensions of credit (including to trade creditors) in the nature of trade payables made in connection with the purchases of goods or services in the ordinary course of business;

(k) [reserved];

(l) Investments in the form of non-cash loans and advances in an aggregate amount not to exceed $1,000,000 outstanding at any one time to employees, officers, and directors of any Obligor or any of its Subsidiaries for the purpose of purchasing Qualified Equity Interests in the Issuer so long as the proceeds of such loans are used in their entirety to purchase such Qualified Equity Interests in the Issuer;

(m) [reserved];

(n) to the extent constituting Investments, Permitted Licenses;

(o) [reserved];

(p) Investments by the Obligors in Subsidiaries pursuant to Tax sharing arrangements, transfer pricing arrangements or cost plus arrangements, in each case, solely as between or among the Obligors and one or more of their Subsidiaries; and

(q) other Investments in an aggregate amount not to exceed $1,000,000 in the aggregate since the Closing Date.

Notwithstanding anything in this Agreement to the contrary, (i) the Obligors shall not, and shall not permit any of their Subsidiaries to (x) directly or indirectly transfer, by means of contribution, sale, assignment, lease or sublease, license or sublicense, or other disposition of any kind (including as an Investment, Restricted Payment or Asset Sale), any Material Intellectual Property or Material Agreement other than pursuant to Permitted Licenses or (y) permit any Person other than an Obligor to license or own any interest in any Material Intellectual Property or Material Agreement owned by such Obligor other than pursuant to Permitted Licenses, and (ii) no Material Intellectual Property or Material Agreement shall be contributed as an Investment or distributed as a Restricted Payment to any Subsidiary that (x) is not an Obligor or (y) is an Obligor who has not delivered security or collateral documents to the Administrative Agent governed by the laws of its jurisdiction of organization, other than pursuant to Permitted Licenses.

9.06 Restricted Payments. Each Obligor shall not, and shall not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment; provided that the following Restricted Payments shall be permitted so long as no Event of Default shall have occurred and is continuing or would reasonably be expected to occur or result from such Restricted Payment:

(a) dividends with respect to the Issuer’s Equity Interests payable solely in shares of its Qualified Equity Interests (or the equivalent thereof);

(b) the Issuer’s purchase, redemption, retirement or other acquisition of its Equity Interests that, with respect to any such Person, the aggregate purchase, redemption, retirement or other acquisition cost or price does not exceed $1,000,000 in the aggregate since the Closing Date;

(c) dividends paid by any Subsidiary to any other Obligor;

(d) upon the death, incapacity or termination of any natural person that is a holder of Qualified Equity Interests of the Issuer or the exercise of a right of first refusal or similar right in respect of any such holder, the Issuer may repurchase the stock of such Qualified Equity Interests of such holder or such holder’s family, trusts, estates and heirs pursuant to stock repurchase agreements in an amount not to exceed $1,000,000 per fiscal year;

(e) cash in lieu of the issuance of fractional shares not to exceed $1,000,000 per fiscal year;

(f) dividends paid by any Excluded Subsidiary to any other Excluded Subsidiary;

(g) repurchases of Qualified Equity Interests deemed to occur upon the exercise of stock options or warrants if such repurchased Qualified Equity Interests represents a portion of the exercise price of such options or warrants pursuant to a “cashless exercise” or similar feature; and

(h) repurchases of Qualified Equity Interests deemed to occur upon withholding of a portion of the Qualified Equity Interests granted or awarded to a current or former director, officer, employee or consultant to pay for the taxes payable by such Person upon such grant or award (or upon vesting thereof); provided that, in each case, no such repurchases shall exceed $1,000,000 per year (calculated since the Closing Date), in the aggregate for all employees.

9.07 Payments of Indebtedness. Each Obligor shall not, and shall not permit any of its Subsidiaries to, make any payments in respect of any Indebtedness (including under the Blackstone Collaboration Agreement, the BioNTech License Agreement or the UCLB License Agreement) other than (i) payments of the Obligations, (ii) scheduled or other mandatory payments of, or Permitted Refinancings of, other Permitted Indebtedness (other than any Indebtedness relating to the Blackstone Collaboration Agreement, the BioNTech License Agreement or the UCLB License Agreement) that are not otherwise prohibited or limited pursuant to any subordination or similar contract that is binding upon the Issuer, any such Subsidiary or any holder of such Permitted Indebtedness, and (iii) scheduled payments under the Blackstone Collaboration Agreement, the BioNTech License Agreement or the UCLB License Agreement.

9.08 Change in Fiscal Year. Each Obligor shall not, and shall not permit any of its Subsidiaries to, change the last day of its fiscal year from that in effect on the Closing Date, except to change the fiscal year of a Subsidiary acquired in connection with a Permitted Acquisition to conform its fiscal year to that of the Issuer or otherwise with the prior written consent of the Administrative Agent, not to be unreasonably withheld, conditioned or delayed.

9.09 Sales of Assets, Etc. Except as set forth below, each Obligor shall not, and shall not permit any of its Subsidiaries to sell, lease, transfer, or otherwise dispose of any of its assets or property (including accounts receivable, Material Intellectual Property or Equity Interests of Subsidiaries), grant or enter into any Exclusive License, forgive, release or compromise any amount owed to such Obligor or such Subsidiary, in each case, in one transaction or series of transactions (any thereof, an “Asset Sale”):

(a) sales of inventory in the ordinary course of its business on ordinary business terms;

(b) the forgiveness, release or compromise of any amount owed to any Obligor or Subsidiary in the ordinary course of business;

(c) transfers of assets or property by any Subsidiary to an Obligor;

(d) transfers of assets or property by an Excluded Subsidiary to any other Excluded Subsidiary;

(e) dispositions of any assets or property that is obsolete or worn out or no longer used or useful in the business, disposed of in the ordinary course of business;

(f) in connection with any transaction permitted under Sections 9.02, 9.03, 9.05 or 9.06 or 9.10;

(g) the sale, assignment, transfer, disposition or discount, in each case, without recourse, of accounts receivable arising in the ordinary course of business that have been written down by the Issuer acting in good faith and consistent with its historical collection practices or the sale, forgiveness or discounting, on a non-recourse basis of past due accounts in connection with the bankruptcy or reorganization of suppliers or customers consistent with customary industry practice;

(h) any dispositions as a result of any involuntary loss, damage or destruction of property as a result of a Casualty Event or transfers of property to insurance companies in exchange for casualty insurance proceeds;

(i) the sale or issuance of Qualified Equity Interests of the Issuer and the issuance by any of the Issuer’s Subsidiaries of Qualified Equity Interests to the Issuer or any Obligor;

(j) the abandonment of issued Patents, issued Trademarks and issued Copyrights of the Issuer and its Subsidiaries to the extent such issued Patents, issued Trademarks and issued Copyrights do not qualify as Material Intellectual Property and are not in the good faith judgment of the Issuer useful to, or required in, the conduct of the business of the Obligors or any of their Subsidiaries;

(k) the abandonment or other disposition of a lease or sublease of real property that is, in the commercially reasonable judgment of the Issuer, not used or useful in the conduct of the business of the Obligors or any of their Subsidiaries;

(l) licenses, development and other collaborative agreements where such arrangement provide for the license of Patents, Trademarks, Copyrights and other Intellectual Property rights to the extent permitted pursuant to Section 9.19 hereof;

(m) dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property;

(n) Permitted Licenses;

(o) the transactions contemplated by the Blackstone Collaboration Agreement, the UCLB License Agreement and/or the BioNTech License Agreement;

(p) the early termination or modification of any contract resulting in the receipt of a cash payment or other consideration in exchange for such event (including payments in the ordinary course for accrued and unpaid amounts due through the date of termination or modification);

(q) transfers or the use of cash and Permitted Cash Equivalent Investments in a manner not prohibited by this Agreement; and

(r) dispositions of assets (other than accounts receivable or Intellectual Property) not otherwise permitted pursuant to clauses (a) through (q) above; provided that such dispositions are made at fair market value for cash and the aggregate fair market value of all assets disposed of in all such dispositions (including the proposed disposition) does not exceed $2,500,000 in the aggregate since the Closing Date.

9.10 Transactions with Affiliates. Each Obligor shall not, and shall not permit any of its Subsidiaries to, sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions or arrangements with, any of its Affiliates, except:

(a) transactions between or among Obligors and their Subsidiaries to the extent permitted hereunder (including, for the avoidance of doubt, any such transactions permitted by Section 9.03, Section 9.05, Section 9.06 or Section 9.09 (other than Section 9.09(f));

(b) (i) customary compensation and indemnification of, and other employment arrangements with, directors, officers and employees of the Issuer or any of its Subsidiaries in the ordinary course of business and (ii) reasonable and customary expense reimbursements paid to members of the Board of the Issuer or any Subsidiary;

(c) payments by the Obligors and their Subsidiaries pursuant to Tax sharing arrangements, transfer pricing arrangements or cost plus arrangements, in each case, solely as between or among the Obligors and one or more of their Subsidiaries;

(d) issuance of Qualified Equity Interests not resulting in a Change of Control and otherwise permitted hereunder;

(e) [reserved]; and

(f) any other transaction of any Obligor or any of its Subsidiaries that is (i) on fair and reasonable terms no less favorable (including with respect to the amount of cash or other consideration receivable or payable in connection therewith) to such Obligor or such Subsidiary, as applicable, than could be obtained in an arm’s-length transaction with a Person that is not an Affiliate of such Obligor or such Subsidiary and (ii) of the kind a prudent Person in the position of such Obligor or such Subsidiary, as applicable, would enter into with another Person that is not an Affiliate of such Obligor or such Subsidiary, as applicable.

9.11 Restrictive Agreements. Each Obligor shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any Restrictive Agreement other than (i) restrictions and conditions imposed by applicable Laws or by the Notes Documents, (ii) customary restrictions and conditions contained in agreements relating to an Asset Sale permitted pursuant to Section 9.09; provided that such restrictions and conditions apply only to the Subsidiary or property or asset that is to be sold and were not created or imposed in contemplation of this Agreement, (iii) restrictions and conditions imposed by any agreement relating to Permitted Indebtedness that is secured by a Permitted Lien so long as such restrictions or conditions apply only to the property or assets securing such Permitted Indebtedness and were not created or imposed in contemplation of this Agreement, (iv) any agreement or restriction or condition in effect at the time any Person becomes a Subsidiary pursuant to a Permitted Acquisition, so long as such agreement or restriction or condition was not entered into in contemplation of such Person becoming a Subsidiary and does not extend to any assets, properties or businesses other than those acquired pursuant to such Permitted Acquisition, (v) customary provisions in leases and subleases entered into in compliance with Section 9.13, Permitted Licenses or licenses entered into in compliance with Section 9.19, in either case restricting the assignment thereof or restricting the grant of Liens in such lease, sublease or license, as the case may be, (vi) restrictions on pledges or deposits made in the ordinary course of business in connection with leases or obligations permitted pursuant to Section 9.02(e), and (vii) Restrictive Agreements set forth on Schedule 7.15; provided further that, no such Restrictive Agreement otherwise permitted under this Section shall be permitted to the extent it restricts, prohibits or otherwise prevents (x) the execution, delivery and performance of the Obligations or any Secured Party’s rights or remedies in respect thereof, (y) the exercise of remedies by the Administrative Agent against the Issuer or any Subsidiary following an Event of Default as contemplated by the Notes Documents or (z) the performance of the obligations of any Obligor pursuant to Section 8.12 hereof.

9.12 Modifications of Organic Documents; Termination of Material Agreements. Each Obligor shall not, and shall not permit any of its Subsidiaries to:

(a) waive, amend, terminate, replace or otherwise modify any term or provision of any Organic Document, other than any such waivers, amendments, terminations, replacements or other modifications which are not, and would not reasonably be expected to be, adverse in any material respect on (i) any Obligations or any interests, rights or remedies of any Secured Party in respect of the Notes Documents or (ii) any rights or remedies of any Noteholder in respect of any Warrant Certificate (or, to the extent the Noteholder has exercised its rights under any Warrant Certificate, such Noteholder’s rights as a holder of the Issuer’s Equity Interests) except, for purposes of this clause (a)(ii) only, to the extent such modification would not adversely and disproportionately affect such Noteholder as compared with the effect on all other holders of the same series or class of Equity Interests;

(b) (i) except with respect to the Material Agreements set forth on Schedule 9.12(b), take or omit to take any action that results in the termination of, or permits any other Person to terminate, any Material Agreement or; or take any action that permits any Material Agreement to be terminated by any counterparty thereto prior to its stated date of expiration, in each case, only to the extent such termination would reasonably be expected to have an adverse effect in any material respect on, and/or disproportionately affect, the Administrative Agent or the Noteholders or (ii) waive, amend, terminate, replace or otherwise modify any term or provision of any Material Agreement that would reasonably be expected to have an adverse effect in any material respect on the Administrative Agent, any Noteholder, the Obligations or any interests, rights or remedies of any Secured Party in respect of the Notes Documents;

(c) take or omit to take any action that results in, or permits any counterparty to cause, the termination of any rights in or to any Material Intellectual Property prior to its stated date of expiration, except as would not reasonably be expected to materially and adversely affect the Obligors and their Subsidiaries;

(d) waive, amend, terminate, replace or otherwise modify any term or provision of the Blackstone Collaboration Agreement (as in effect on the Closing Date or as expressly permitted to be amended or modified pursuant to this Section 9.12(d)) that would reasonably be expected to have an adverse effect in any material respect on the Administrative Agent, any Noteholder, the Obligations or any interests, rights or remedies of any Secured Party in respect of the Notes Documents;

(e) Except as set forth on Schedule 9.12(b), waive, amend, terminate, replace or otherwise modify any term or provision of the BioNTech License Agreement (as in effect on the Closing Date, or as expressly permitted by this Section 9.12(e)) that would reasonably be expected to have an adverse effect in any material respect on the Administrative Agent, any Noteholder, the Obligations or any interests, rights or remedies of any Secured Party in respect of the Notes Documents; or

(f) waive, amend, terminate, replace or otherwise modify any term or provision of the UCLB License Agreement (as in effect on the Closing Date or as expressly permitted by this Section 9.12(f)) that would reasonably be expected to have an adverse effect in any material respect on the Administrative Agent, any Noteholder, the Obligations or any interests, rights or remedies of any Secured Party in respect of the Notes Documents.

9.13 Sales and Leasebacks. Except as disclosed on Schedule 9.13, each Obligor shall not, and shall not permit any of its Subsidiaries to, become liable, directly or indirectly, with respect to any lease, whether an operating lease or a Capital Lease Obligation, of any property (whether real, personal, or mixed), whether now owned or hereafter acquired, (a) which such Person has sold or transferred or is to sell or transfer to any other Person and (b) which such Person intends to use for substantially the same purposes as property which has been or is to be sold or transferred.

9.14 Hazardous Material. Each Obligor shall not, and shall not permit any of its Subsidiaries to, use, generate, manufacture, install, treat, release, store or dispose of any Hazardous Material, except in compliance with all applicable Environmental Laws or where the failure to comply, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

9.15 Accounting Changes. Each Obligor shall not, and shall not permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required or permitted by GAAP.

9.16 Compliance with ERISA. Neither the Issuer nor any of its ERISA Affiliates shall cause or suffer to exist (a) any event that would result in the imposition of a Lien with respect to any Title IV Plan or Multiemployer Plan or (b) any other ERISA Event that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. Neither the Issuer nor any of its Subsidiaries shall cause or suffer to exist any event that would result in the imposition of a Lien with respect to any Benefit Plan that would reasonably be expected to result in a Material Adverse Effect.

9.17 [Reserved].

9.18 Sanctions; Anti-Corruption Use of Proceeds.

(a) No Obligor nor any of its Subsidiaries or their respective agents shall (i) conduct any business or engage in any transaction or dealing with any Sanctioned Person in violation of Sanctions, including making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person; (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to any Sanctions; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any applicable Sanctions, the Patriot Act or any other Anti-Terrorism Law.

(b) The Issuer shall not, directly or knowingly indirectly, use the proceeds of the Notes, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable anti-corruption Law, or (ii) (A) to fund any activities or business of or with any Person, that, at the time of such funding, is the subject of Sanctions or in any Designated Jurisdiction, or (B) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Notes, whether as Administrative Agent, Noteholder, underwriter, advisor, investor, or otherwise).

(c) The undertakings under paragraphs (a) and (b) above shall only apply to the German Guarantors if and to the extent that agreeing to or complying with such undertaking does not result in a violation of or conflict with the Council Regulation (EC) No 2271/96 of 22 November 1996 (as amended from time to time) protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom, section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung - AWV) and/or any other applicable anti boycott laws or regulations.

(d) The undertakings under paragraphs (a) and (b) above shall only apply for the benefit of an Obligor if and to the extent that by agreeing to or accepting any rights under or enjoying the benefit of (including by exercising any rights on the grounds of a breach of or with respect to any request under) the provision does not result in a violation of or conflict with the Council Regulation (EC) No 2271/96 of 22 November 1996 (as amended from time to time) protecting against the effects of the extra territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom, section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung - AWV) and/or any other applicable anti-boycott laws or regulations.

9.19 Inbound and Outbound Licenses.

(a) Inbound Licenses. Except for the UCLB License Agreement, each Obligor shall not, and shall not permit any of its Subsidiaries to, enter into or become bound by (i) any inbound license agreement that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect, or (ii) any license agreement, that requires any Obligor or any of its Subsidiaries, as the case may be, during any twelve (12) month period during the term of such license agreement, to make aggregate payments in excess of $5,000,000 unless (x) the licensor under such license is a non-Affiliated third party and (y) such license has been entered into by an Obligor or one of its Subsidiaries as the case may be, in the ordinary course of business and the commercial terms otherwise comply with Section 9.10; provided that inbound license agreements in the nature of ordinary course customer contracts, application programming interfaces (APIs), or over-the-counter software that is commercially available to the public shall not be prohibited by this clause (a).

(b) Outbound Licenses. Except for the Blackstone Collaboration Agreement, the BioNTech License Agreement and any other Permitted License, each Obligor shall not, and shall not permit any of its Subsidiaries to, enter into or become bound by any outbound license of Material Intellectual Property that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect unless such outbound license (i) does not impair the ability of the Administrative Agent or any Secured Party to fully exercise their respective rights in respect of the Collateral under any of the Notes Documents in the event of the exercise of remedies, including a disposition or liquidation in connection with a foreclosure of any such Collateral, or any rights, assets or property related thereto, and (ii) is not an Exclusive License.

9.20 Title, Headleases, Development. Each Obligor shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), (i) agree to any amendment, supplement, waiver, surrender or release of any material covenant, stipulation or obligation (restrictive or otherwise) at any time affecting a Material Real Property or Future Acquired Material Real Property, (ii) agree to any amendment, supplement, waiver, surrender or release of any Headlease which could reasonably be expected to be prejudicial to the interests of the Secured Parties, (iii) exercise any right to break, determine or extend any Headlease, (iv) agree to any rent review in respect of any Headlease, (v) do or allow to be done any act as a result of which any Headlease may become liable to forfeiture or otherwise be terminated, or (vi) make or allow to be made any application for planning permission in respect of any part of any Material Real Property or Future Acquired Material Real Property or carry out, or allow to be carried out, any demolition, construction, structural alterations or additions, development or other similar operations in respect of any part of any such Material Real Property or Future Acquired Material Real Property, other than (A) the maintenance of the buildings, plant, machinery, fixtures and fittings in accordance with the Notes Documents, (B) any alterations or improvements which a tenant is entitled to undertake in accordance with the terms of the relevant Headlease and in respect of which an Obligor in its capacity as landlord is required to give its consent pursuant to the terms of that Headlease , or (C) the carrying out of non-structural improvements or alterations which affect only the interior of any building on any Material Real Property or Future Acquired Material Real Property; provided that, to the extent (A) through (C) do not apply, any such actions can be undertaken by the Issuer or its Subsidiaries with the consent of the Administrative Agent (not to be unreasonably withheld or delayed).

9.21 UK Pensions. Each Obligor will ensure that it is not and does not become, and will procure that none of its Affiliates, its Subsidiaries or any Affiliate of any such Subsidiary is or becomes: (i) party to any act or omission in relation to any UK DB Plan which has or is reasonably likely to have a Material Adverse Effect; (ii) an “employer” (for the purposes of sections 38 to 51 of the UK Pensions Act 2004) of a UK DB Plan; or (ii) “connected with” or an “associate of” (as those terms are used in sections 38 or 43 of the UK Pensions Act 2004) such an “employer”.

SECTION 10

FINANCIAL COVENANTS

10.01 Minimum Liquidity. Subject to Section 8.19(c)(ii), the Obligors shall at all times maintain the Minimum Liquidity Amount in cash and/or Permitted Cash Equivalent Investments in one or more Controlled Accounts that is free and clear of all Liens, other than Liens granted under the Notes Documents in favor of the Administrative Agent and Permitted Liens under Section 9.02(i).

10.02 Minimum Consolidated Net Revenue. Commencing with the fiscal quarter of the Issuer ending on September 30, 2026 and with respect to each subsequent fiscal quarter thereafter, the Consolidated Net Revenue of the Issuer and its Subsidiaries for the twelve (12) consecutive month period ending on the last day of such fiscal quarter shall not be less than the amount set forth opposite such date in the table below for such quarter.

Fiscal Quarter Ended	Minimum Consolidated Net Revenue
September 30, 2026	$[***]
December 31, 2026	$[***]
March 31, 2027	$[***]
June 30, 2027	$[***]
September 30, 2027	$[***]
December 31, 2027	$[***]
March 31, 2028	$[***]
June 30, 2028	$[***]
September 30, 2028	$[***]
December 31, 2028	$[***]
March 31, 2029	$[***]
June 30, 2029	$[***]
September 30, 2029	$[***]
December 31, 2029	$[***]
March 31, 2030	$[***]
June 30, 2030	$[***]
September 30, 2030	$[***]
December 31, 2030	$[***]
March 31, 2031	$[***]
June 30, 2031	$[***]

SECTION 11

EVENTS OF DEFAULT

11.01 Events of Default. Each of the following events shall constitute an “Event of Default”:

(a) Principal or Interest Payment Default. The Issuer shall fail to pay any principal or interest payment of the Notes, when and as the same shall become due and payable, whether at the due date thereof, at a date fixed for redemption thereof or otherwise.

(b) Other Payment Defaults. Any Obligor shall fail to pay any Obligation (other than the amounts referred to in Section 11.01(a)) when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days.

(c) Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of any Obligor or any of its Subsidiaries under or in connection with this Agreement or any other Notes Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Notes Document or any amendment or modification hereof or thereof, shall, when taken as a whole: (i) shall have been incorrect when made or deemed made to the extent that such representation or warranty contains any materiality or Material Adverse Effect qualifier; or (ii) shall have been incorrect in any material respect when made or deemed made to the extent that such representation or warranty does not otherwise contain any materiality or Material Adverse Effect qualifier.

(d) Certain Covenants. Any Obligor shall fail to observe or perform (i) any covenant, condition or agreement contained in Sections 8.01, 8.02, 8.03 (with respect to the Issuer’s existence), 8.11, 8.12, 8.16, 8.19, Section 9 or Section 10 or (ii) any material obligation under any Warrant Certificate, and such failure shall continue unremedied for a period of fifteen (15) Business Days.

(e) Other Covenants. Any Obligor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 11.01(a), 11.01(b) or 11.01(d)) or any other Notes Document, and in the case of any failure that is capable of cure, such failure shall continue unremedied for a period of thirty (30) or more days.

(f) Payment Default on Other Indebtedness. Any Obligor or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any applicable grace or cure period as originally provided by the terms of such Indebtedness.

(g) Other Defaults on Other Indebtedness. (i) Any material breach of, or “event of default” or similar event under, any Contract governing any Material Indebtedness shall occur, (ii) any event or condition occurs (x) that results in any Material Indebtedness becoming due prior to its scheduled maturity (beyond any applicable grace period in respect thereof) or (y) that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; (iii) there occurs under any Hedging Agreement an early termination date (as defined in such Hedging Agreement) resulting from (x) any event of default under such Hedging Agreement as to which any Obligor or any of its Subsidiaries is the defaulting party (as defined in such Hedging Agreement) or (y) any termination event (as defined in such Hedging Agreement) under such Hedging Agreement as to which any Obligor or any Subsidiary is an affected party (as defined in such Hedging Agreement) and, in either event, the termination value (if determined in accordance with the Hedging Agreement) or the amount determined as the mark-to-market value (if the termination value has not been so determined) for such affected Hedging Agreement that is owed by any Obligor or such Subsidiary as a result thereof is greater than $2,500,000, or (iv) as a consequence of a breach or default by Autolus Limited of any material term in the Blackstone Collaboration Agreement, the BioNTech License Agreement or the UCLB License Agreement, Autolus Limited becomes subject to an event of default fee (or similar payment) not otherwise constituting a scheduled or a catch-up payment thereunder which fee or similar payment is greater than $2,500,000; provided that this Section 11.01(g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Material Indebtedness, or satisfaction of any condition giving rise to or permitting the foregoing, pursuant to their terms unless such redemption, exchange, repurchase, conversion or settlement results from a default thereunder, fundamental change or change of control (or equivalent term thereunder) or an event of the type that constitutes an Event of Default.

(h) Insolvency, Bankruptcy, Etc.

(i) Any Obligor does not or becomes unable to pay its debts or meet its liabilities as the same become due, or admits in writing its inability to pay its debts generally, or declares any general moratorium on its indebtedness, or enters into a compromise or arrangement or deed of company arrangement between it and any class of its creditors.

(ii) Any Obligor commits an act of bankruptcy or makes an assignment of its property for the general benefit of its creditors or makes a proposal (or files a notice of its intention to do so).

(iii) Any Obligor institutes any proceeding seeking to adjudicate it an insolvent, or seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief, under any applicable Law, whether U.S. or non-U.S., now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, examinership, plans of arrangement or relief or protection of debtors or at common law or in equity, or files an answer admitting the material allegations of a petition filed against it in any such proceeding (in each case, other than any liquidation, dissolution or winding-up permitted pursuant to Section 9.03).

(iv) Any Obligor applies for the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator, provisional liquidator, voluntary administrator, receiver and manager or other similar official for it or any substantial part of its property.

(v) Any Obligor takes any action, corporate or otherwise, to approve, effect, consent to or authorize any of the actions described in this Section 11.01(h), or otherwise acts in furtherance thereof or fails to act in a timely and appropriate manner in defense thereof.

(vi) Any petition is filed, application made or other proceeding instituted in a court of competent jurisdiction against or in respect of any Obligor:

(A) seeking to adjudicate it as insolvent;

(B) seeking a receiving order against it;

(C) seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), deed of company arrangement or composition of it or its debts or any other relief under any applicable Law, whether U.S. or non-U.S., now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, examinership, plans of arrangement or relief or protection of debtors or at common law or in equity; or

(D) seeking the entry of an order for relief or the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator, provisional liquidator, voluntary administrator, receiver and manager or other similar official for it or any substantial part of its property, and such petition, application or proceeding (i.e. clauses (A) through (D) of this provision) continues undismissed, or unstayed and in effect, for a period of sixty (60) days after the institution thereof; provided that if an order, decree or judgment is granted or entered (whether or not entered or subject to appeal) against any Obligor thereunder in the interim, such grace period will cease to apply; provided, further, that if such Obligor files an answer admitting the material allegations of a petition filed against it in any such proceeding, such grace period will cease to apply.

(vii) Any other event occurs which, under the applicable Law of any applicable jurisdiction, has an effect equivalent to any of the events referred to in Section 11.01(h).

(i) English Insolvency Event. With respect to any English Obligor, the occurrence of any English Insolvency Event. In this Section 11.01(i), “English Insolvency Event” means, in relation to any English Obligor, (a) such entity (i) is unable or admits an inability to pay its debts as they fall due, (ii) is declared to be unable to pay its debts under applicable Law, (iii) suspends making payments on any of its debts, or (iv) by reason of actual or anticipated financial difficulties, commences negotiations in writing with one or more of its creditors (excluding the Noteholders in their capacity as such) with a view to rescheduling any of its indebtedness; (b) a moratorium is declared in respect of any indebtedness of any such entity (and if a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium); or (c) (i) any resolution is passed or order made for a moratorium of any indebtedness, the winding-up, dissolution, administration, restructuring plan or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise, other than a solvent reconstruction) of that English Obligor,

(ii) any composition, compromise, assignment or arrangement with any creditor of that English Obligor, (iii) the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, monitor or other similar officer in respect of any such entity or any of such entity’s assets, or (iv) any analogous procedure or step is taken in any jurisdiction, unless in each case under this paragraph (i), such action is permitted under this Agreement, or such winding-up petition is frivolous or vexatious and is discharged, stayed or dismissed within thirty (30) days of commencement.

(j) German Insolvency Event. With respect to any German Guarantors, the occurrence of any German Insolvency Event. In this Section 11.01(j), “German Insolvency Event” means, in relation to any German Guarantors: (i) it is overindebted (überschuldet) within the meaning of section 19 of the German Insolvency Code (Insolvenzordnung); (ii) the board of directors or management (Vorstand oder Geschäftsführung) of the German Guarantor is required by law to file for insolvency, or the competent court takes any of the actions set out in section 21 of the German Insolvency Code (Insolvenzordnung) or the competent court institutes (Eröffnung des Insolvenzverfahrens) or rejects proceedings (Abweisung des Insolvenzantrags) for reason of insufficiency of its funds to implement such proceedings against the German Guarantor; or (iii) the dissolution or attachment in respect of the German Guarantor.

(k) Judgments. One or more final judgments for the payment of money in an aggregate amount in excess of $2,000,000 (or the Equivalent Amount in other currencies) (exclusive of any amounts fully covered by insurance (less any applicable deductible) and as to which the insurer has not rejected responsibility to cover such judgment) shall be rendered against the Issuer or any Obligor or any combination thereof and the same shall remain undismissed, unsatisfied or undischarged for a period of sixty (60) calendar days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Obligor to enforce any such judgment.

(l) ERISA and Pension Plans. An ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, has resulted or would reasonably be expected to result in a Material Adverse Effect.

(m) UK Pensions. With respect to any Obligor or any of its Subsidiaries or any of their respective Affiliates, (i) such Person is convicted of an offence under the Criminal Pension Powers, (ii) the Pensions Regulator issues a Financial Support Direction or a Contribution Notice to such Person, or (iii) such Person incurs a debt or other liability which becomes due and payable to or in respect of any UK DB Plan, and in each case, such event has or could reasonably be expected to have a Material Adverse Effect.

(n) [Reserved].

(o) Material Adverse Change, Etc. A Material Adverse Change, Material Adverse Effect or Material Regulatory Event shall have occurred.

(p) Impairment of Security, Etc. If any of the following events occurs, subject to the English Legal Reservations, German Legal Reservations and the Perfection Requirements, and other than as a result of the acts or omissions of the Administrative Agent or any Noteholder with respect to the following clause (i): (i) any Lien created by any of the Security Documents shall at any time not constitute a valid and perfected Lien on the applicable Collateral in favor of the Secured Parties, free and clear of all other Liens (other than Permitted Liens) to the extent perfection is required herein or therein, other than solely as the result of any action(s) taken by the Administrative Agent or the failure of the Administrative Agent to take any action(s) within its control, or any combination thereof, which does not arise from a breach of any Notes Document by an Obligor, (ii) except for expiration in accordance with its terms, any of the Security Documents or any Guarantee of any of the Obligations (including that contained in Section 13) shall for whatever reason cease to be in full force and effect, or (iii) any Obligor shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability of any such Lien or any Notes Document.

11.02 Remedies.

(a) Defaults Other Than Bankruptcy Defaults. Upon the occurrence and during the continuance of any Event of Default (other than an Event of Default described in Section 11.01(h), Section 11.01(i) or Section 11.01(j) (other than with respect to an English Obligor)), the Administrative Agent may, by notice to the Issuer, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Notes then outstanding to be immediately due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the outstanding principal amount of the Notes so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations, shall become due and payable immediately (in the case of the Notes, at the Early Redemption Price therefor), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor.

(b) Bankruptcy Defaults. In case of an Event of Default described in Section 11.01(h), Section 11.01(i) or Section 11.01(j) (other than with respect to an English Obligor), the Commitments shall automatically terminate and the principal amount of the Notes then outstanding, together with accrued interest thereon and all fees and other Obligations, shall automatically become due and payable immediately (in the case of the Notes, at the Early Redemption Price therefor), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor. Unless expressly provided otherwise herein, upon the occurrence thereof Events of Default shall remain outstanding until waived or otherwise cured in writing by the Administrative Agent.

11.03 Additional Remedies. In the event any Event of Default shall have occurred and is continuing, if the Issuer or any of its Subsidiaries shall be in uncured default under a Material Agreement, the Administrative Agent or the Noteholders shall have the right (but not the obligation) to cause the default or defaults under such Material Agreement to be remedied (including without limitation by paying any unpaid amount thereunder) and otherwise exercise any and all rights of the Issuer or such Subsidiary, as the case may be, thereunder, as may be necessary to prevent or cure any default. Without limiting the foregoing, upon any such default, the Issuer and each of its Subsidiaries shall promptly execute, acknowledge and deliver to the Administrative Agent such instruments as may reasonably be required of the Issuer or such Subsidiary to permit the Administrative Agent and the Noteholders to cure any default under the applicable Material Agreement or permit the Administrative Agent and the Noteholders to take such other action required to enable the Administrative Agent and the Noteholders to cure or remedy the matter in default and preserve the interests of the Administrative Agent or Noteholders. Any amounts paid by the Administrative Agent or Noteholders pursuant to this Section 11.03 shall be payable on demand by Obligors, shall accrue interest at the Default Rate if not paid on demand, and shall constitute “Obligations.”

11.04 Application of Payments. Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, all payments received on account of the Obligations shall be applied by the Administrative Agent as follows:

(a) first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees and disbursements and other charges of counsel payable under Section 14.03) payable to the Administrative Agent in its capacity as such;

(b) second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Noteholders (including fees and disbursements and other charges of counsel payable under Section 14.03) arising under the Notes Documents, ratably among them in proportion to the respective amounts described in this clause (b) payable to them;

(c) third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Notes, ratably among the Noteholders in proportion to the respective amounts described in this clause (c) payable to them;

(d) fourth, to payment of that portion of the Obligations constituting unpaid principal of the Notes ratably among the Noteholders in proportion to the respective amounts described in this clause (d) payable to them;

(e) fifth, to the payment in full of all other Obligations (including payment of any Early Redemption Fee), in each case ratably among the Administrative Agent and the Noteholders based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

(f) finally, the balance, if any, after all Obligations have been indefeasibly paid in full, to the Issuer or as otherwise required by Law.

SECTION 12

THE ADMINISTRATIVE AGENT

12.01 Appointment and Duties. Subject in all cases to clause (c) below:

(a) Appointment of the Administrative Agent. Each of the Noteholders hereby irrevocably appoints Perceptive Credit Holdings V, LP (together with any successor the Administrative Agent pursuant to Section 12.09) as the Administrative Agent hereunder and authorizes the Administrative Agent to (i) execute and deliver the Notes Document and accept delivery thereof on its behalf from any Obligor or any of its Subsidiaries, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Administrative Agent under such Notes Document and (iii) exercise such powers as are reasonably incidental thereto. Except as expressly set forth herein, the provisions of this Section 12 (other than Section 12.09, and solely to the extent expressly set forth therein) are solely for the benefit of the Administrative Agent and the Noteholders, and no Obligor or any Affiliate thereof shall have rights as a third-party beneficiary of any such provisions.

(b) Duties as Collateral and Disbursing Agent. Without limiting the generality of Section 12.01(a), the Administrative Agent shall have the sole and exclusive right and authority (to the exclusion of the Noteholders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Noteholders with respect to all payments and collections arising in connection with the Notes Documents (including in any proceeding described in Section 11.01(h), Section 11.01(i) or Section 11.01(j) or any other bankruptcy, insolvency or similar proceeding); provided that (i) the Administrative Agent shall only be required to act in such agency capacity if it has notified the Issuer and the Noteholders in writing that it has elected to do so, and (ii) so long as the Administrative Agent has not delivered any such election notice it shall not be deemed to be acting as a disbursing and collecting agent for any other Noteholder or Secured Party and no Person (including any Withholding Agent) shall be authorized to make any payment to the Administrative Agent for such purpose, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 11.01(h), Section 11.01(i), Section 11.01(j) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Secured Party), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Notes Documents, (vi) except as may be otherwise specified in any Notes Document, exercise all remedies given to the Administrative Agent and the other Secured Parties with respect to the Collateral, whether under the Notes Documents, applicable Laws or otherwise (vii) enter into non-disturbance agreements and similar agreements and (viii) execute any amendment, consent or waiver under the Notes Documents on behalf of any Noteholder that has consented in writing to such amendment, consent or waiver; provided that the Administrative Agent hereby appoints, authorizes and directs each Noteholder to act as collateral sub-agent for the Administrative Agent and the Noteholders for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by any Obligor with, and cash and Permitted Cash Equivalent Investments held by, such Noteholder, and may further authorize and direct the Noteholders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to the Administrative Agent, and each Noteholder hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(c) Limited Duties. The Noteholders and the Obligors hereby each acknowledge and agree that the Administrative Agent (i) has undertaken its role hereunder purely as an accommodation to the parties hereto and the Transactions, (ii) is receiving no compensation for undertaking such role and (iii) subject only to the notice provisions set forth in Section 12.09, may resign from such role at any time for any reason or no reason whatsoever. Without limiting the foregoing, the parties hereto further acknowledge and agree that under the Notes Documents, the Administrative Agent (i) is acting solely on behalf of the Noteholders (except to the limited extent provided in Section 12.11), with duties that are entirely administrative in nature and do not (and are not intended to) create any fiduciary obligations, notwithstanding the use of the defined term “the Administrative Agent”, the terms “agent”, “administrative agent” and “collateral agent” and similar terms in any Notes Document to refer to the Administrative Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Notes Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Noteholder or any other Secured Party and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Notes Document (fiduciary or otherwise), and each Noteholder hereby waives and agrees not to assert any claim against the Administrative Agent based on the roles, duties and legal relationships expressly disclaimed in this clause (c). Without in any way limiting the foregoing, the Administrative Agent shall not, except as expressly set forth in this Agreement and in the other Notes Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Obligor or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity

12.02 Binding Effect. Each Noteholder agrees that (i) any action taken by the Administrative Agent or the Majority Noteholders (or, if expressly required hereby, a greater proportion of the Noteholders) in accordance with the provisions of the Notes Documents, (ii) any action taken by the Administrative Agent in reliance upon the instructions of the Majority Noteholders (or, where so required, such greater proportion) and (iii) the exercise by the Administrative Agent or the Majority Noteholders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

12.03 Use of Discretion.

(a) No Action without Instructions. The Administrative Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except (subject to clause (b) below) any action it is required to take or omit to take (i) under any Notes Document or (ii) pursuant to instructions from the Majority Noteholders (or, where expressly required by the terms of this Agreement, a greater proportion of the Noteholders).

(b) Right Not to Follow Certain Instructions. Notwithstanding Section 12.03(a) or any other term or provision of this Section 12, the Administrative Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, the Administrative Agent receives an indemnification satisfactory to it from the Noteholders (or, to the extent applicable and acceptable to the Administrative Agent, any other Secured Party) against all liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against the Administrative Agent or any Related Parties thereof or (ii) that is, in the opinion of the Administrative Agent, in its sole and absolute discretion, contrary to any Notes Document, applicable Law or the best interests of the Administrative Agent or any of its Affiliates or Related Parties, including, for the avoidance of doubt, any action that may be in violation of the automatic stay in connection with any Insolvency Proceeding.

12.04 Delegation of Rights and Duties. The Administrative Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Notes Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party). The Administrative Agent and any such Person may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Any such Person and its Related Parties shall benefit from this Section 12 to the extent provided by the Administrative Agent; provided, however, that the exculpatory provisions of this Section 12 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and of any such sub-agent, and shall apply to their respective activities in connection with their activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

12.05 Reliance and Liability.

(a) The Administrative Agent may, without incurring any liability hereunder, (i) consult with any of its Related Parties and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Obligor) and (ii) rely and act upon any document and information and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties. In determining compliance with any condition hereunder to the issuance of a Note that by its terms must be fulfilled to the satisfaction of a Noteholder, the Administrative Agent may presume that such condition is satisfactory to such Noteholder unless the Administrative Agent shall have received written notice to the contrary from such Noteholder prior to the making of such Note.

(b) Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Notes Document, and each Noteholder and each Obligor hereby waives and shall not assert any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the fraudulent conduct or behavior of the Administrative Agent or, as the case may be, such Related Party (each as determined in a final, non-appealable judgment or order by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, the Administrative Agent:

(i) shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Majority Noteholders or for the actions or omissions of any of their Related Parties selected with reasonable care (other than employees, officers and directors of the Administrative Agent, when acting on behalf of the Administrative Agent);

(ii) shall not be responsible to any Secured Party for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Notes Document;

(iii) makes no warranty or representation, and shall not be responsible, to any Secured Party for any statement, document, information, representation or warranty made or furnished by or on behalf of any Related Party, in or in connection with any Notes Document or any transaction contemplated therein, whether or not transmitted by the Administrative Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by the Administrative Agent in connection with the Notes Documents; and

(iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Notes Document, whether any condition set forth in any Notes Document is satisfied or waived, as to the financial condition of any Obligor or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Issuer, any Noteholder describing such Default or Event of Default clearly labeled “notice of default” (in which case the Administrative Agent shall promptly give notice of such receipt to all Noteholders);

and, for each of the items set forth in clauses (i) through (iv) above, each Noteholder and each Obligor hereby waives and agrees not to assert any right, claim or cause of action it might have against the Administrative Agent based thereon.

12.06 Administrative Agent Individually. The Administrative Agent and its Affiliates may purchase notes and/or make other extensions of credit to, acquire Equity Interests of, engage in any kind of business with, any Obligor or Affiliate thereof as though it were not acting as the Administrative Agent and may receive separate fees and other payments therefor. To the extent the Administrative Agent or any of its Affiliates subscribes for or purchases any Notes or otherwise becomes a Noteholder hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Noteholder and the terms “Noteholder”, “Majority Noteholder”, and any similar terms shall, except where otherwise expressly provided in any Notes Document, include, without limitation, the Administrative Agent or such Affiliate, as the case may be, in its individual capacity as Noteholder or as one of the Majority Noteholders, respectively.

12.07 Noteholder Credit Decision. Each Noteholder acknowledges that it has, independently and without reliance upon the Administrative Agent, any Noteholder or any of their Related Parties or upon any document solely or in part because such document was transmitted by the Administrative Agent or any of its Related Parties, conducted its own independent investigation of the financial condition and affairs of each Obligor and has made and continues to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Notes Document or with respect to any transaction contemplated in any Notes Document, in each case based on such documents and information as it shall deem appropriate.

12.08 Expenses; Indemnities.

(a) Each Noteholder agrees to reimburse the Administrative Agent and each of its Related Parties (to the extent not reimbursed by any Obligor) promptly upon demand for such Noteholder’s Proportionate Share of any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Obligor) that may be incurred by the Administrative Agent or any of its Related Parties in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Notes Document.

(b) Each Noteholder further agrees to indemnify the Administrative Agent and each of its Related Parties (to the extent not reimbursed by any Obligor), from and against such Noteholder’s aggregate Proportionate Share of the liabilities (including taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to on or for the account of any Noteholder) that may be imposed on, incurred by or asserted against the Administrative Agent or any of its Related Parties in any matter relating to or arising out of, in connection with or as a result of any Notes Document or any other act, event or transaction related, contemplated in or attendant to any such Notes Document, or, in each case, any action taken or omitted to be taken by the Administrative Agent or any of its Related Parties under or with respect to any of the foregoing; provided that no Noteholder shall be liable to the Administrative Agent or any of its Related Parties to the extent such liability has resulted primarily from the gross negligence or willful misconduct of the Administrative Agent or, as the case may be, such Related Party, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

12.09 Resignation of the Administrative Agent.

(a) At any time upon not less than five (5) Business Days prior written notice to the Issuer and the Noteholders, the Administrative Agent may resign as the “the Administrative Agent” hereunder (in the sole and absolute discretion of the Administrative Agent), effective on the date set forth in such notice, which effective date shall not be less than five (5) (or more than thirty (30)) days following delivery of such notice. If the Administrative Agent delivers any such notice, the Majority Noteholders shall have the right to appoint a successor (which successor shall not be a Disqualified Institution) to the Administrative Agent; provided that if a successor to the Administrative Agent has not been appointed on or before the effectiveness of the resignation of the resigning Administrative Agent, then the resigning Administrative Agent may, on behalf of the Noteholders, appoint any Person reasonably chosen by it (other than a Disqualified Institution) as the successor to the Administrative Agent.

(b) Effective immediately upon its resignation, (i) the resigning Administrative Agent shall be discharged from its duties and obligations under the Notes Documents to the extent set forth in the applicable resignation notice, (ii) the Noteholders shall assume and perform all of the duties of the Administrative Agent until a successor the Administrative Agent shall have accepted a valid appointment hereunder, (iii) the resigning Administrative Agent and its Related Parties shall no longer have the benefit of any provision of any Notes Document other than with respect to (x) any actions taken or omitted to be taken while such resigning Administrative Agent was, or because the Administrative Agent had been, validly acting as the Administrative Agent under the Notes Documents or (y) any continuing duties such resigning Administrative Agent continues to perform, and (iv) subject to its rights under Section 12.04, the resigning Administrative Agent shall take such action as may be reasonably necessary to assign to the successor the Administrative

Agent its rights as the Administrative Agent under the Notes Documents. Effective immediately upon its acceptance of a valid appointment as the Administrative Agent, a successor the Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the resigning Administrative Agent under the Notes Documents.

12.10 Release of Collateral or Guarantors. Each Noteholder hereby consents to the release and hereby directs the Administrative Agent to release (or, in the case of Section 12.10(b)(ii), release or subordinate) the following:

(a) any Subsidiary of the Issuer from its guaranty of any Obligation of any Obligor if all of the Equity Interests in such Subsidiary owned by any Obligor or any of its Subsidiaries are disposed of in an Asset Sale permitted under the Notes Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such Asset Sale, such Subsidiary would not be required to guaranty any Obligations pursuant to Section 8.12(a); and

(b) any Lien held by the Administrative Agent for the benefit of the Secured Parties against (i) any Collateral that is disposed of by an Obligor or any of its Subsidiaries in an Asset Sale permitted by the Notes Documents (including pursuant to a valid waiver or consent), (ii) any property subject to a Lien described in Section 9.02(c) and (iii) all of the Collateral and all Obligors, upon (w) termination of the Commitments, (x) payment and satisfaction in full of the Notes and all other Obligations (other than inchoate indemnification and expense reimbursement obligations for which no Claim has been made) that the Administrative Agent has been notified in writing are then due and payable, (y) deposit of cash collateral with respect to all contingent Obligations, in amounts and on terms and conditions and with parties satisfactory to the Administrative Agent and each Indemnified Party that is owed such Obligations and (z) to the extent requested by the Administrative Agent, receipt by the Secured Parties of liability releases from the Obligors each in form and substance acceptable to the Administrative Agent.

Each Noteholder hereby directs the Administrative Agent, and the Administrative Agent hereby agrees, upon receipt of reasonable advance notice from the Issuer, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guarantees and Liens when and as directed in this Section 12.10 and deliver to the Issuer, at the expense of the Issuer, any portion of such Collateral so released pursuant to this Section 12.10 that is in possession of the Administrative Agent. In addition, in connection with any Permitted Licenses, each Noteholder hereby authorizes Administrative Agent to, and at the request of the Issuer, the Administrative Agent shall, negotiate and enter into a non-disturbance agreement and other similar agreements in form and substance reasonably satisfactory to Administrative Agent.

Notwithstanding the foregoing or anything to the contrary herein, (i) the release of any Obligor from its guaranty of any Obligations under this Section 12.10 or otherwise hereunder shall only be permitted if any such permitted transaction or series of related transactions is not consummated for the primary purpose of effecting a release of such Obligor from its Obligations under the Notes Documents in accordance with the terms hereof, and (ii) the Administrative Agent may not effect a release of any Obligor that ceases to be an Obligor due solely to a disposition of Equity Interests in (or issuance of Equity Interests by) such Obligor, unless in the case of this clause (ii) the transaction related to such release is a disposition of Equity Interests for fair market value to an unaffiliated third party and for a bona fide primary business purpose.

12.11 Additional Secured Parties. The benefit of the provisions of the Notes Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Noteholder so long as, by accepting such benefits, such Secured Party agrees, as among the Administrative Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by the Administrative Agent, shall confirm such agreement in a writing in form and substance acceptable to the Administrative Agent) this Section 12 and the decisions and actions of the Administrative Agent and the Majority Noteholders (or, where expressly required by the terms of this Agreement, a greater proportion of the Noteholders) to the same extent a Noteholder is bound; provided that, notwithstanding the foregoing, (i) such Secured Party shall be bound by Section 12.08 only to the extent of liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of Proportionate Share or similar concept, (ii) each of the Administrative Agent and each Noteholder shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (iii) such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Notes Document.

12.12 Agent May File Proofs of Claim. In case of the pendency of any Insolvency Proceeding or any other judicial proceeding relating to any Obligor, the Administrative Agent (irrespective of whether the principal of any Note shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Issuer or any other Obligor) shall be entitled and empowered (but not obligated) by intervention or such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Notes and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Noteholders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Noteholders and the Administrative Agent and their respective agents and counsel and all other amounts due the Noteholders and the Administrative Agent under Section 14.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Noteholder to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Noteholders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due to the Administrative Agent under Section 14.03.

SECTION 13

GUARANTEE

13.01 The Guarantee. Each Guarantor hereby jointly and severally guarantee to the Administrative Agent and the Noteholders, and their successors and assigns, as primary obligor and not merely as surety, the prompt payment and performance in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Notes, all fees and other amounts and other Obligations from time to time owing to the Administrative Agent and the Noteholders by the Issuer and each other Obligor under this Agreement or under any other Notes Document, in each case strictly in accordance with the terms hereof and thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby further jointly and severally agree that if the Issuer or any other Obligor shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) or perform any of the Guaranteed Obligations, the Guarantors shall promptly pay or perform the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment, renewal of or increase in any of the Guaranteed Obligations, the same shall be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension, renewal or increase.

13.02 Obligations Unconditional. The obligations of the Guarantors under Section 13.01 shall constitute a guaranty of payment and performance and not of collection and are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Issuer or any other Obligor under this Agreement, any other Note Document or any other agreement or instrument referred to herein or with respect to the Collateral, if any, securing the Guaranteed Obligations or any part thereof, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by all applicable Laws, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, and shall not be subject to any reduction, limitation, impairment, defense, setoff, counterclaim, recoupment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, it being the intent of this Section 13.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder, which shall remain absolute and unconditional as described above, and each Guarantor hereby waives all rights, claims or defenses to the enforcement hereof by reason of:

(a) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted;

(c) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, including any increase thereof, or any right under this Agreement or any other agreement or instrument referred to herein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged or subordinated or modified in whole or in part or otherwise dealt with;

(d) any lien or security interest granted to, or in favor of, the Secured Parties as security for any of the Guaranteed Obligations shall fail to be valid, perfected or having the priority in accordance with the terms of this Agreement or shall be subject to any avoidance or preference under any applicable Law;

(e) any change, reorganization or termination of the corporate structure or existence of the Issuer, any Guarantor, or any other guarantor of any of the Guaranteed Obligations, or any Insolvency Proceeding or other similar proceeding affecting the Issuer, any Guarantor, or any other guarantor of the Guaranteed Obligations, or any of their respective assets, or any resulting release or discharge of any obligation of the Issuer, any Guarantor, or any other guarantor of any of the Guaranteed Obligations;

(f) the existence of any claim, setoff or other rights which any Guarantor may have at any time against the Issuer, any Guarantor or any other guarantor of any of the Guaranteed Obligations, the Administrative Agent, any Secured Party or any other Person, whether in connection herewith or in connection with any unrelated transactions; provided that, notwithstanding any other provisions in this Guaranty, nothing in this Guaranty shall prevent the assertion of any such claim by separate suit or compulsory counterclaim; or

(g) the disallowance, under any state or federal bankruptcy, insolvency or similar Law, of all or any portion of the claims of the Secured Parties or the Administrative Agent for repayment of all or any part of the Guaranteed Obligations.

The Guarantors hereby expressly waive diligence, presentment, marshaling, demand of payment, protest and all notices whatsoever, any suretyship defense and any requirement that the Administrative Agent or any Noteholder exhaust any right, power or remedy or proceed against the Issuer or any other Obligor under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

13.03 Reinstatement. The obligations of the Guarantors under this Section 13 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Issuer in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Guarantors jointly and severally agree that they shall indemnify the Secured Parties on demand for all reasonable costs and expenses (including reasonable and documented fees of counsel) properly incurred by such Persons in connection with such rescission or restoration, including any such costs and expenses properly incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

13.04 Subrogation. The Guarantors hereby jointly and severally agree that, until the payment and satisfaction in full in cash of all Guaranteed Obligations (other than contingent obligations for which no Claim has been asserted) and the expiration and termination of the Commitments, they shall not exercise any right or remedy arising by reason of any performance by them of their guarantee in Section 13.01, whether by subrogation or otherwise, against the Issuer or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

13.05 Remedies. The Guarantors jointly and severally agree that, as between the Guarantors, on one hand, and the Administrative Agent and the Noteholders, on the other hand, the obligations of the Issuer under this Agreement and under the other Notes Documents may be declared to be forthwith due and payable as provided in Section 11 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 11) for purposes of Section 13.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Issuer and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Issuer) shall forthwith become due and payable by the Guarantors for purposes of Section 13.01.

13.06 Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Section 13 constitutes an instrument for the payment of money, and consents and agrees that the Administrative Agent and the Noteholders, at their sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to proceed by motion for summary judgment in lieu of complaint pursuant to N.Y. Civ. Prac. L&R § 3213.

13.07 Continuing Guarantee. The guarantee in this Section 13 is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

13.08 General Limitation on Guarantee Obligations. In any action or proceeding involving any provincial, territorial or state corporate Law, or any state or federal bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 13.01 would otherwise be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 13.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Guarantor, the Administrative Agent, any Noteholder or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

13.09 UK Guarantee Limitations. Notwithstanding any other provision of this Agreement, this guarantee and the obligations of each English Guarantor under this Section 13 do not apply to any liability to the extent that it would result in this guarantee constituting unlawful financial assistance within the meaning of section 678 of the UK Companies Act 2006 or any equivalent and applicable provisions under the laws of the jurisdiction of incorporation of the relevant Guarantor.

13.10 Limitations on Enforcement for German Guarantors.

(a) If a German Guarantor is established as a limited liability company (Gesellschaft mit beschränkter Haftung (GmbH)) or a limited partnership (GmbH & Co. KG) with a limited liability company (GmbH) as personally liable partner (persönlich haftender Gesellschafter) (“PLP”) in Germany and guarantees obligations or liabilities (including guarantees, letters of credit or similar instruments) of any of its affiliated companies (verbundene Unternehmen) within the meaning of section 15ff. German Stock Corporation Act (Aktiengesetz) that is not a direct or indirect subsidiary of the German Guarantor or its PLP, the Noteholders and the Administrative Agent agree to enforce the guarantee against the relevant German Guarantor or its PLP only to the extent that the granting of or enforcement of this guarantee does not:

(i) result in a negative balance (Unterbilanz) for the German Guarantor or its PLP, thus reducing the Net Assets (Reinvermögen) of the German Guarantor or its PLP to an amount less than its registered share capital (Stammkapital); or

(ii) if the Net Assets of the German Guarantor or its PLP were already less than the registered share capital, result in its Net Assets (Reinvermögen) being further reduced (Vertiefung einer Unterbilanz).

(b) For the purposes of subsection (a) of this Section 13.10 “Net Assets” (Reinvermögen) means the assets calculated on the basis of the balance sheet items listed in sections 266 para. 2 A, B (in deviation from section 272 para. 1 German Commercial Code (HGB) including not yet called outstanding contributions (nicht eingeforderte ausstehende Einlagen)), C, D and E German Commercial Code (HGB) less all liabilities listed in section 266 para. 3 B, C, D and E German Commercial Code (HGB) (but without taking reserves and liabilities in connection with the guarantee into account) and less such amounts being subject to a distribution barrier (Ausschüttungssperre) pursuant to section 268 para. 8 German Commercial Code (HGB), pursuant to section 253 para. 6 German Commercial Code (HGB) or pursuant to section 272 para. 5 German Commercial Code (HGB), any deviating specifications made by the German Federal Court of Justice (Bundesgerichtshof) for the calculation of the Net Assets to be taken into account but the following balance sheet items to be disregarded:

(i) the amount of any increase of the registered share capital (Erhöhung des Stammkapitals) of the German Guarantor or its PLP effected after the date hereof (A) that has been effected without the prior written consent of the Noteholders and the Administrative Agent or (B) if effected with the prior written consent of the Noteholders and the Administrative Agent to the extent that it is not fully paid up, shall be deducted from the stated share capital;

(ii) liabilities that were entered into or incurred by the German Guarantor or its PLP and which are not permitted pursuant to the Notes Documents;

(iii) liabilities of the German Guarantor or its PLP to the extent that such liabilities are subordinated pursuant to section 39 para. 1 no. 5 or section 39 para. 2 German Insolvency Code (Insolvenzordnung (InsO)) provided that the creditor of the corresponding receivables could waive such receivables without violating applicable law;

Unless deviations are required by mandatory law, the relevant Net Assets are to be determined in accordance with generally accepted accounting principles observing the accounting principles applied in the previous years for the creation of the non-consolidated financial statement.

(c) The enforcement of the guarantee pursuant to subsection (a) of this Section will only be excluded if and to the extent that no later than thirty (30) Business Days following a written notice of the Administrative Agent to enforce the guarantee (the “Enforcement Notice”), the managing directors of the respective German Guarantor or its PLP have submitted to the Administrative Agent an updated balance sheet of the respective German Guarantor or its PLP derived from the latest annual financial statement together with a detailed written calculation based on the date of the receipt of the Enforcement Notice (the “Management Calculation”) confirming to their best knowledge to what extent the enforcement taking the actions to be taken pursuant to subsection (g) of this Section 13.10 into account would cause the Net Assets of the respective German Guarantor or its PLP (i) to be less than its registered share capital or (ii) to fall even lower than the already existing negative balance.

(d) The Administrative Agent is entitled to enforce the guarantee against the respective German Guarantor or its PLP in such an amount that is undisputed according to the Management Calculation and the respective German Guarantor or its PLP is obliged to pay such undisputed amount to the Noteholders and the Administrative Agent.

With regard to the disputed amount, the respective German Guarantor or its PLP must submit to the Administrative Agent within thirty (30) Business Days after the Administrative Agent has partly or totally rejected the calculation in the Management Calculation a determination prepared by auditors of international standard and reputation (or otherwise accepted by the Administrative Agent) appointed (in coordination with the Administrative Agent) by and at the costs of the German Guarantor confirming to what extent the guarantee can be enforced against the respective German Guarantor or its PLP pursuant to subsection (a) and (b) of this Section 13.10 (the “Auditors’ Determination”). The Auditors’ Determination has to refer to a recent balance sheet of the respective German Guarantor or its PLP. The calculation of the Auditors’ Determination is final and binding upon the parties, except for obvious mistakes. If the Auditors’ Determination is not be submitted within the stipulated time period, the Administrative Agent is initially (and subject to subsection (e) of this Section 13.10) entitled to enforce the guarantee against the German Guarantor or its PLP in full.

If according to the Auditors’ Determination the guarantee could have been enforced against the respective German Guarantor or its PLP in a higher amount the Agent is entitled to enforce the guarantee in such amount.

(e) Provided that the guarantee cannot be fully enforced against the respective German Guarantor or its PLP due to the aforementioned provisions the respective German Guarantor or its PLP is obliged (to the extent legally permitted and necessary to enable the Noteholders and the Administrative Agent to enforce the guarantee in full or with less limitations):

(i) to sell any asset that is not necessary for operation of the business and whose book value is significantly lower than its market value without delay;

(ii) with respect to assets necessary for operation of business, to realise any hidden reserves in any other way;

(iii) to take any other reasonable actions to ensure that the guarantee can be enforced to the fullest possible extent.

The respective German Guarantor or its PLP will inform the Administrative Agent without delay of the amount of the proceeds from the sale and the book value of the respective assets or of the hidden reserves otherwise disclosed.

(f) The restrictions pursuant to subsection (a) of this Section 13.10 above do not apply to the extent that:

(i) the guarantee is enforced against the relevant German Guarantor with regard to an amount that the relevant German Guarantor, its PLP, or its subsidiaries has utilised as Borrower under the Notes Agreement.

(ii) the guarantee is granted in relation to amounts (not yet repaid) being on-lent or otherwise passed on to the respective German Guarantor or its PLP or its subsidiaries or otherwise be used for their purposes or (ii) in relation to liabilities deriving from letters of credit (Avale) issued in order to secure liabilities of the respective German Guarantor or its PLP or their subsidiaries.

(g) Furthermore, the restrictions pursuant to subsection (a) of this Section 13.10 do not apply if the German Guarantor or its PLP concerned is a dependent (abhängig) and/or profit pooling (gewinnabführend) company subject to a domination and/or a profit and loss pooling agreement (Beherrschungs- und/oder Gewinnabführungsvertrag) rendering section 30 para. 1 German Limited Liability Companies Act (GmbHG) inapplicable/(directly or through an unbroken chain of domination and/or profit and loss pooling agreements) with the entity whose liabilities are secured or with a direct or indirect shareholder of such entity.

(h) The restrictions set out in this subsection (a) of this Section 13.10 do not limit the Administrative Agent’s right to enforce the guarantee again at a later date under the terms of this Section.

SECTION 14

MISCELLANEOUS

14.01 No Waiver. No failure on the part of the Administrative Agent or the Noteholders to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Notes Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Notes Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by Law.

14.02 Notices. All notices, requests, instructions, directions and other communications provided for herein (including any modifications of, or waivers, requests or consents under, this Agreement) or in the other Notes Documents shall be given or made in writing (including by telecopy or email) delivered, if to the Issuer, another Obligor, the Administrative Agent or any Noteholder, to its address specified on the signature pages hereto or its Guarantee Assumption Agreement, as the case may be, or at such other address as shall be designated by such party in a written notice to the other parties. Except as otherwise provided in this Agreement or therein, all such communications shall be deemed to have been duly given upon receipt of a legible copy thereof, in each case given or addressed as aforesaid. All such communications provided for herein by telecopy shall be confirmed in writing promptly after the delivery of such communication (it being understood that non-receipt of written confirmation of such communication shall not invalidate such communication). Notwithstanding anything to the contrary in this Agreement or any other Notes Document, notices, documents, certificates and other deliverables to the Noteholders by any Obligor may be made solely to the Administrative Agent and the Administrative Agent shall promptly deliver such notices, documents, certificates and other deliverables to the Noteholders.

14.03 Expenses, Indemnification, Etc.

(a) Expenses. Issuer agrees to pay or reimburse (i) the Administrative Agent and the Noteholders for all of their reasonable and documented out-of-pocket costs and expenses (including the reasonable and documented fees and expenses of counsel to the Administrative Agent, and printing, reproduction, document delivery, communication and travel costs) in connection with (x) the negotiation, preparation, execution and delivery of this Agreement and the other Notes Documents and the issuing of the Notes (exclusive of post-closing costs), (y) post-closing costs and expenses, any amendments, consents, waivers or other modifications, if any) and (z) the negotiation or preparation of any modification, supplement or waiver of any of the terms of this Agreement or any of the other Notes Documents (whether or not consummated), in excess of the Expense Deposit (as defined in the Proposal Letter) and (ii) the Administrative Agent and the Noteholders for all of their reasonable and documented out-of-pocket costs and expenses (including the reasonable and documented fees and expenses of legal counsel) in connection with any enforcement or collection proceedings resulting from the occurrence of an Event of Default.

(b) Exculpation, Indemnification, etc.

(i) In no event shall any party hereto, any successor, transferee or assignee of any party hereto, or any of their respective Affiliates, directors, officers, employees, attorneys, agents, advisors or controlling parties (each, an “Exculpated Party”) have any obligation or responsibility for (and the Obligors and the Secured Parties, as applicable, jointly and severally waive any claims they may have in respect of) any Loss, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the other Notes Document or any of the Transactions or the actual or proposed use of the proceeds of the Notes; provided that, nothing in this clause (i) shall relieve any Obligor of any obligation such Obligor may have to indemnify an Indemnified Party, as provided in clause (ii) below, against any special, indirect, consequential or punitive damages asserted against such Indemnified Party by a third party. Each party hereto agrees, to the fullest extent permitted by applicable Law, that it will not assert, directly or indirectly, any Claim against any Exculpated Party with respect to any of the foregoing.

(ii) (Each Obligor, jointly and severally, hereby indemnifies the Administrative Agent, each Noteholder, each of their respective permitted successors, transferees and assigns and each of their respective Affiliates, directors, officers, employees, attorneys, agents, advisors and controlling parties (each, an “Indemnified Party”) from and against, and agrees to hold them harmless against, any and all Claims and Losses of any kind (including reasonable fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to any investigation, litigation or proceeding (each, a “Proceeding”) or the preparation of any defense with respect thereto arising out of or in connection with or relating to this Agreement or any of the other Notes Documents or the Transactions or any use made or proposed to be made with the proceeds of the Notes, whether or not such Proceeding is brought by any Obligor, any of its Subsidiaries, any of its shareholders or creditors, an Indemnified Party or any other Person, or an Indemnified Party is otherwise a party thereto, and whether or not any of the conditions precedent set forth in Section 6 are satisfied or the other transactions contemplated by this Agreement are consummated, except to the extent such Claim or Loss is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. No Obligor shall assert any Claim against any Indemnified Party, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the other Notes Documents or any of the Transactions or the actual or proposed use of the proceeds of the Notes. This Section 14.03(b) shall not apply with respect to Taxes other than any Taxes that represent Losses arising from any non-Tax Claim.

14.04 Amendments, Etc. Except as otherwise expressly provided in this Agreement, any provision of this Agreement and any other Notes Document may be modified or supplemented only by an instrument in writing signed by the Obligors, the Administrative Agent and the Majority Noteholders; provided that:

(a) any such modification or supplement that is disproportionately adverse to any Noteholder as compared to other Noteholders or subjects any Noteholder to any additional obligation shall not be effective without the consent of such affected Noteholder;

(b) the consent of all of the Noteholders shall be required to:

(i) amend, modify, discharge, terminate or waive any of the terms of this Agreement or any other Notes Document if such amendment, modification, discharge, termination or waiver would increase the principal amount of the Notes or any Commitment;

(ii) postpone or delay any date fixed for, or reduce or waive, any scheduled installment of principal or any payment of interest, fees or other amounts (other than principal) due to the Noteholders;

(iii) reduce the principal of, or the rate of interest specified herein (it being agreed that waiver of the default interest shall only require the consent of Majority Noteholders) or the amount of interest payable in cash specified herein in respect of any Note, or of any fees or other amounts payable hereunder or under any other Notes Document due to the Noteholders;

(iv) amend or waive compliance with the conditions precedent to the obligations of Noteholders to subscribe for Notes in Section 6;

(v) amend, modify, discharge, terminate or waive any Security Document if the effect is to discharge the Issuer or any Subsidiary from their respective Obligations, or release a material part of the Collateral, in each case other than pursuant to the terms of hereof and thereof; or

(vi) amend this Section 14.04 or the definition of “Majority Noteholders”.

(c) if the Administrative Agent and the Issuer shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Notes Documents, then the Administrative Agent and the Issuer shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Notes Document if the same is not objected to in writing by the Majority Noteholders to the Administrative Agent within ten (10) Business Days following receipt of notice thereof.

14.05 Successors and Assigns.

(a) General. The provisions of this Agreement and the other Notes Documents shall be binding upon and shall inure to the benefit of the parties hereto or thereto and their respective successors and assigns permitted hereby or thereby, except that no Obligor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent. Any Noteholder may assign or otherwise transfer any of its rights or obligations hereunder or under any of the other Notes Documents (i) to an assignee in accordance with the provisions of Section 14.05(b), (ii) by way of participation in accordance with the provisions of Section 14.05(e), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 14.05(h). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 14.05(f) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Noteholders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Noteholder. Any Noteholder may at any time transfer or assign to one or more Eligible Transferees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Notes at the time owing to it) and the other Notes Documents; provided that (i) no such assignment shall be made to any Obligor, any Affiliate of any Obligor, or any employees or directors of any Obligor at any time, (ii) no such assignment shall be made without the prior written consent of the Administrative Agent (other than for assignments to another Lender or an Affiliate of a Lender, for which the consent of the Administrative Agent shall not be required), and (iii) so long as no Event of Default has occurred and is continuing, no such assignment shall be made without the prior written consent of the Issuer (such consents (x) not to be unreasonably withheld, delayed or conditioned and (y) not required for assignments to another Lender or an Affiliate of a Lender); provided that the Issuer shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

provided that if an Event of Default has occurred and is continuing under Sections 11.01(a), (b), (d) (with respect to any covenant under Section 10), (h), (i), (j) or (o), a Noteholder may transfer or assign all or a portion of its rights and obligations under this Agreement (including all or a portion of the Notes at the time owing to it) and the other Notes Documents to a Disqualified Institution. Subject to the recording thereof by the Noteholder pursuant to Section 14.05(d), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of such Noteholder under this Agreement and the other Notes Document, and correspondingly the assigning Noteholder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of a transfer or assignment covering all of the Noteholder’s rights and obligations under this Agreement, such Noteholder shall cease to be a party hereto) and the other Notes Documents but shall continue to be entitled to the benefits of Section 5 and Section 14.03. Any assignment or transfer by the Noteholder of rights or obligations under this Agreement that does not comply with this Section 14.05(b) shall be treated for purposes of this Agreement as a sale by such Noteholder of a participation in such rights and obligations in accordance with Section 14.05(e).

(c) Amendments to Notes Document. Each of the Administrative Agent, the Noteholders, the Issuer and its Subsidiaries agrees to enter into such amendments to the Notes Documents, and such additional Security Documents and other instruments and agreements, in each case in form and substance reasonably acceptable to the Administrative Agent, the Noteholders, the Issuer and its Subsidiaries, as shall reasonably be necessary to implement and give effect to any assignment made under this Section 14.05.

(d) Notes Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Issuer, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Noteholders, and the Commitments of, and principal amounts (and stated interest) of the Notes owing to, each Noteholder pursuant to the terms hereof from time to time (the “Notes Register”). The entries in the Notes Register shall be conclusive absent manifest error, and the Issuer, the Administrative Agent and the Noteholders shall treat each Person whose name is recorded in the Notes Register pursuant to the terms hereof as a Noteholder hereunder for all purposes of this Agreement. The Notes Register shall be available for inspection by the Issuer and any Noteholder, at any reasonable time and from time to time upon reasonable prior notice.

(e) Participations. Any Noteholder may at any time, without the consent of, or notice to, the Issuer, sell participations to any Person (other than a Disqualified Institution (so long as no Event of Default shall have occurred and is continuing), natural person or any Obligor or any of its Subsidiaries or Affiliates) (each, a “Participant”) in all or a portion of the Noteholder’s rights and/or obligations under this Agreement (including all or a portion of the Commitment and/or the Notes owing to it); provided that (i) such Noteholder’s obligations under this Agreement shall remain unchanged, (ii) such Noteholder shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Issuer shall continue to deal solely and directly with such Noteholder in connection therewith. Any agreement or instrument pursuant to which any Noteholder sells such a participation shall provide that such Noteholder shall retain the sole right to enforce the Notes Documents and to approve any amendment, modification or waiver of any provision of the Notes Documents; provided that such agreement or instrument may provide that such Noteholder shall not, without the consent of the Participant, agree to any amendment, modification or waiver that would (i) increase or extend the term of such Noteholder’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Notes or any portion of any fee hereunder payable to the Participant, (iii) reduce the amount of any such payment of principal, or (iv) reduce the rate at which interest is payable thereon to a level below the rate at which the Participant is entitled to receive such interest. Subject to Section 14.05(f), the Issuer agrees that each Participant shall be entitled to the benefits of Section 5 (subject to the requirements and limitations therein including the requirements under Section 5.03(f) (it being understood that the documentation required under Section 5.03(f) shall be delivered to the participating Noteholder)) to the same extent as if it were a Noteholder and had acquired its interest by assignment pursuant to Section 14.05(b). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 4.03(a) as though it were a Noteholder.

(f) Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Sections 5.01 or 5.03 than such Noteholder would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a change in Law that occurs after the Participant acquired the applicable participation.

(g) Participant Register. Each Noteholder that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Issuer, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Notes or other Obligations under the Notes Documents (the “Participant Register”); provided that no Noteholder shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Notes, or its other Obligations under any Notes Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Note, or other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Noteholder shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(h) Certain Pledges. Any Noteholder may at any time pledge or assign a security interest in all or any portion of its rights under the Notes Documents to secure obligations of such Noteholder, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Noteholder from any of its obligations hereunder or substitute any such pledgee or assignee for such Noteholder as a party hereto.

14.06 Survival. The obligations of the Issuer under Sections 5.01, 5.02, 5.03, 14.03, 14.05, 14.06, 14.09, 14.10, 14.11, 14.12, 14.13, 14.14 and the obligations of the Guarantors under Section 13 (solely to the extent guaranteeing any of the obligations under the foregoing Sections) shall survive the repayment of the Obligations and the termination of the Commitment and, in the case of the Noteholders’ assignment of any interest in the Commitment or the Notes hereunder, shall survive, in the case of any event or circumstance that occurred prior to the effective date of such assignment, the making of such assignment, notwithstanding that the Noteholders may cease to be “Noteholders” hereunder. In addition, each representation and warranty made, or deemed to be made by a Notes Subscription Request, herein or pursuant hereto shall survive the making of such representation and warranty.

14.07 Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

14.08 Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or electronic transmission (in PDF format) shall be effective as delivery of a manually executed counterpart hereof. Any signature (including, without limitation, (x) any electronic symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record and (y) any facsimile or .pdf signature) hereto or to any other certificate, agreement or document related to this Agreement, and any contract formation or record-keeping, in each case, through electronic means, shall have the same legal validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state law based on the Uniform Electronic Transactions Act, and the parties hereto hereby waive any objection to the contrary. Each party hereby consents to the execution of this Agreement by way of electronic signature.

14.09 Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of New York, without regard to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction; provided that Section 5-1401 of the New York General Obligations Law shall apply.

14.10 Jurisdiction, Service of Process and Venue.

(a) Submission to Jurisdiction. Each Obligor agrees that any suit, action or proceeding with respect to this Agreement or any other Notes Document to which it is a party or any judgment entered by any court in respect thereof may be brought initially in the federal or state courts in New York, New York and irrevocably submits to the non-exclusive jurisdiction of each such court for the purpose of any such suit, action, proceeding or judgment. This Section 14.10(a) is for the benefit of the Administrative Agent and the Noteholders only and, as a result, no Noteholder shall be prevented from taking proceedings in any other courts with jurisdiction. To the extent allowed by any applicable Law, the Noteholders may take concurrent proceedings in any number of jurisdictions.

(b) Alternative Process; Process Agent. Nothing herein shall in any way be deemed to limit the ability of the Administrative Agent and the Noteholders to serve any process or summons in any manner permitted by any applicable Law. Each Obligor that is organized under the laws of a jurisdiction outside the United States of America hereby appoints Autolus Inc., with an office at 15810 Gaither Drive, Suite 230, Gaithersburg, MD 20877-1440, as its agent for service of process in any matter related to this Agreement or the other Notes Documents, and Autolus Inc. hereby accepts such appointment by each such Obligor.

(c) Waiver of Venue, Etc. Each Obligor irrevocably waives to the fullest extent permitted by law any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Notes Document and hereby further irrevocably waives to the fullest extent permitted by law any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment (in respect of which time for all appeals has elapsed) in any such suit, action or proceeding shall be conclusive and may be enforced in any court to the jurisdiction of which the Issuer is or may be subject, by suit upon judgment.

14.11 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER NOTES DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

14.12 Waiver of Immunity. To the extent that any Obligor may be or become entitled to claim for itself or its property or revenues any immunity on the ground of sovereignty or the like from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment or execution of a judgment, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), such Obligor hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity with respect to its obligations under this Agreement and the other Notes Documents.

14.13 Entire Agreement. This Agreement and the other Notes Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including (a) any confidentiality (or similar) agreements and (b) the Proposal Letter. EACH OBLIGOR ACKNOWLEDGES, REPRESENTS AND WARRANTS THAT IN DECIDING TO ENTER INTO THIS AGREEMENT AND THE OTHER NOTES DOCUMENTS OR IN TAKING OR NOT TAKING ANY ACTION HEREUNDER OR THEREUNDER, IT HAS NOT RELIED, AND SHALL NOT RELY, ON ANY STATEMENT, REPRESENTATION, WARRANTY, COVENANT, AGREEMENT OR UNDERSTANDING, WHETHER WRITTEN OR ORAL, OF OR WITH ADMINISTRATIVE AGENT OR THE NOTEHOLDERS OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER NOTES DOCUMENTS.

14.14 Severability. If any provision hereof is found by a court to be invalid or unenforceable, to the fullest extent permitted by any applicable Law the parties agree that such invalidity or unenforceability shall not impair the validity or enforceability of any other provision hereof.

14.15 No Fiduciary Relationship. The Issuer acknowledges that the Administrative Agent and the Noteholders have no fiduciary relationship with, or fiduciary duty to, the Issuer arising out of or in connection with this Agreement or the other Notes Documents, and the relationship between the Noteholders and the Issuer is solely that of creditor and debtor. This Agreement and the other Notes Documents do not create a joint venture among the parties.

14.16 Confidentiality. The Administrative Agent and each Noteholder agree to keep confidential all non-public and other confidential information provided to them in writing by any Obligor pursuant to this Agreement that is designated by such Obligor as confidential in accordance with its customary procedures for handling its own confidential information; provided that nothing herein shall prevent the Administrative Agent or any Noteholder from disclosing any such information (i) subject to an agreement to comply with the provisions of this Section, to the Administrative Agent, any other Noteholder, any Affiliate of a Noteholder or any Eligible Transferee or other assignee permitted under Section 14.05(b), (ii) subject to an agreement to comply with the provisions of this Section, to any actual or prospective direct or indirect counterparty to any Hedging Agreement (or any professional advisor to such counterparty), (iii) to its employees, officers, directors, agents, attorneys, accountants, trustees and other professional advisors or those of any of its affiliates (collectively, its “Related Parties”); provided that such Related Parties are subject to obligations of confidentiality at least as restrictive as set forth in this Section 14.16, and the applicable Noteholder shall remain liable hereunder for any breach of this Section 14.16 by any of its Related Parties, (iv) upon the request or demand of any Governmental Authority or any Governmental Authority having jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (v) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any applicable Law, (vi) if requested or required to do so in connection with any litigation or similar proceeding; provided that, unless otherwise prohibited by applicable Law, court order or decree, the Administrative Agent and each Noteholder, as applicable, shall provide prior notice to the Obligor to allow such Obligor an opportunity to obtain a protective order, (vii) that has been publicly disclosed (other than as a result of a disclosure in violation of this Section 14.16), (viii) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Noteholder’s investment portfolio in connection with ratings issued with respect to such Noteholder, (ix) in connection with the exercise of any remedy permitted hereunder or under any other Notes Document, (x) on a confidential basis to (A) any rating agency in connection with rating the Issuer or any of its Subsidiaries or the Notes or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers of other market identifiers with respect to the Notes or (xi) to any other party hereto.

14.17 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Notes, together with all fees, charges and other amounts that are treated as interest on such Notes under applicable Law (collectively, “charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Administrative Agent and the Noteholder holding such Notes in accordance with applicable Law, the rate of interest payable in respect of such Notes hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate. To the extent lawful, the interest and charges that would have been paid in respect of such Notes but were not paid as a result of the operation of this Section shall be cumulated and the interest and charges payable to such Noteholder in respect of other Notes or periods shall be increased (but not above the amount collectible at the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate for each day to the date of repayment, shall have been received by such Noteholder. Any amount collected by such Noteholder that exceeds the maximum amount collectible at the Maximum Rate shall be applied to the reduction of the principal balance of such Notes so that at no time shall the interest and charges paid or payable in respect of such Notes exceed the maximum amount collectible at the Maximum Rate.

14.18 Early Redemption Fee. The parties hereto acknowledge and agree that, to the extent the Early Redemption Fee is applicable to any repurchase, repayment or redemption of principal of any Notes at any time, such Early Redemption Fee is not intended to be a penalty assessed as a result of any such repurchase, repayment or redemption of the Notes, but rather is the product of a good faith, arm’s length commercial negotiation between the Issuer and the Noteholders relating to the mutually satisfactory compensation payable to the Noteholders by the Issuer in respect of the Notes made hereunder. In furtherance of the foregoing, to the fullest extent permitted by applicable Law, the Obligors hereby jointly and severally waive any rights or Claims any of them may have under any such applicable Law (whether or not in effect on the Closing Date) that would prohibit or restrict the payment of the Early Redemption Fee under any of the circumstances provided herein or in any other Notes Document, including payment after acceleration of the Notes.

14.19 Judgment Currency.

(a) If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent permitted by Law, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Administrative Agent could purchase Dollars with such other currency at the buying spot rate of exchange in the New York foreign exchange market on the Business Day immediately preceding that on which any such judgment, or any relevant part thereof, is given.

(b) The obligations of the Obligors in respect of any sum due to the Administrative Agent hereunder and under the other Notes Documents shall, notwithstanding any judgment in a currency other than Dollars, be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in such other currency the Administrative Agent may, in accordance with normal banking procedures, purchase Dollars with such other currency. If the amount of Dollars so purchased is less than the sum originally due to the Administrative Agent in Dollars, the Issuer agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent against such loss. If the amount of Dollars so purchased exceeds the sum originally due to the Administrative Agent in Dollars, the Administrative Agent shall remit such excess to the Issuer.

14.20 USA PATRIOT Act. The Administrative Agent and the Noteholders hereby notify the Obligors that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), they are required to obtain, verify and record information that identifies the Obligors, which information includes the name and address of each Obligor and other information that will allow such Person to identify such Obligor in accordance with the Patriot Act.

14.21 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Notes Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Notes Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Notes Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

ISSUER:

AUTOLUS THERAPEUTICS PLC

By	/s/ Chirstian Itin
Name: Christian Itin
Title: Chief Executive Officer

Address for Notices:

Autolus Limited
The MediaWorks
191 Wood Lane
London W12 7FP, United Kingdom
Email: [***]

GUARANTORS:

AUTOLUS HOLDINGS (UK) LIMITED

By	/s/ Chirstian Itin
Name: Christian Itin
Title: Chief Executive Officer

Address for Notices:

Autolus Limited
The MediaWorks
191 Wood Lane
London W12 7FP, United Kingdom
Email: [***]

[Signature Page to Note Purchase Agreement and Guaranty]

AUTOLUS LIMITED

By	/s/ Chirstian Itin
Name: Christian Itin
Title: Chief Executive Officer

Address for Notices:

Autolus Limited
The MediaWorks
191 Wood Lane
London W12 7FP, United Kingdom
Email: [***]

AUTOLUS INC.

By	/s/ Chirstian Itin
Name: Christian Itin
Title: Chief Executive Officer

Address for Notices:

Autolus Limited
The MediaWorks
191 Wood Lane
London W12 7FP, United Kingdom
Email: [***]

AUTOLUS GMBH

By	/s/ Chirstian Itin
Name: Christian Itin
Title: Chief Executive Officer

Address for Notices:

Autolus Limited
The MediaWorks
191 Wood Lane
London W12 7FP, United Kingdom
Email: [***]

[Signature Page to Note Purchase Agreement and Guaranty]

ADMINISTRATIVE AGENT:

PERCEPTIVE CREDIT HOLDINGS V, LP

By: PERCEPTIVE CREDIT OPPORTUNITIES GP, LLC, its general partner

By	/s/ Sandeep Dixit
Name: Sandeep Dixit
Title: Chief Credit Officer

By	/s/ Sam Chawla
Name: Sam Chawla
Title: Portfolio Manager

Address for Notices:
Perceptive Credit Holdings V, LP c/o Perceptive Advisors LLC 51 Astor Place, 10th Floor
New York, NY 10003
Attn: Sandeep Dixit
Email:[***]
[***]

[Signature Page to Note Purchase Agreement and Guaranty]

NOTEHOLDERS:

PERCEPTIVE CREDIT HOLDINGS V, LP

By: PERCEPTIVE CREDIT OPPORTUNITIES GP, LLC, its general partner

By	/s/ Sandeep Dixit
Name: Sandeep Dixit
Title: Chief Credit Officer

By	/s/ Sam Chawla
Name: Sam Chawla
Title: Portfolio Manager

Address for Notices:
Perceptive Credit Holdings V, LP c/o Perceptive Advisors LLC 51 Astor Place, 10th Floor
New York, NY 10003
Attn: Sandeep Dixit
Email:[***]
[***]

[Signature Page to Note Purchase Agreement and Guaranty]